                                               Filed pursuant to Rule 424(b)(3)
                                               Registration No. 333-28231

PROSPECTUS


                               4,500,000 SHARES

                             BOSTON CHICKEN, INC.
       LOGO                      COMMON STOCK

                                ---------------

  The 4,500,000 shares of common stock, $.01 par value per share ("Common Stock"), covered by this Prospectus may be offered and issued from time to time by Boston Chicken, Inc. (the "Company") in connection with acquisitions of other businesses, real or personal properties, or securities in accordance with Rule 415(a) (1) (viii) of Regulation C under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus may also be used, with the Company's prior consent, by persons who have received or will receive shares pursuant to this Prospectus and who wish to offer and sell such shares under circumstances requiring or making desirable its use. See "Securities Covered by this Prospectus".

  The Common Stock is traded on the Nasdaq National Market under the symbol "BOST". On July 17, 1997, the last sales price of the Common Stock as reported on the Nasdaq National Market was $12 15/16 per share. See "Price Range of Common Stock and Dividend Policy".

  SEE "RISK FACTORS" ON PAGE 6 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                                ---------------

THESE SECURITIES  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION, NOR  HASTHE SECURI-
  TIES AND  EXCHANGE COMMISSION  OR ANY  STATE SECURITIES  COMMISSION PASSED
   UPON THE ACCURACY OR ADEQUACY  OF THIS PROSPECTUS. ANY REPRESENTATION TO
    THE CONTRARY IS A CRIMINAL OFFENSE.

                                ---------------

                 The date of this Prospectus is July 23, 1997

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES OR AN OFFER TO ANY PERSON IN ANY JURISDICTION WHERE SUCH OFFER WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information.....................................................    2
Prospectus Summary........................................................    3
Special Note Regarding Forward-Looking Statements.........................    6
Risk Factors..............................................................    6
Securities Covered by this Prospectus.....................................   10
Recent Developments.......................................................   12
The Company...............................................................   13
Price Range of Common Stock and Dividend Policy...........................   26
Selected Consolidated Financial and Store Data............................   27
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   29
Management................................................................   39
Principal Stockholders and Security Ownership of Management...............   41
Executive Compensation....................................................   44
Certain Transactions......................................................   46
Description of Capital Stock..............................................   53
Experts...................................................................   54
Index to Financial Statements.............................................  F-1

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements, and other information with the Securities and Exchange Commission (the "Commission"). Reports, registration statements, proxy statements, and other information filed by the Company with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's Regional Offices, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

  The Company has filed a Registration Statement on Form S-1 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), in respect of the Common Stock offered hereby. For purposes hereof, the term "Registration Statement" means the initial Registration Statement and any and all amendments thereto. This Prospectus omits certain information contained in the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto. Statements herein concerning the contents of any contract or other document are not necessarily complete, and in each instance reference is made to such contract or other document filed with the Commission as an exhibit to the Registration Statement, or otherwise, each such statement being qualified by, and subject to, such reference in all respects.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements of the Company and Notes thereto included in this Prospectus. References in this Prospectus to the "Company" mean the Company, its predecessors, and its and their subsidiaries from time to time, unless the context otherwise requires. Boston Chicken(R) and Boston Market(R) are trademarks owned by the Company, and Einstein Bros.(TM) and Noah's New York Bagels(R) are trademarks owned by Einstein/Noah Bagel Corp.

                                  THE COMPANY

  The Company franchises and operates retail food service stores under the Boston Market brand name that specialize in fresh, convenient meals featuring home style entrees of chicken, turkey, ham, and meat loaf, as well as sandwiches and a variety of freshly prepared vegetables, salads, and other side dishes. As of April 20, 1997, the Boston Market system included 1,159 stores located in 38 states and the District of Columbia, 915 of which are operated by area developers partially financed by the Company with convertible secured revolving loans, 226 of which are Company stores, and 18 of which are operated by other franchisees. As of April 20, 1997, the Company had entered into area development agreements that provide for the development of 2,425 additional stores. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6. See also "Risk Factors--Expansion/Dependence on Area Developers," "Recent Developments" and "The Company--Area Developers".

  The Boston Market concept combines the fresh, flavorful, and appealing meals associated with traditional home cooking with the convenience associated with fast food. Boston Market stores feature a clean, bright, and inviting environment to purchase a meal for take-out or in-store dining. Primary entrees include rotisserie roasted chicken and turkey breast, double-glazed baked ham, and double-sauced meat loaf. Side dishes designed to complement these entrees include mashed potatoes made from scratch, corn, stuffing, creamed spinach, butternut squash, garlic and dill potatoes, baked beans, macaroni and cheese, cranberry walnut relish, cinnamon apples, and a variety of chilled salads. Stores also offer a variety of freshly carved chicken, turkey, ham and meat loaf sandwiches under the Boston Carver(R) and Extreme Carver(TM) brand names; fresh-baked chicken pot pies; chicken and other soups; beverages; desserts; and other items.

  The Company owns approximately 17.3 million shares (representing approximately 52%) of the outstanding common stock of Einstein/Noah Bagel Corp. ("ENBC") as of July 17, 1997. ENBC franchises specialty retail stores that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and bagel sandwiches, and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. The common stock of ENBC is quoted on the Nasdaq National Market under the symbol "ENBX". On July 17, 1997, the last sale price of the common stock of ENBC as reported on the Nasdaq National Market was $12 5/8 per share. See "The Company--Einstein/Noah Bagel Corp."

  The Company was incorporated as a Massachusetts corporation in March 1988 and was reincorporated in the State of Delaware in September 1993. The Company's principal executive offices are located at 14103 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086, and its telephone number is (303) 278-9500.

                                  RISK FACTORS

  AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS."

                              RECENT DEVELOPMENTS

  On May 28, 1997, the Board of Directors of the Company determined that, effective upon the sale by Saad J. Nadhir to other persons of a majority of his interest in the common stock of Progressive Food Concepts, Inc. ("PFCI") and Mr. Nadhir's resignation as an officer of PFCI, the number of directors of the Company would increase to ten and Mr. Nadhir would be appointed as a director and Co-Chairman of the Company, in each case without further action by the Board. On May 29, 1997, the Company announced that Scott Beck was assuming day-to-day management of the Company's Boston Market division, and that Larry Zwain, who had previously served as President and Chief Executive Officer of the Company's Boston Market division, would remain active in the Company's business through his position as Vice Chairman of the Company's Board of Directors. The Company also announced that it was not satisfied with current sales momentum in Boston Market stores or the level of discounts and promotions that currently characterize the system's marketing efforts, and that it intended to refocus the Company on its core home meal replacement business. Finally, the Company indicated that it was finalizing plans with its area developers to simplify the system's organizational structure to reduce duplication between the area developers and the Company's support center, to streamline certain administrative functions and to facilitate a higher level of store focus systemwide.

  On June 2, 1997, the Company reduced its support center workforce by approximately 115 people. The Company estimates that the workforce reductions will result in a one-time charge of up to $4.0 million in the second quarter of 1997. Such workforce reductions were primarily the result of the elimination of duplicative positions and the consolidation of various administrative functions. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  On June 25, 1997, the Company announced that it and its area developers had completed their review of store development plans and expect to open a total of 150 to 200 Boston Market stores in fiscal year 1997 and a total of 150 to 250 Boston Market stores in fiscal year 1998. The Company's original objective was to open approximately 300 stores in each such fiscal year. The Company has also announced that fewer than expected store openings will negatively impact earnings expectations for 1997 and 1998. The Company also announced that it is seeing sales weakness in Boston Market stores during the second quarter of fiscal 1997. The Company believes that such sales weakness is primarily attributable to transitioning its marketing strategy away from high levels of price-promoted offers and media spending and an emphasis on lunch products to reduced levels of price-promoted offers and media spending and an emphasis on dinner products. The Company believes that it may take several quarters for customer transactions to return to historical levels in light of fewer price-promoted offers and lower media spending. See "Risk Factors-- Expansion/Dependence on Area Developers," "The Company--Current Initiatives in the Boston Market System--Marketing Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." SEE ALSO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

                 SUMMARY CONSOLIDATED FINANCIAL AND STORE DATA
           (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)

                             FISCAL YEARS ENDED(1)          QUARTERS ENDED(1)
                         --------------------------------  --------------------
                         DEC. 25,   DEC. 31,    DEC. 29,   APR. 21,   APR. 20,
                           1994       1995      1996(2)      1996       1997
                         --------  ----------  ----------  --------  ----------
                                                               (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
  Total revenue......... $ 96,151  $  159,479  $  264,508  $ 47,347  $  116,764
  Income from opera-
   tions................   24,611      67,238      91,329    28,547      46,021
  Net income............   16,173      33,559      66,958    15,649      21,448
   Net income per common
    and equivalent
    share............... $   0.38  $     0.66  $     1.01  $   0.24  $     0.32
   Weighted average num-
    ber of common and
    equivalent shares
    outstanding.........   42,861      50,972      66,501    64,317      67,966
STORE DATA (UNAUDITED):
  Systemwide Boston Mar-
   ket store revenue
   (3).................. $383,691  $  792,948  $1,166,591  $311,798  $  415,238
  Number of Boston Mar-
   ket stores:
    Beginning of period.      217         534         829       829       1,087
    Opened..............      323         310         273        70          72
    Closed (4)..........       (6)        (15)        (15)       (5)          0
                         --------  ----------  ----------  --------  ----------
    End of period.......      534         829       1,087       894       1,159
                         ========  ==========  ==========  ========  ==========
    Company stores......       41           3         105         3         226
    Franchised stores...      493         826         982       891         933
CONSOLIDATED BALANCE
 SHEET DATA:
  Working capital....... $ 32,049  $  313,483  $   58,829            $   (3,584)
  Notes receivable......  202,500     456,034     800,519               852,834
  Total assets..........  426,982   1,073,877   1,543,616             1,635,917
  Long-term debt........  130,000     307,178     312,454               381,871
  Stockholders' equity.. $259,815  $  716,831  $  935,840            $  968,989

--------
(1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods and each of the remaining quarters consists of three periods. The fiscal year ended December 31, 1995 includes 53 weeks of operations.
(2) On June 17, 1996, the Company began consolidating ENBC's results of operations as a result of the Company's conversion of its loan to ENBC into a majority equity interest in ENBC's common stock. Giving pro forma effect to the Company's loan conversion as of the beginning of the Company's fiscal year, revenue, net income, and net income per common and equivalent share were $292,030,000, $59,522,000, and $0.90, respectively.
(3) Includes gross revenue for all stores in the Boston Market system.
(4) Such stores were closed due to operating or site-related issues, changes in the market or trade area, changes in store development strategy, or failure of the store to meet desired sales or profitability levels. Of such stores, the Company closed two stores located in Michigan and area developers closed the remaining stores located in 15 states. Such stores were open for an average of 2.5 years prior to their closing. Costs associated with such closings were expensed by the owners of such stores.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

  CERTAIN STATEMENTS SET FORTH UNDER THE CAPTION "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS CONSTITUTE "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, ENBC, BOSTON MARKET INTERNATIONAL, INC. ("BMI"), THEIR AREA DEVELOPERS, FRANCHISEES, AND LICENSEES, BOSTON MARKET STORES, EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES AND PROGRESSIVE FOOD CONCEPTS, INC. ("PFCI") TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: COMPETITION; SUCCESS OF OPERATING INITIATIVES, INCLUDING ROLL-OUT OF THE F.A.S.T. TRACK(TM)(TM) SYSTEM AT BOSTON MARKET STORES; DEVELOPMENT AND OPERATING COSTS; AREA DEVELOPERS' ADHERENCE TO DEVELOPMENT SCHEDULES; ADVERTISING AND PROMOTIONAL EFFORTS; BRAND AWARENESS; ADVERSE PUBLICITY; ACCEPTANCE OF NEW PRODUCT OFFERINGS; EXPANSION OF THE HOLIDAY HOME MEAL REPLACEMENT BUSINESS; AVAILABILITY, LOCATIONS, AND TERMS OF SITES FOR STORE DEVELOPMENT; CHANGES IN BUSINESS STRATEGY, INCLUDING THE POSSIBLE INTEGRATION OF FRESH, READY-TO-HEAT PREPARED FOODS IN THE BOSTON MARKET CONCEPT; CHANGES IN DEVELOPMENT PLANS; AVAILABILITY AND TERMS OF CAPITAL; FOOD, LABOR, AND EMPLOYEE BENEFIT COSTS; CHANGES IN GOVERNMENT REGULATIONS; REGIONAL WEATHER CONDITIONS; AND OTHER FACTORS REFERENCED IN THIS PROSPECTUS. THE SUCCESS OF THE COMPANY, ENBC, AND BMI IS DEPENDENT ON THEIR RESPECTIVE AREA DEVELOPERS, FRANCHISEES AND LICENSEES, AND THE MANNER IN WHICH THEY OPERATE AND DEVELOP BOSTON MARKET STORES AND EINSTEIN BROS. BAGELS AND NOAH'S NEW YORK BAGELS STORES. IN ADDITION TO STATEMENTS THAT EXPLICITLY DESCRIBE SUCH RISKS AND UNCERTAINTIES, READERS ARE URGED TO CONSIDER STATEMENTS THAT INCLUDE THE TERMS "BELIEVES," "BELIEF," "EXPECTS," "PLANS," "ANTICIPATES," "INTENDS" OR THE LIKE TO BE UNCERTAIN AND FORWARD-LOOKING. ALL CAUTIONARY STATEMENTS MADE HEREIN SHOULD BE READ AS BEING APPLICABLE TO ALL FORWARD-LOOKING STATEMENTS WHEREVER THEY APPEAR. IN THIS CONNECTION, INVESTORS SHOULD CONSIDER THE RISKS DESCRIBED HEREIN. SEE "RISK FACTORS".

                                 RISK FACTORS

  In evaluating an investment in the Common Stock, prospective investors should carefully consider the following factors in addition to the other information contained in this Prospectus.

COMPETITION

  The food service industry is intensely competitive with respect to food quality, concept, location, service, and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with national, regional, and local take-out food service companies, quick service restaurants, casual full-service dine-in restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores.

RISKS ASSOCIATED WITH THE FOOD SERVICE INDUSTRY

  Food service businesses are often affected by changes in consumer tastes, national, regional, and local economic conditions, demographic trends, traffic patterns, and the type, number, and location of competing restaurants. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. Dependence on frequent deliveries of produce and supplies also subjects food service businesses such as the Company to the risk that shortages or interruptions in supply caused by adverse weather or other conditions could adversely affect the availability, quality, and cost of ingredients. In addition, material changes in, or the Company's failure to comply with, applicable federal, state, and local government regulations, and factors such as inflation, increased food, labor, and employee benefits costs, regional weather conditions, and unavailability of an adequate number of experienced managers and hourly employees may also adversely affect the food service industry in general and the Company's results of operations and financial condition in particular.

EXPANSION/DEPENDENCE ON AREA DEVELOPERS

  As of April 20, 1997, there were 1,159 Boston Market stores in operation systemwide and the Company had entered into area development agreements that provide for the opening of 2,425 additional stores. However, as a result of a number of factors, including the availability and cost of capital to the restaurant industry in general and to the Company in particular and recent store performance, as well as the possible opportunity to integrate offerings of fresh, ready-to-heat prepared foods in existing or future Boston Market stores, the Company and its area developers have determined to reduce the rate of store development. Such reduction will not alter the total number of stores committed to be opened under the existing area development agreements. The Company is currently negotiating amendments to the development agreements with its area developers to extend the period over which the stores will be developed, which period was originally five to seven years. The Company expects that the reduction in store development will result in the opening systemwide of 150 to 200 Boston Market stores in fiscal year 1997 and 150 to 250 Boston Market stores in fiscal year 1998. There can be no assurance that the Company and its area developers will be able to achieve these goals, manage expanding operations effectively, or maintain or accelerate growth. The Company's original development objective was to open approximately 300 stores in each such fiscal year. The reduction in the rate of store development will negatively impact earnings for 1997 and 1998. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6. See also "Recent Developments."

  The Company has extended secured debt financing to its Boston Market area developers pursuant to which the Company has agreed to lend an aggregate of approximately $755.6 million, of which approximately $622.7 million had been advanced as of April 20, 1997. These loans subject the Company to the risks of being a secured lender, including those risks relating to borrower delinquency and default and the adequacy of the collateral for such loans. In connection with and as a result of the amendments to the area developers' area development agreements to effect the reduction in the rate of store development, the Company expects to amend such area developers' loan agreements with the Company to extend the principal draw and repayment periods under such loan agreements to reflect the extended store development schedules. See "--Need for Additional Capital," "The Company--Area Developers" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources".

  The Company's success is dependent upon its area developers and franchisees and the manner in which they develop and operate their Boston Market stores and manage their organizational and financial resources. The opening and success of stores are dependent on a number of factors, including the availability of suitable sites, the negotiation of acceptable lease or purchase terms for such sites, permitting and regulatory compliance, the ability to meet construction schedules, the ability to hire and train qualified personnel, the financial and other capabilities of the Company and its area developers, and general economic and business conditions. Not all of the foregoing factors are within the control of the Company or its area developers. The financial resources required by the Company's area developers to comply with their area development agreements are dependent upon, among other things, the number and cost of stores developed and store operating results. The cost to develop a store ranges from $700,000 to $1.5 million. The area developers have financed, and will continue to finance, their capital requirements through borrowings from the Company, equity, debt and lease financing from third parties and internally generated funds. There can be no assurance that area developers and franchisees will have the business abilities or access to financial resources necessary to open the Boston Market stores required by their development schedules or will successfully develop or operate Boston Market stores in their development areas in a manner consistent with the Company's concepts and standards. See "The Company--Area Developers". Because the amount of additional financing that the Company may provide to area developers depends on, among other things, the amount of funds internally generated by the area developers, the amount of additional equity, debt and lease financing to be obtained by the area developers from other parties and the cost of stores developed, the Company has not determined, nor is it able at present to reasonably estimate, any amount of additional financing that it may commit to such area developers. As of April 20, 1997, the Company had committed to lend the area developers an additional $132.9 million, which financing is expected to be substantially funded during 1997.

OPERATIONS OF EINSTEIN/NOAH BAGEL CORP.

  The Company owns approximately 17.3 million shares (representing approximately 52%) of the outstanding common stock of ENBC as of July 17, 1997. The nature of ENBC's business and operations expose it to risks substantially similar to those set forth herein with respect to the Company. In addition, ENBC is at a significantly earlier stage in its development program than is the Company. ENBC's anticipated expansion will require the addition of management, facilities, systems, and personnel. The failure by ENBC and its area developers to acquire necessary resources on a cost-effective basis could have a material adverse effect on the value of the Company's investment in ENBC and the contribution by ENBC to the earnings of the Company. There can be no assurance that ENBC and its area developers will be able to achieve their development and operating goals, manage expanding operations effectively, or maintain or accelerate growth. In addition, there can be no assurance of the viability of any of ENBC's brands in a particular geographic region or locale. The Company has made available to ENBC a $50.0 million unsecured, subordinated, non-convertible loan facility (no borrowings under which were outstanding as of July 17, 1997), which, if any amount were outstanding, would subject the Company to the risks of being an unsecured, subordinated lender, including those risks relating to delinquency and default by ENBC, the subordination of the Company's claims to senior indebtedness of ENBC, and the prior right of secured lenders to ENBC to realize upon assets of ENBC which secure such lenders' indebtedness. See "The Company--Einstein/Noah Bagel Corp."

DEVELOPMENT OF BUSINESS OF BOSTON MARKET INTERNATIONAL, INC.

  The Company and Boston Market International, Inc. ("BMI") have entered into a letter of intent with John Sun, a restaurant developer in Southeast Asia, that contemplates the grant by the Company to BMI of certain development rights and the formation of a new entity that would sublicense from BMI the right to develop up to 600 Boston Market stores in Taiwan and the People's Republic of China. No officer or director of the Company currently owns an equity interest in BMI. In addition, no executive officer or director of the Company is, or will be, an executive officer or director of BMI. BMI is a newly formed entity that intends to seek private equity financing from third parties, who may include officers and directors of the Company, in order to provide its initial equity capital. The Company is negotiating a license with BMI which would grant to BMI the rights to develop Boston Market stores in such countries, and a convertible loan from the Company to BMI which could be convertible into a majority equity interest in BMI. On May 31, 1997, the Company, BMI and Mr. Sun agreed to extend, until June 1, 1998, the period during which such parties may negotiate and execute definitive agreements providing for BMI's development of Boston Market stores and Mr. Sun's sublicense from BMI. The extension resulted from Mr. Sun's desire to explore the possible opportunity to integrate the offerings of fresh, ready-to-heat prepared foods in Boston Market international stores and the Company's desire to focus, in the short-run, on its domestic business. See "The Company--Boston Market International".

  The success of BMI and its area developers, franchisees, licensees, and/or joint venture partners in the development of the Boston Market brand and concept in foreign markets are subject to risks similar to those set forth above for the Company and its area developers. In addition, there can be no assurance that the contemplated transactions between the Company and BMI, or BMI and Mr. Sun, will be consummated, BMI and its area developers, franchisees, licensees, and/or joint venture partners will be able to raise sufficient capital when needed on satisfactory terms, foreign consumers will accept the Boston Market brand and concept, BMI will be able to successfully identify and recruit qualified area developers, franchisees, licensees, joint venture partners and suppliers in foreign markets, BMI will be able to obtain necessary foreign government approvals, or that compliance with foreign government regulations will not significantly adversely affect BMI's business plan.

DEVELOPMENT OF BUSINESS OF PROGRESSIVE FOOD CONCEPTS, INC.

  The Company has provided a $17.0 million convertible loan to Progressive Food Concepts, Inc. ("PFCI"). PFCI has entered into a series of agreements with Harry's Farmers Market, Inc. ("Harry's"), an operator of retail food stores in the Atlanta area. Scott Beck, the Company's Chairman of the Board, President and Chief Executive Officer, and Saad Nadhir, the former Co-Chairman of the Board and President of the Company, each own a 46.2% equity interest in PFCI, and Harry's owns a 7.6% interest in PFCI. Messrs. Beck and Nadhir currently intend to offer a significant portion of their shares of PFCI common stock to other persons, who may include area developers of the Company. The Board of Directors of the Company has determined that effective upon the sale by Mr. Nadhir to other persons of a majority of his interest in the common stock of PFCI and Mr. Nadhir's resignation as an officer of PFCI, the number of directors of the Company would increase to ten and Mr. Nadhir would be appointed as a director and Co-Chairman of the Company, in each case without further action by the Board. The success of PFCI is subject to the finalization and implementation of a business plan, adaptability of the Harry's business concepts to new markets and acceptance of such concepts by consumers in such markets, raising sufficient capital, obtaining the management and infrastructure necessary to implement such business plan, financial condition and results of operations of Harry's, and competition in the perishable fresh food, prepared foods, and specialty food businesses, as well as the grocery business generally. See "Recent Developments" and "The Company--Progressive Food Concepts, Inc."

NEED FOR ADDITIONAL CAPITAL

  The Company anticipates that it will have a continuing need for additional capital to accomplish its and its area developers' expansion goals. There can be no assurance that the Company will be able to raise such capital when needed on satisfactory terms. The Company currently offers loans to its area developers, ENBC, and PFCI, and is expected to offer loans to BMI, under loan agreements pursuant to which the Company is, and will be, subject to the risks of being a lender. See "The Company--Area Developers," "The Company-- Einstein/Noah Bagel Corp.," "The Company--Progressive Food Concepts, Inc." and "The Company--Boston Market International." The Company's management of its capital resources may be affected by the amount and timing of advances under such loan agreements and additional loan agreements. The Company's obligations under the loan agreements could affect the amount and timing of the Company's future capital financing requirements.

EFFECT OF CERTAIN CHARTER, BYLAW, AND OTHER PROVISIONS

  The Company's Certificate of Incorporation and Bylaws include certain provisions that may have the effect of discouraging a change in control of the Company. Such provisions include the requirement that all stockholder action must be effected at a duly-called annual or special meeting of stockholders and the requirement that stockholders follow an advance notification procedure for stockholder nominations of candidates for the Board of Directors and to present other stockholder business to be considered at any meeting of stockholders. In addition, the Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, and to issue authorized but unissued shares of Common Stock up to the maximum of 480,000,000 shares. The issuance of preferred stock or additional shares of Common Stock could have the effect of delaying, deferring, or preventing a change in control of the Company, even if such change in control would be beneficial to the Company's stockholders.

  The terms of the Company's Liquid Yield Option Notes due 2015 ("LYONs"), 4 1/2% Convertible Subordinated Debentures due 2004 ("4 1/2% Debentures") and 7 3/4% Convertible Subordinated Debentures due 2004 ("7 3/4% Debentures") provide that the Company will be required, as of 40 business days after the occurrence of a Change in Control (as defined) of the Company (occurring on or prior to June 1, 2000, in the case of the LYONs), to purchase for cash any LYON, 4 1/2% Debenture or 7 3/4% Debenture, at the option of the holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount (in the case of a LYON), or 100% of the principal amount thereof, plus accrued but unpaid interest (in the case of a 4 1/2% Debenture or 7 3/4% Debenture), through the Change in Control Purchase Date. The Change in Control purchase features of the LYONs, the 4 1/2% Debentures and 7 3/4% Debentures may in certain circumstances have an anti-takeover effect. The definition of "Change in Control" for purposes of the LYONs, the 4 1/2% Debentures and 7 3/4% Debentures is set forth in the respective indenture related to the LYONs, the 4 1/2% Debentures and the 7 3/4% Debentures, which are exhibits to the Registration Statement of which this Prospectus is a part. If a Change in Control was to occur, there can be no assurance that the Company would have sufficient funds to pay the

Change in Control Purchase Price for all LYONs, 4 1/2% Debentures and 7 3/4% Debentures tendered by the holders thereof.

RECENT STORE PERFORMANCE

  Beginning in the second quarter of 1997, management has begun to modify the Company's marketing strategy away from high levels of price-promoted offers and media spending and an emphasis on lunch products to reduced levels of price-promoted offers and media spending and an emphasis on dinner products. The Company believes that a reduction in the overall level of price-promoted offers and media spending will, at least initially, negatively affect gross weekly per store average revenue, which in turn, will negatively affect store-level profitability. The Company believes that such strategy has begun to negatively impact store performance in the second quarter of 1997. The Company believes that it may take several quarters for customer transactions to return to historical levels in light of fewer price-promoted offers and lower media spending. There can be no assurance, however, that the modification of the Company's marketing strategy will eventually have a positive effect on store performance. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

                     SECURITIES COVERED BY THIS PROSPECTUS

  The shares of Common Stock covered by this Prospectus may be offered and issued from time to time by the Company in connection with acquisitions of other businesses, real or personal properties, including acquisitions of Boston Market stores from area developers, and securities, in each case in accordance with Rule 415(a)(1)(viii) of Regulation C under the Securities Act.

  Such acquisitions may be made directly by the Company or indirectly through a subsidiary, may relate to businesses or securities of businesses similar or dissimilar to that of the Company or to properties of a type which may or may not currently be used by or in connection with Boston Market stores or by the Company, and may be made in connection with the settlement of litigation or other disputes. The consideration offered by the Company in such acquisitions, in addition to the shares of Common Stock offered by this Prospectus, may include cash, debt, or other securities (which may be convertible into shares of Common Stock covered by this Prospectus), or assumption by the Company of liabilities of the business, properties, or securities being acquired or of their owners, or a combination thereof. It is contemplated that the terms of acquisitions will be determined by negotiations between the Company and the owners of the businesses, properties, or securities acquired, with the Company taking into account such facts as the quality of management, the past and potential earning power, growth and appreciation of the businesses, properties, or securities acquired, and other relevant factors, and it is anticipated that shares of Common Stock issued in acquisitions will be valued at a price reasonably related to the market value of the Common Stock either at the time the terms of the acquisition are tentatively agreed upon or at or about the time or times of delivery of the shares.

  In connection with the issuance of shares covered by the Prospectus, if the price at which shares are resold by a recipient thereof is less than the sale price to such recipient (i.e., the price of the shares at the time of the issuance of such shares to the recipient), the Company may agree to pay the difference between such price and the actual sales price received by such recipient. Any such price guarantee granted by the Company may be subject to certain limitations and conditions, which may include a requirement that shares subject to such guarantee must be sold within a specified time period and/or a limitation on the number of shares of Common Stock which may be resold in the over-the-counter market on any one day.

  With the consent of the Company, this Prospectus may also be used by persons who have received or will receive from the Company Common Stock covered by this Prospectus and who may wish to sell such stock under circumstances requiring or making desirable its use. This Prospectus may also be used, with the Company's consent, by pledgees, donees, or assignees of such persons. The Company's consent to any such use may be conditioned upon such persons' agreeing not to offer more than a specified number of shares. The Company may require that any such offering be effected in an organized manner through securities dealers. Such sales may be made from time to time privately at prices to be individually negotiated with the purchasers, or publicly through transactions in the over-the-counter market (which may involve block transactions), at prices reasonably related to market prices at the time of the sale or at negotiated prices. Broker-dealers participating in such transactions may act as agent or as principal and, when acting as agent, may receive commissions from the purchasers as well as from the sellers (if also acting as agent for the purchasers). The Company may indemnify any broker-dealer participating in such transactions against certain liabilities, including liabilities under the Securities Act. Profits, commissions, and discounts on sales by persons who may be deemed to be underwriters within the meaning of the Securities Act may be deemed underwriting compensation under the Securities Act.

  The Company may from time to time, in an effort to maintain an orderly market in the Common Stock, negotiate agreements with persons receiving Common Stock covered by this Prospectus that will limit the number of shares that may be sold by such persons at specified intervals. Such agreements may be more restrictive than restrictions on sales made pursuant to the exemption from registration requirements of the Securities Act, including the requirements under Rule 144 or Rule 145(d), and certain persons party to such agreements may not otherwise be subject to such Securities Act requirements. The Company anticipates that, in general, such negotiated agreements will be of limited duration and will permit the recipients of Common Stock issued in connection with acquisitions to sell up to a specified number of shares per business day or days.

  Stockholders may also offer shares of Common Stock covered by this Prospectus by means of prospectuses under other registration statements or pursuant to exemptions from the registration requirements of the Securities Act, including sales which meet the requirements of Rule 144 or Rule 145(d) under the Securities Act, and stockholders should seek the advice of their own counsel with respect to the legal requirements for such sales.

  This Prospectus may be supplemented or amended from time to time to reflect its use for resales by persons who have received shares of Common Stock for whom the Company has consented to the use of this Prospectus in connection with such resales.

                              RECENT DEVELOPMENTS

  On May 28, 1997, the Board of Directors of the Company determined that, effective upon the sale by Saad J. Nadhir to other persons of a majority of his interest in the common stock of PFCI and Mr. Nadhir's resignation as an officer of PFCI, the number of directors of the Company would increase to ten and Mr. Nadhir would be appointed as a director and Co-Chairman of the Company, in each case without further action by the Board. On May 29, 1997, the Company announced that Scott Beck was assuming day-to-day management of the Company's Boston Market division, and that Larry Zwain, who had previously served as President and Chief Executive Officer of the Company's Boston Market division, would remain active in the Company's business through his position as Vice Chairman of the Company's Board of Directors. The Company also announced that it was not satisfied with current sales momentum in Boston Market stores or the level of discounts and promotions that currently characterize the system's marketing efforts, and that it intended to refocus the Company on its core home meal replacement business. Finally, the Company indicated that it was finalizing plans with its area developers to simplify the system's organizational structure to reduce duplication between the area developers and the Company's support center, to streamline certain administrative functions and to facilitate a higher level of store focus systemwide.

  On June 2, 1997, the Company reduced its support center workforce by approximately 115 people. The Company estimates that the workforce reductions will result in a one-time charge of up to $4.0 million in the second quarter of 1997. Such workforce reductions were primarily the result of the elimination of duplicative positions and the consolidation of various administrative functions. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  On June 25, 1997, the Company announced that it and its area developers had completed their review of store development plans and expect to open a total of 150 to 200 Boston Market stores in fiscal year 1997 and a total of 150 to 250 Boston Market stores in fiscal year 1998. The Company's original objective was to open approximately 300 stores in each such fiscal year. The Company has also announced that fewer than expected store openings will negatively impact earnings expectations for 1997 and 1998. The Company also announced that it is seeing sales weakness in Boston Market stores during the second quarter of fiscal 1997. The Company believes that such sales weakness is primarily attributable to transitioning its marketing strategy away from high levels of price-promoted offers and media spending and an emphasis on lunch products to reduced levels of price-promoted offers and media spending and an emphasis on dinner products. The Company believes that it may take several quarters for customer transactions to return to historical levels in light of fewer price-promoted offers and lower media spending. See "Risk Factors-- Expansion/Dependence on Area Developers," "The Company--Current Initiatives in the Boston Market System--Marketing Strategy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." SEE ALSO "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

                                  THE COMPANY

  The Company franchises and operates retail food service stores under the Boston Market brand name that specialize in fresh, convenient meals featuring home style entrees of chicken, turkey, ham, and meat loaf, as well as sandwiches and a variety of freshly prepared vegetables, salads, and other side dishes. As of April 20, 1997, the Boston Market system included 1,159 stores located in 38 states and the District of Columbia, 915 of which are operated by area developers partially financed by the Company with convertible secured revolving loans, 226 of which are Company stores, and 18 of which are operated by other franchisees. As of April 20, 1997, the Company had entered into area development agreements that provide for the development of 2,425 additional stores. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6. See also "--Area Developers," "Risk Factors--Expansion/Dependence on Area Developers" and "Recent Developments."

  The Boston Market concept combines the fresh, flavorful, and appealing meals associated with traditional home cooking with the convenience associated with fast food. Boston Market stores feature a clean, bright, and inviting environment to purchase a meal for take-out or in-store dining. Primary entrees include rotisserie roasted chicken and turkey breast, double-glazed baked ham, and double-sauced meat loaf. Side dishes designed to complement these entrees include mashed potatoes made from scratch, corn, stuffing, creamed spinach, butternut squash, garlic and dill potatoes, baked beans, macaroni and cheese, cranberry walnut relish, cinnamon apples, and a variety of chilled salads. Stores also offer a variety of freshly carved chicken, turkey, ham, and meat loaf sandwiches under the Boston Carver and Extreme Carver brand names; fresh-baked chicken pot pies; chicken and other soups; beverages; desserts; and other items.

  Certain members of the Company's current management made their initial investment in the Company in December 1991, at which time there were approximately 33 stores operating under the Boston Chicken name. After an extensive review of the Boston Chicken concept, members of the Company's management invested additional capital and acquired control of the Company in the spring of 1992. Subsequently, the Company substantially refined the Boston Chicken concept, developed an attractive prototype store, created a network of area developers, installed systemwide voice and data communications systems, and achieved significant development momentum in most major markets in the United States. With these formation and development phases completed, the Company shifted its focus to evolving the Boston Chicken concept and increasing operational efficiency. Further evolution of the concept was initiated in early 1995 with the addition of turkey, ham, and meat loaf dinner entrees, expansion of the line of sandwiches, salads, and soups, and entry into the holiday home meal replacement business. To reflect the variety of complete meals offered and to establish a broad platform for future growth, the Company changed the name of Boston Chicken stores to Boston Market.

AREA DEVELOPERS

  General. The Company relies on area developers to achieve rapid penetration of targeted markets. The Company believes that having a relatively small group of area developers, each led by an experienced retail food service veteran with substantial equity invested in the area developer, is a superior means to achieve market leadership than more traditional franchising approaches which utilize a large number of franchisees. By concentrating its expansion efforts through these focused area development organizations, the Company believes it is able to achieve focused systemwide expansion and create operating and advertising efficiencies.

  The following table sets forth certain information concerning the Company's domestic area developers, including stores open and committed to be opened by the area developers as of April 20, 1997. The operating principals of the area developers listed below each have experience in the multi-unit retail industry ranging from 16 to 27 years. The Company has agreed to amend the area development agreements to extend the period in which such stores are required to be opened, which period was originally five to seven years. See "Recent Developments."

                                                                                  ADDITIONAL
                                                            OPERATING    STORES     STORES
        AREA DEVELOPER             PRIMARY MARKETS          PRINCIPAL     OPEN    COMMITTED
        --------------        ------------------------   --------------- ------   ----------
 BC Boston, L.P.(1)           Portions of                John Altomare     56         147
                              Massachusetts, Vermont,
                              Maine, New Hampshire,
                              Rhode Island and New
                              York
 BC GoldenGate, L.L.C.        Portions of Central and    Dan Anderson      60         176
                              Northern California and
                              Nevada
 BC Great Lakes, L.L.C.       Portions of Illinois,      Gary Graves      113          42
                              Wisconsin, Michigan and
                              Ohio
 BC Heartland, L.L.C.         Portions of Indiana,       Gary Graves       12         111
                              Illinois, Michigan and
                              Wisconsin
 BC Northwest, L.P.           Portions of Washington,    Dan Anderson      54          92
                              Oregon and Idaho
 BC Superior, L.L.C.          Portions of Maryland,      Steven Quamme     49         274
                              Virginia, West Virginia,
                              Alabama, Ohio,
                              Pennsylvania, Kentucky,
                              Tennessee and
                              Mississippi
 BC Tri-States, L.L.C.        Portions of Connecticut,   Robert Anarumo    10         257
                              New York and New Jersey
 B.C.B.M. Southwest, L.P.     Portions of Texas          Michael Donovan   68         205
 BCE West, L.P.(1)            Arizona, Colorado, New     Larry Hohl        62         154
                              Mexico, Utah, and
                              Portions of Nevada and
                              Wyoming
 Boston West, L.L.C.          Portions of Central and    Alan Palmieri     94          90
                              Southern California
 Finest Foodservice, L.L.C.   Portions of Iowa,          Gary Graves       73         162
                              Illinois, Kansas,
                              Minnesota, Missouri,
                              Nebraska, South Dakota
                              and Wisconsin
 Mayfair Partners, L.P.       Washington, D.C.,          Steven Quamme     56          15
                              Northern Virginia, and
                              Portions of Maryland
 P&L Food Services, L.L.C.(1) Portions of New York,      John Altomare     54         170
                              Ohio, Pennsylvania and
                              West Virginia
 Platinum Rotisserie, L.L.C.  North Carolina and         Chris Miller      54         349
                              Portions of South
                              Carolina, New Jersey,
                              Tennessee, Georgia,
                              Pennsylvania and
                              Virginia
 R&A Food Services, L.P.      Central and Southern       Terry Spaight    100         181
                              Florida
                                                                          ---       -----
    Total                                                                 915(2)    2,425
                                                                          ===       =====

--------
(1) Lawrence Beck, Scott Beck's father, owns a controlling interest in such area developers. The Company does not believe Lawrence Beck is an affiliate of the Company. No director or officer of the Company, or a member of their immediate families, owns a controlling interest in any other area developer. See "Certain Transactions".
(2) In addition, other franchisees operate 18 stores and the Company operates 226 stores.

  The Company and its area developers are currently exploring alternative organizational strategies that may include sharing corporate and managerial resources among area developers and possible area developer combinations. See "--Current Initiatives in the Boston Market System--Organizational Strategy". At December 29, 1996, the Company had 15 domestic area developers compared with 20 domestic area developers at the end of its 1995 fiscal year. The reduction in the total number of area developers was the result of the acquisition by the Company of Mid-Atlantic Restaurant Systems L.P. ("Mid-Atlantic"), Mid-Atlantic's acquisition of New Jersey Rose, L.L.C. ("New Jersey Rose") and the combination of three area developers with three other area developers. Each of the combinations involved area developers with geographically contiguous territories. Such combinations were the result of negotiations between the area developers and were conditioned upon the consent of the Company in its capacity as franchisor. The Company believes that future consolidation of area developers primarily will be the result of negotiations by and among such area developers, with input and suggestions from the Company in its capacity as franchisor. The Company will continue to determine whether or not to consent to any such combination on a case-by-case basis. During 1995 and 1996, area developers have used an aggregate of $10.3 million borrowed under their secured loan agreements with the Company to acquire equity interests in, or to purchase assets from, other area developers.

  Area Development Agreements. Area development agreements provide for the opening of a specified number of stores within a defined geographic territory in accordance with a schedule of dates. As of April 20, 1997, the Company had entered into area development agreements that provide for the development of 2,425 additional stores. See "Recent Developments." An area developer's development schedule generally covers periods up to seven years and typically has benchmarks for the number of stores to be opened and in operation at six-month intervals. However, the Company is currently negotiating amendments to development agreements with its area developers which may extend the period over which stores will be developed beyond seven years. Area developers are required to pay a development fee of $5,000 per store and a $35,000 store franchise fee described in "--Franchise Agreements". Area development agreements generally provide that the area developer has the exclusive right to open Boston Market stores within the specified territory during the term of the development schedule, except that the Company reserves the right to engage in certain limited special distribution arrangements and, in the event the area developer does not choose to develop them, to develop target sites and conversion sites within the specified territory. Target sites are sites which the Company believes should be developed for competitive or market reasons regardless of the applicable development schedule or the location of pre-existing sites. Conversion sites are sites obtained from other companies which are suitable for conversion for use as Boston Market stores.

  Failure to meet development schedules or other breaches of the area development agreement may lead to termination of the limited exclusivity provided by the agreement, renegotiation of development and franchise provisions, or termination of the right to build future stores, although such termination does not generally affect existing franchise agreements for developed locations.

  Franchise Agreements. Once an acceptable lease for an approved store site has been fully executed, the Company and the area developer enter into a franchise agreement under which the area developer becomes the franchisee for the specific store to be developed at the site.

  Franchise agreements typically provide for payment of a $35,000 per store franchise fee (less any applicable franchise deposit), a 5% royalty on gross revenue minus sales/service taxes, customer refunds and coupons, and the portion of employee meals not charged to the employee, a 2% national advertising fund contribution, a 4% local advertising fund contribution, and a $10,000 minimum grand opening expenditure. Under the majority of applicable franchise agreements, the local advertising fund contribution may be increased by .25% per calendar year up to an aggregate 5% local advertising fund contribution. The Company has sought and received from certain of its area developers commitments for higher advertising expenditures. Certain of the Company's older franchise and area development agreements provide for 4% royalties and reduced franchise and area development fees. In addition, stores opened or to be opened pursuant to such older forms of agreements need not make combined national and local advertising contributions in excess of 5%. Such older forms of agreements constitute a decreasing percentage of all franchise agreements.

  The Company's franchise agreements generally provide that the Company may from time to time specify computer hardware and software for use in the stores, including the use of licensed software designated or created by or for the Company and its franchisees. The computer hardware specified by the Company costs approximately $21,000 to $49,000 per store. The Company charges a one-time $15,000 fee for its licensed software for store systems, plus approximately $1,500 for certain specified third-party software purchased through the Company. Current franchise agreements also generally provide for a maintenance fee to the Company of $323 per four-week accounting period for modifications and enhancements made to the licensed software and certain other maintenance and support services. The Company believes that its integrated hardware and licensed software systems facilitate better communication with, and monitoring of, the Boston Market system. The Company makes extensive use of computer systems and electronic data transmission in evaluating the results of the Boston Market system, polling a majority of its stores daily by modem to gather revenue and other financial and statistical information.

  Franchise agreements generally provide for an area of limited exclusivity surrounding the Boston Market store in which the Company may neither develop nor grant to others the right to develop additional Boston Market stores, except that the Company generally reserves the right to engage in certain limited special distribution arrangements and, in the event that the franchisee does not choose to develop them, to develop regional shopping mall sites and conversion sites within the franchisee's designated territory. Designated territories in suburban locations are generally a one mile radius surrounding the Boston Market store, while urban locations generally have a smaller (e.g., one-half mile) radius or a trade-area-specific designated territory.

  All of the Company's franchise agreements require that the store be operated in accordance with the operating procedures and menu established by the Company and meet applicable quality, service, and cleanliness standards. The Company may default and terminate any franchisee who does not comply with such standards. The Company is specifically authorized to take accelerated action in the event that any franchisee operation presents a health risk. The Company believes that maintaining superior food quality, a clean and pleasing environment, and excellent customer service is critical to the reputation and success of the Boston Market system and intends to act aggressively to enforce applicable contractual requirements. Franchisees could contest such defaults or terminations.

  Area Developer Financing. The Company believes that the development of stores in a targeted market is enhanced when an area developer is permitted to focus on development and operations, rather than on raising capital. Accordingly, the Company has made convertible loans to its area developers to partially finance store development and working capital needs and provides to certain area developers various equipment and real estate leasing programs. See Note 9 of Notes to Audited Consolidated Financial Statements. The Company's loan agreements with its area developers generally require the area developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on its revolving loan, with advances permitted during a two or three-year draw period (or additional draw period in the event of a loan amendment) in a pre-determined maximum amount equal to three to four times the amount of the area developer's contributed capital. In connection with and as a result of the amendments to the area development agreements between the Company and its area developers to effect the reduction in the rate of store development, the Company expects to amend such area developers' loan agreements with the Company to extend the principal and draw repayment periods under such loan agreements to reflect the extended store development schedules. See "Risk Factors--Expansion/Dependence on Area Developers." The loans are typically convertible into a majority equity interest in the area developer at a conversion price set forth in the loan agreement, which is at a premium over the per unit price paid by investors in the area developer for their equity investments, after the expiration of a moratorium period, provided generally that the area developer has completed not less than 80% of its area development commitment, or in the event of certain defaults. See Note 10 of Notes to Audited Consolidated

Financial Statements. Upon conversion, the Company would typically become majority equity owner of the area developer, resulting in the Company consolidating the area developer's operations in its financial statements. Consequently, the franchise and related fees earned by the Company (including interest, royalties, real estate related fees, software fees, and other fees) from such area developer would be eliminated in consolidation. The operating results of the area developer (primarily store revenue, less expenses) would be included in the Company's financial results. Such results would be adjusted for any remaining minority interest in such area developer not acquired by the Company.

  Each area developer loan agreement contains customary secured loan agreement representations, warranties, terms, and covenants. The Company's loans to its area developers subject the Company to the risks of being a secured lender. The Company considers each area developer's use of loan proceeds, adherence to its store development schedule, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors it deems relevant at the time in evaluating whether to establish an allowance for potential loan losses. See Note 10 of Notes to Audited Consolidated Financial Statements.

  As a result of executing the rapid expansion strategy required by the Company, Boston Market financed area developers have incurred net losses in each of the last three years. The net losses incurred over this three-year period, which aggregated $156.5 million in 1996, $148.3 million in 1995, and $51.3 million in 1994, include (a) depreciation and amortization charges of approximately $93.0 million, (b) approximately $148.0 million attributable to investment overhead, scale inefficiencies in operating overhead, and other start-up costs which the Company believes are necessary to establish the Boston Market brand in new territories and open stores at a rate sufficient to gain a competitive advantage, and (c) royalties, interest, and other franchise related fees that would no longer be incurred in the event the Company were to acquire, or convert its convertible secured loans to, such financed area developers. The net loss amounts for each of the fiscal years represent the aggregate net loss amounts for all financed area developers, the operations of which were not consolidated into the Company's financial statements as of the date the Company first reported such losses for such fiscal year. As a result of the foregoing factors, as well as ongoing improvements to store operating performance and increases in scale efficiencies, the Company does not consider these start-up losses to be a meaningful financial measure during this rapid expansion phase (i.e., that period during which new stores constitute a significant percentage of the store base). The Company believes the rapid expansion phase for most of its developers should last approximately four to five years from the time significant development commences in such area developer's area of dominant influence ("ADI"), although the rate of store development may vary within the rapid expansion phase. However, as a result of the reduction in the rate of store development, the Company expects that the rapid expansion phase may be extended. As the rapid expansion phase ends, the size of the area developer's store base should enable the developer to gradually reduce and eventually recover such start-up losses. The reduction in and recovery of losses is expected to be driven primarily by lower investment overhead, increased operational and advertising efficiencies, greater economies of scale, and further increases in store revenue through continued product and service enhancements. The point at which losses may be recovered will vary by area developer depending primarily upon the size and timing of the area developer's store development schedule, the achievement of advertising efficiency, the level of debt and interest charges, the intensity of competition, and the quality of management; however, there can be no assurance that such losses will be recovered. Because the financed area developers are generally two to three years into significant store development in their respective ADIs, the Company believes substantially all of its financed area developers will remain in the rapid expansion phase during 1997 in most of their ADIs. The Company believes that the modification of its marketing strategy away from high levels of price-promoted offers and media spending to reduced levels of price-promoted offers and media spending will, at least initially, negatively affect store-level profitability. Because store-level profitability affects, in part, the amount of area developer losses, the modification of the Company's marketing strategy may negatively affect the amount of aggregate net losses that the area developers will incur in 1997. The Company believes, however, that such negative effect may be offset, in whole or in part, by reduced overhead expenses resulting from centralized administrative functions and shared corporate and managerial resources among area developers and reduced levels of price-promoted offers and media spending. See "--Current Initiatives in the Boston Market System-- Organizational Strategy." Subsequent to the completion of the rapid expansion phase, the Company expects area developer profitability to be a more meaningful factor in assessing loan recoverability and any future loan commitments. Although the Company believes its current financed area developers will achieve profitability, in the event the foregoing strategy does not come to fruition or an area developer otherwise fails to achieve a sufficient level of profitability subsequent to the completion of its rapid expansion phase, such event could have a material adverse impact on the Company's financial position and results of operations. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

AREA DEVELOPER CONVERSIONS OR ACQUISITIONS

  Mid-Atlantic. In April 1996, the Company acquired a 93% interest in Mid-Atlantic, the area developer for the Philadelphia area, for an aggregate purchase price totaling $60.3 million, which included the assumption of $38.5 million in liabilities (including trade payables) owed to third parties by Mid-Atlantic. The Company's $30.0 million convertible loan to Mid-Atlantic was eliminated in the Company's consolidated financial statements. At the date of the acquisition, Mid-Atlantic operated 78 stores. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to identified assets and liabilities based upon their fair values at the date of acquisition, resulting in the Company recording $74.4 million in goodwill. The results of operations of Mid-Atlantic have been included in the Company's consolidated results of operations since the date of such acquisition. The Company was approached by Mid-Atlantic's largest equity holder regarding whether the Company had an interest in purchasing its equity interest in Mid-Atlantic. Given the desire of such equity holder to sell its interest, the Company decided, in the exercise of its business judgment, to acquire Mid-Atlantic primarily based on the Company's desire to own additional Company stores, the accelerated status of Mid-Atlantic's market penetration (due primarily to its purchase and conversion of a significant number of Roy Rogers stores in 1994), Mid-Atlantic having substantially completed its original development schedule, the anticipated future performance of Mid-Atlantic's stores and the Company's belief that the Company was able to more efficiently and economically obtain any remaining required financing. The acquisition of Mid-Atlantic was the result of arms' length negotiations between the Company and the equity holders of Mid-Atlantic, none of whom was an officer or director of the Company.

  New Jersey Rose. In July 1996, the Company converted its loan to New Jersey Rose, the area developer for the southern New Jersey area, into a 71% equity interest in New Jersey Rose. The conversion premium on such loan was 13% above the price per unit paid by the equity holders in New Jersey Rose. Immediately after such conversion, Mid-Atlantic acquired 100% of the equity interests in New Jersey Rose from the Company and the minority equity holders of New Jersey Rose for an aggregate purchase price of $13.4 million, which included the assumption of $1.1 million in liabilities (including trade payables) owed to third parties by New Jersey Rose. At the date of such acquisition, New Jersey Rose operated 12 stores in a development territory geographically contiguous to Mid-Atlantic's development territory. The acquisition was accounted for as a purchase and, accordingly, the purchase price was allocated to identified assets and liabilities based upon their fair values at the date of acquisition, resulting in the Company recording $7.0 million of goodwill. The results of operations of New Jersey Rose have been included in the Company's consolidated results of operations since the date of such acquisition. The Company's proposal to convert its loan to New Jersey Rose and Mid-Atlantic's decision to acquire the remaining equity interest in New Jersey Rose were based primarily on the geographically contiguous territory of New Jersey Rose to that of Mid-Atlantic and Mid-Atlantic's desire to own such stores and to spread overhead costs over a larger store base. In addition, Harry Rose, the principal equity holder and the operator of New Jersey Rose, desired to become an area developer of ENBC, with rights to develop significantly more Einstein Bros. stores than the 20 Boston Market stores that New Jersey Rose had the right to develop. In order for Harry Rose to be able to devote sufficient attention to such venture, he desired to sell his equity interest in New Jersey Rose. New Jersey Rose's waiver of the loan conversion moratorium was the result of arms' length negotiations between the Company and New Jersey Rose and was based on Mid-Atlantic's agreement to acquire the remaining equity interest in New Jersey Rose from the holders thereof. No officer or director of the Company held an ownership interest in New Jersey Rose.

  BC New York. In March 1997, the Company acquired a 73% equity interest in BC New York, L.L.C. ("BCNY") for an aggregate purchase price totaling $85.8 million, which included conversion of the Company's loan to BCNY and the assumption of $5.8 million in liabilities (including trade payables) owed to third parties by BCNY. The conversion premium on such loan was 15% above the price per unit paid by the equity holders in BCNY. As of the date of the acquisition, total outstanding loan advances to BCNY aggregated $80.0 million.

Additionally, the Company has agreed to acquire an additional 11% of the equity of BCNY from the current BCNY equity holders for approximately $15.0 million, with the form of the consideration being subject to continuing negotiations with such holders. Upon consummation of this transaction, such holders will retain approximately 16% of the outstanding equity of BCNY (constituting 60% of their original ownership interest) and the Company has no obligation to acquire such interests. As a result of the foregoing loan conversion, and assuming the Company purchases the additional 11% of the equity of BCNY, the Company will have approximately an 84% interest in BCNY. The BCNY transaction added 118 Boston Market stores, operating in the metropolitan New York area, northern New Jersey, and Connecticut, to the Company store base. As part of the transaction, the management of, and current equity investors in, BCNY formed a new Boston Market area developer which acquired the right to develop approximately 260 additional Boston Market stores in the New York metropolitan area. Such area developer operates the 118 Boston Market stores for the Company for a fee that is based on store revenue. The conversion was accounted for as a purchase and, accordingly, the purchase price was allocated to identified assets and liabilities based upon their fair values at the date of conversion, resulting in the Company recording $72.6 million of goodwill (based upon a preliminary allocation). The results of operations of BCNY have been included in the Company's consolidated results of operations since the date of the loan conversion. Certain officers and directors of the Company hold a 10% interest in Market Partners, L.L.C. ("Market Partners"), which held a warrant to acquire a minority equity interest in BCNY. See "Certain Transactions--Transactions with Area Developers--Market Partners, L.L.C." Subsequent to its conversion of the BCNY loan, the Company acquired the warrant for $2.9 million. The Company's proposal to convert its loan to BCNY was based primarily on the Company's desire to own additional Company stores, the concentration of BCNY stores reflective of store penetration in a mature market, geographically contiguous territory to an existing Company market, the anticipated future performance of BCNY's stores and the Company's ability to consummate the transaction utilizing a structure which did not foreclose the infusion of additional local equity capital in a new area developer. BCNY's waiver of the loan conversion moratorium was the result of arms' length negotiations between the Company and BCNY. The Company believes that such waiver was primarily dependent on the Company's willingness to transfer the BCNY development rights with respect to the approximately 260 additional Boston Market stores to the new area developer formed by management of, and current equity investors in, BCNY, and a negotiated purchase price associated with the proposed acquisition of the 11% equity interest of the current BCNY equity holders.

  Conversion or Acquisition Criteria. Any determination to convert any area developer loan or otherwise acquire an equity interest in any developer involves a variety of economic and operational considerations, including the projected financial impact of converting the loan, the status of the area developer's market penetration, the performance of the area developer's stores, the Company's desire to own such stores and the willingness of the Company to incur the risk of owning such stores versus receiving income as a franchisor, lender, and service provider, the Company's ability to manage stores if necessary, the future capital requirements of the area developer and its ability to raise a portion of such capital, and the demand on Company resources. However, factors or circumstances unique to a specific transaction may also impact the Company's decision. In addition, any loan conversion or other acquisition of an equity interest in an area developer by the Company would not be indicative of whether the Company intended to, or would, convert or otherwise acquire an equity interest in any other area developer. There can be no assurance that the Company will exercise its future rights to acquire an equity interest in any area developer to which it provides financing or that such exercise will result in control of the area developer. The Company has no present intention to convert any of its area developers' loans or otherwise acquire an equity interest in any area developer.

CURRENT INITIATIVES IN THE BOSTON MARKET SYSTEM

  Marketing Strategy

  The Company has in the past utilized dual messages to market its lunch and dinner offerings. Beginning in the second quarter of 1997, management has begun to modify the Company's marketing strategy to unify its brand message to market both its lunch and dinner products in a single message, with an emphasis on its dinner products. Such strategy will also include reduced levels of price-promoted offers and media spending. The Company believes that reducing the level of price-promoted offers is an important element in achieving the overall brand positioning it desires. In addition, the Company believes that reducing promotions will help improve store-level execution and enhance customer service.

  Menu

  The Company believes that variety is a primary factor influencing customer trial and frequency. As a result, the Company has significantly expanded its menu offerings to include additional dinner entrees and a line of salads, soups, and Boston Carver and Extreme Carver sandwiches. In addition, the Company has introduced an expanded kids' meal menu under the Boston Kids Market(TM) brand featuring sandwiches, individual meals and educational toys in child friendly packaging. The Company has also expanded its Boston Hearth(TM) brand of holiday foods to include Boston Hearth breasts of turkey, which are marinated and slow-roasted in Boston Market rotisserie ovens, and banquet meal packages which serve from 10 to 24 people. The Company continually evaluates the Boston Market menu, including product price points, in its attempt to maximize customer trial and frequency.

  Organizational Strategy

  The Company's area developers are implementing organizational changes that centralize administrative functions into four "support area developers" that will share corporate and managerial resources with geographically contiguous area developers to minimize area developer overhead expenses while maximizing store level performance. In addition, the Company and its area developers are considering various store manager incentive programs. Programs under consideration include store level bonus compensation plans that are based upon store performance and potential store level ownership opportunities for the store manager. The Company believes that the implementation of such initiatives could reduce overhead expenses and enhance the ability of the Company and its area developers to attract and retain highly motivated store managers who would deliver consistently superior performance at the store level. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

MARKETING AND COMPETITION

  The Company markets through television, radio, newspapers and other print media (including use of free-standing inserts and promotional coupons), signage, direct mail, and in-store point-of-purchase displays. The Company's advertising, coupons, menus, and in-store displays concentrate on value through the purchase of meals or meal combinations, as opposed to a la carte selections. Both Company and franchise stores contribute to a national advertising fund to pay for the development of advertising material and to a local advertising fund to pay for advertising in their respective ADIs. See "--Area Developers--Franchise Agreements" and Note 8 of Notes to Audited Consolidated Financial Statements.

  The food service industry is intensely competitive with respect to food quality, concept, location, service, and price. In addition, there are many well-established food service competitors with substantially greater financial and other resources than the Company and with substantially longer operating histories. The Company believes that it competes with national, regional, and local take-out food service companies, quick service restaurants, casual full-service dine-in restaurants, delicatessens, cafeteria-style buffets, and prepared food stores, as well as with supermarkets and convenience stores. Competitors include pizza restaurants, Chinese food restaurants, other purveyors of carry-out food, and convenience dining establishments, including such chains as Pizza Hut, McDonald's, Kenny Rogers Roasters, and others. The Company believes that Boston Market stores compete favorably in the important factors of taste, food quality, convenience, customer service, and value, and that its area developer organizational structure, communication systems, and concentrated market development provide it with competitive advantages.

  Competition in the food service business is often affected by changes in consumer tastes, national, regional, and local economic and real estate conditions, demographic trends, traffic patterns, the cost and availability of labor, purchasing power, availability of product, and local competitive factors. Multi-unit food service chains such as the Company can also be substantially adversely affected by publicity resulting from food quality, illness, injury, or other health concerns (including food-borne illness claims) or operating issues stemming from one store or a limited number of stores, whether or not the Company is liable. Claims relating to foreign objects, food-borne illness, or operating issues are common in the food service industry and a number of such claims may exist at any given time. The Company attempts to manage or adapt to these factors, but it should be recognized that some or all of these factors could cause the Company and some or all of its area developers and franchisees to be adversely affected.

VENDORS

  The Company maintains relationships with a variety of suppliers of proteins, fresh vegetables, fruits, and other produce, spices and seasonings, paper products, smallwares, furniture, equipment, fixtures, and other items and services. The Company has a national account relationship with Marriott Distribution Services Corporation, which provides for deliveries of food, paper, and smallware products to participating stores several times a week at a negotiated standardized mark-up above cost. The Company has entered into supply agreements with Hudson Foods, Inc. and Tyson Foods, Inc. under which the Boston Market system purchases a significant portion of its chicken, turkey, ham and meatloaf needs. The Boston Market system utilizes a number of other suppliers of these products and the Company believes that alternative sources are available if current suppliers are unable to provide adequate quantities of these or other products or services at acceptable prices. The Boston Market system is subject to potential shortages or interruptions in supply caused by transportation strikes, adverse weather, or other conditions which could adversely affect the availability, quality, and cost of ingredients.

  The Company is working to consolidate the number of vendors who provide products and services to the Boston Market system. The Company believes that, based upon the number of stores in the Boston Market system and the volume purchases associated therewith, it is capable of negotiating purchase agreements that will provide savings to it and its area developers.

TRADEMARKS AND SERVICE MARKS

  The Company owns a number of trademarks and service marks that have been registered with the United States Patent and Trademark Office, including Boston Market(R), Boston Chicken(R), Boston Carver(R), and the current Boston Market logo. In addition, the Company has trademark applications pending for a number of additional marks, including Extreme Carver(TM) and Boston Hearth(TM). The Company has also made application for other trademarks and service marks, primarily designations of particular food products and services with a "Boston" appellation.

  In addition, the Company has registered or made application to register its name (or, in certain cases, its name in connection with additional words or graphics) in more than 70 foreign countries and is currently registering the Boston Market(R) name or logo in most of such countries, although there can be no assurance that any mark is registrable in every country registration is sought. The Company considers its intellectual property rights to be important to its business and actively defends and enforces them.

  ENBC owns a number of federal trademarks and service mark registrations and has federal trademark applications pending for additional trademarks and service marks. ENBC has made application to register certain of its trademarks in approximately 70 foreign countries.

REGULATION

  Boston Market stores are required to comply with Federal, state, and local government regulations applicable to consumer food service businesses generally, including those relating to the preparation and sale of food, minimum wage requirements, overtime, working and safety conditions, and citizenship requirements, as well as regulations relating to zoning, construction, health, business licensing, and employment. The Company believes that it and its area developers and franchisees are in material compliance with these provisions.

  Certain states and the Federal Trade Commission require a franchisor to transmit specified disclosure statements to potential franchisees before granting a franchise. Additionally, some states require the franchisor to register its franchise with the state before it may offer a franchise. The Company believes that its Uniform Franchise Offering Circular (together with any applicable state versions or supplements) complies with both the Federal Trade Commission guidelines and all applicable state laws regulating franchising in those states in which it has offered franchises.

EMPLOYEES

  As of May 30, 1997, the Company and ENBC had approximately 4,100 employees, including approximately 700 employed at their support centers in Golden, Colorado, and approximately 3,400 employed as salaried or hourly personnel at Company stores. None of the Company's or ENBC's employees are represented by any labor union or covered by any collective bargaining contract. The Company and ENBC believe their relationships with their employees are good. In June 1997, the Company reduced its support center workforce by approximately 115 people.

PROPERTIES

  The Company and ENBC lease their support centers (containing their principal executive offices, Boston Market test kitchen and Einstein Bros. test bakery, and training facilities), which are located in approximately 157,000 square feet of space in Golden, Colorado. The Company considers its offices to be in good condition.

  The Company also owns or leases land or buildings for its Company stores. In certain circumstances, the Company owns or leases land or buildings which it then leases or subleases to its area developers. Stores leased by the Company are typically leased under "triple net" leases that require the Company to pay real estate taxes, maintenance costs, and insurance premiums and, in a few cases, to pay percentage rent based on sales in excess of specified amounts. Generally, the Company's leases have initial terms of five years with options to renew for three additional five year periods.

LEGAL PROCEEDINGS

  The Company and ENBC, like others in the food service business, are from time to time the subject of complaints, threat letters, or litigation from customers alleging illness, injury, or other food quality, health (including food-borne illness claims), or operational concerns. Claims relating to foreign objects, food-borne illness or operating issues are common in the food service industry and a number of such claims may exist at any given time. Adverse publicity resulting from such allegations may materially adversely affect the Company and ENBC and one or more of their brands, regardless of whether such allegations are valid or whether the Company or ENBC are liable. In addition, the Company and ENBC encounter complaints and allegations from former or prospective employees or others from time to time, as well as other matters which are common for large businesses such as the Company and ENBC. The Company does not believe that any such matters of which it is aware are material to the Company individually or in the aggregate, but matters may arise which could adversely affect the Company or its business operations.

  Four actions were filed in the United States District Court for the District of Colorado on June 23, 1997, July 3, 1997, July 15, 1997 and July 22, 1997, respectively, against the Company, Scott Beck, Chairman of the Board, President and Chief Executive Officer of the Company, and Mark Stephens, Vice Chairman of the Board and Chief Financial Officer of the Company. The complaints allege, among other things, that the Company and Messrs. Beck and Stephens violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. Each of the plaintiffs is seeking, among other things, (i) to certify his complaint as a class action on behalf of all persons who purchased the Common Stock of the Company during the purported class period, (ii) an award of compensatory damages, interest and costs to all members of the purported class, and (iii) equitable relief permitted by law, equity or federal or state statutes. The Company believes that the complaints are without merit and intends to vigorously defend against the allegations made in such complaints.

  Two actions were filed in the United States District Court for the District of Colorado on July 2, 1997 and July 21, 1997, respectively, against the Company, Messrs. Beck and Stephens, Saad Nadhir, former Co-Chairman of the Board and President of the Company, and certain investment banking firms who had underwritten securities offerings by the Company. The complaint alleges, among other things, that the Company and the other defendants violated Section 10(b) of the Exchange Act and Rule 10b-5 promulgated thereunder. The plaintiff is seeking, among other things, (i) to certify the complaint as a class action on behalf of all persons who purchased the Common Stock and publicly traded debt securities of the Company during the purported class period, (ii) an award of compensatory damages, interest and costs to all members of the purported class, and (iii) equitable relief permitted by law, equity or federal or state statutes. The Company believes that the complaint is without merit and intends to vigorously defend against the allegations made in such complaint.

  The Company believes that the lawsuits, claims, and other legal matters to which it and ENBC have become subject in the course of their business are not material to the Company's consolidated financial position or results of operations.

EINSTEIN/NOAH BAGEL CORP.

  General. In March 1995, the Company made an investment in ENBC, which was created through the combination of a number of leading regional bagel retailers. ENBC franchises specialty retail stores that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads and bagel sandwiches, and other related products, primarily under the Einstein Bros. Bagels and Noah's New York Bagels brand names. The Company owns approximately 17.3 million shares (representing approximately 52%) of the outstanding common stock of ENBC as of July 17, 1997. The common stock of ENBC is quoted on the Nasdaq National Market under the symbol "ENBX". On July 17, 1997, the last sale price of the common stock of ENBC as reported on the Nasdaq National Market was $12 5/8 per share.

  ENBC Area Developers. As of April 21, 1997, there were 420 stores in operation systemwide, all of which were operated by area developers financed in part by ENBC. Such financing generally permits ENBC in certain circumstances to convert its loan into a majority equity interest in the area developer at a premium over the price per unit paid by the investors in the area developer for their equity investments. As of April 21, 1997, ENBC had entered into area development agreements that provide for the development of 1,047 additional stores, the majority of which are scheduled to open over the next three years. ENBC estimates that there will be between 615 and 665 stores in operation systemwide by the end of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  The following table sets forth information concerning ENBC's area developers, including stores open and committed to be opened by the area developers as of April 21, 1997. The operating principals of such area developers listed below each have experience in the multi-unit retail industry ranging from 10 to 30 years.

                                                                     ADDITIONAL
                            PRIMARY             OPERATING     STORES   STORES
 AREA DEVELOPER             MARKETS             PRINCIPAL      OPEN  COMMITTED
 --------------             -------             ---------     ------ ----------
 Einstein Bros. Bagels(1):
 Colonial Bagels, L.P.(2)   Boston, Cleve-   Robert Schlacter   45       217
                            land, Pitts-
                            burgh, Colum-
                            bus, New York
                            City metropol-
                            itan area
 Great Lakes Bagels, L.L.C. Milwaukee,       Joseph Hoog       114       271
                            Chicago, De-
                            troit, Madi-
                            son, Indianap-
                            olis, Kansas
                            City, St. Lou-
                            is, Minneapo-
                            lis,
                            Dallas/Ft.
                            Worth, Hous-
                            ton, Austin
 Gulfstream Bagels, L.P.    Miami, Fort      Robert Hartnett    84       245
                            Lauderdale,
                            West Palm
                            Beach, Orlan-
                            do, Tampa, At-
                            lanta(3),
                            Charlotte,
                            Washington,
                            D.C., Balti-
                            more, Rich-
                            mond, Phila-
                            delphia
 Sunbelt Bagels, L.L.C.(2)  San Diego,       Pearce Tucker      75       112
                            Palm Springs,
                            Orange County,
                            San Bernardino
                            County, Den-
                            ver, Salt Lake
                            City, Phoenix,
                            Tucson,
                            Albequerque,
                            Las Vegas,
                            Colorado
                            Springs
 Noah's New York Bagels:
 Noah's Pacific, L.L.C.     Sacramento,      Edwin Brownell    102       202
                            San Francisco/
                            Oakland/San
                            Jose, Fresno,
                            portions of
                            Los Angeles,
                            Portland,
                            Seattle/Tacoma
                                                               ---     -----
   Total                                                       420     1,047
                                                               ===     =====

--------
(1) Includes 11 stores operated under the Bagel & Bagel brand, one store operated under the Offerdahl's Bagel Gourmet brand, seven stores operated under the Baltimore Bagel brand, 15 stores operated under the Bagel Boulevard brand and one store operating under the Bagel Street Cafe brand. ENBC's area developers intend to convert all such stores to Einstein Bros. Bagels stores by early 1998.
(2) Lawrence Beck owns a minority interest in such area developers. The Company and ENBC do not believe Lawrence Beck is an affiliate of the Company or ENBC. No officer or director of the Company or ENBC, including members of their immediate families, owns a controlling equity interest in any ENBC area developer.
(3) Stores in the Atlanta metropolitan area operate under the Melvyn & Elmo's(TM) brand because ENBC does not currently have the right to use the Einstein Bros. Bagels brand for restaurant services in the Atlanta metropolitan area.

  As of July 17, 1997, ENBC had not converted (nor did it have the right to convert) any loan to any area developer or otherwise acquired any equity interest in any area developer. In making a determination to convert any ENBC area developer loan or otherwise acquire an equity interest in any ENBC area developer, ENBC expects to use the same economic and operational considerations as the Company. See "--Area Developer Conversions or Acquisitions--Conversion or Acquisition Criteria." Any loan conversion or other acquisition of any equity interest by ENBC in any ENBC area developer would not be indicative of whether ENBC intended to, or would, convert or otherwise acquire an equity interest in any other area developer. There can be no assurance that ENBC will exercise its future rights to acquire an equity interest in any area developer to which it provides financing or that such exercise will result in control of the area developer.

  ENBC's area developers are pursuing a rapid expansion strategy similar to that of the Company's area developers. Consequently, the Company believes that ENBC's area developers will continue to incur net losses during their rapid expansion phase. The Company also believes, however, that the factors applicable to start-up losses and recovery of such losses by the Boston Market area developers should apply to ENBC area developers as well. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6. See also "--Area Developers".

  For additional information on ENBC, see "Certain Transactions--Einstein/Noah Bagel Corp."

PROGRESSIVE FOOD CONCEPTS, INC.

  On January 31, 1997, PFCI entered into a series of agreements with Harry's, an operator of retail food stores in the Atlanta area. The common stock of Harry's is quoted on the Nasdaq National Market under the symbol "HARY". The transaction permits PFCI to develop a business model based on Harry's existing businesses and potentially acquire a significant equity investment in Harry's. The Company has provided PFCI with a $17.0 million secured loan that is convertible, after a moratorium period and subject to PFCI meeting certain financial performance criteria, into a majority equity interest in PFCI. See "Certain Transactions--Progressive Food Concepts, Inc."

  Harry's owns and operates five stores in the Atlanta area, including: three Harry's Farmers Markets, mega-markets specializing in high quality fruits, vegetables, meats and seafood, fresh bakery goods, fresh ready-to-heat and ready-to-eat prepared foods, and deli, cheese and dairy products; and two smaller Harry's In A Hurry stores, which emphasize high quality, fresh ready-to-heat prepared foods and specialty perishables. Harry's line of over 300 ready-to-heat prepared meals are made in its 28,000 square foot USDA-approved manufacturing facility, and over 200 proprietary bakery items are baked fresh daily in its 55,000 square foot bakery.

  Pursuant to the agreements with Harry's, PFCI has acquired beneficial ownership of, and a royalty-free license to use, all of Harry's intellectual property and trademark rights outside the states of Georgia and Alabama (including all rights to the Harry's Farmers Market and Harry's In A Hurry retail concepts) and access to Harry's personnel, information, and facilities for purposes of developing a business model based on Harry's businesses.

PFCI has also obtained the right to acquire, subject to certain conditions, up to seven million shares of Harry's Class A common stock (representing approximately 43% of Harry's currently outstanding common stock and approximately 20% of the voting power of such outstanding common stock), and a right of first refusal with respect to additional financings and business combination transactions into which Harry's may propose to enter.

  Messrs. Beck and Nadhir each own a 46.2% equity interest in PFCI and Harry's owns a 7.6% equity interest in PFCI. Messrs. Beck and Nadhir currently intend to offer a significant portion of their shares of PFCI common stock to other persons, who may include area developers of the Company. The Board of Directors of the Company has determined that effective upon the sale by Mr. Nadhir to other persons of a majority of his interest in the common stock of PFCI and Mr. Nadhir's resignation as an officer of PFCI, the number of directors of the Company would increase to ten and Mr. Nadhir would be appointed as a director and Co-Chairman of the Company, in each case without further action by the Board.

BOSTON MARKET INTERNATIONAL

  The Company is in the preliminary stage of taking the Boston Market brand into foreign markets, which could occur through license, franchise, area development, joint venture, or other arrangements. The Company and BMI have entered into a letter of intent with John Sun, a restaurant developer in Southeast Asia, that contemplates the grant by the Company to BMI of certain development rights and the formation of a new entity that would sublicense from BMI the right to develop up to 600 Boston Market stores in Taiwan and the People's Republic of China. BMI is a newly formed entity that intends to seek private equity financing from third parties in order to provide its initial equity capital. The Company is negotiating a license with BMI which would grant to BMI the rights to develop Boston Market stores in such countries, and a convertible loan from the Company to BMI which could be convertible into a majority equity interest in BMI. On May 31, 1997, the Company, BMI and Mr. Sun agreed to extend, until June 1, 1998, the period during which such parties may negotiate and execute definitive agreements providing for BMI's development of Boston Market stores and Mr. Sun's sublicense from BMI. The extension resulted from Mr. Sun's desire to explore the possible opportunity to integrate the offerings of fresh, ready-to-heat prepared foods in Boston Market international stores and the Company's desire to focus, in the short-run, on its domestic business. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6. See also "Risk Factors--Development of Business of Boston Market International, Inc."

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The following table sets forth, for each of the Company's fiscal quarters indicated below, the high and low sale prices of the Common Stock as quoted on the Nasdaq National Market as reported by The Wall Street Journal (Western Edition).

                                                                 HIGH     LOW
                                                                ------- -------
      1995:
        First Quarter.......................................... $19 7/8 $14 1/2
        Second Quarter.........................................  26 5/8  16 7/8
        Third Quarter..........................................  27 1/2  23
        Fourth Quarter.........................................  35 7/8  25 7/8
      1996:
        First Quarter..........................................  37 5/8  27 3/8
        Second Quarter.........................................  37      27 1/4
        Third Quarter..........................................  36 3/8  24 1/8
        Fourth Quarter.........................................  41 1/2  31 3/8
      1997:
        First Quarter..........................................  38 1/4  24 3/8
        Second Quarter (through July 10, 1997).................  25 1/2  10 5/8

  On July 17, 1997, the last reported sale price of the Common Stock on the Nasdaq National Market was $12 15/16 per share. At July 17, 1997, there were approximately 2,900 record holders of the Common Stock.

  The Company has never paid cash dividends on its Common Stock and the Board of Directors intends to continue a policy of retaining any earnings for use in the Company's operations. The Company does not anticipate paying any cash dividends in the foreseeable future. In addition, the Company's current senior credit facilities prohibit the payment of any cash dividends.

                SELECTED CONSOLIDATED FINANCIAL AND STORE DATA
          (IN THOUSANDS, EXCEPT PER SHARE DATA AND NUMBER OF STORES)

  The following table sets forth selected consolidated financial and store data for the Company, including ENBC from the date of conversion (June 17, 1996) of the Company's loan to ENBC. This data should be read in conjunction with the Consolidated Financial Statements of the Company and the Notes thereto and Management's Discussion and Analysis of Financial Condition and Results of Operations included in this Prospectus.

                                     FISCAL YEARS ENDED(1)                       QUARTERS ENDED(1)
                         ----------------------------------------------------    ------------------
                         DEC. 27,  DEC. 26,  DEC. 25,  DEC. 31,     DEC. 29,     APR. 21,  APR. 20,
                           1992      1993      1994      1995         1996(2)      1996      1997
                         --------  --------  --------  --------    ----------    --------  --------
                                                                                    (UNAUDITED)
CONSOLIDATED STATEMENTS
 OF OPERATIONS DATA:
Revenue:
 Royalties and
  franchise related
  fees.................. $ 2,627   $ 11,551  $ 43,603  $ 74,662    $  115,510    $ 28,046  $ 41,432
 Interest income........     --       1,130    11,632    33,251        65,048      17,987    25,240
 Company stores.........   5,656     29,849    40,916    51,566        83,950       1,314    50,092
                         -------   --------  --------  --------    ----------    --------  --------
   Total revenue........   8,283     42,530    96,151   159,479       264,508      47,347   116,764
Costs and expenses:
 Cost of products sold..   2,241     11,287    15,876    19,737        31,160         480    18,744
 Salaries and benefits..   7,110     15,437    22,637    31,137        42,172       7,509    21,911
 General and
  administrative........   5,241     13,879    27,930    41,367        99,847(3)   10,811    30,088
 Provision for
  relocation............     --         --      5,097       --            --          --        --
                         -------   --------  --------  --------    ----------    --------  --------
   Total costs and
    expenses............  14,592     40,603    71,540    92,241       173,179      18,800    70,743
                         -------   --------  --------  --------    ----------    --------  --------
Income (loss) from
 operations.............  (6,309)     1,927    24,611    67,238        91,329      28,547    46,021
Other income (expense)..     459       (280)   (4,161)  (12,865)       23,854(4)   (2,791)   (6,554)
                         -------   --------  --------  --------    ----------    --------  --------
Income (loss) before
 income taxes and
 minority interest......  (5,850)     1,647    20,450    54,373       115,183      25,756    39,467
Minority interest in
 (earnings) of
 subsidiary.............     --         --        --        --         (5,235)        --     (2,586)
Income taxes............     --         --      4,277    20,814        42,990      10,107    15,433
                         -------   --------  --------  --------    ----------    --------  --------
Net income (loss)....... $(5,850)  $  1,647  $ 16,173  $ 33,559    $   66,958    $ 15,649  $ 21,448
                         =======   ========  ========  ========    ==========    ========  ========
 Net income (loss) per
  common and equivalent
  share................. $ (0.21)  $   0.06  $   0.38  $   0.66    $     1.01    $   0.24  $   0.32
                         =======   ========  ========  ========    ==========    ========  ========
 Weighted average
  number of common and
  equivalent shares
  outstanding...........  28,495     32,667    42,861    50,972        66,501      64,317    67,966
STORE DATA (UNAUDITED):
 Systemwide Boston
  Market store
  revenue(5)............ $42,654   $152,056  $383,691  $792,948    $1,166,591    $311,798  $415,238
 Number of Boston
  Market stores:
   Beginning of period..      34         83       217       534           829         829     1,087
   Opened...............      50        138       323       310           273          70        72
   Closed(6)............      (1)        (4)       (6)      (15)          (15)         (5)       0
                         -------   --------  --------  --------    ----------    --------  --------
   End of period........      83        217       534       829         1,087         894     1,159
                         =======   ========  ========  ========    ==========    ========  ========
   Company stores.......      19         38        41         3           105           3       226
   Franchised stores....      64        179       493       826           982         891       933
 Systemwide Einstein/Noah Bagel store revenue(5)...    $ 26,986(7) $  145,631    $ 29,764  $ 84,469
 Number of Einstein/Noah Bagel stores:
   Beginning of period.............................         --             60          60       315
   Opened or acquired..............................          60           266          87       105
   Closed(8).......................................         --            (11)         (9)       0
                                                       --------    ----------    --------  --------
   End of period...................................          60           315         138       420
                                                       ========    ==========    ========  ========
   Company stores..................................          47            14          61         0
   Franchised stores...............................          13           301          77       420

                                  AT DEC. 27, AT DEC. 26, AT DEC. 25, AT DEC. 31, AT DEC. 29, AT APR. 20,
                                     1992        1993        1994        1995        1996        1997
                                  ----------- ----------- ----------- ----------- ----------- -----------
CONSOLIDATED BALANCE
 SHEET DATA:
Working capital.................    $ 7,816    $  2,788    $ 32,049   $  313,483  $   58,829  $   (3,584)
Notes receivable................        773      45,716     202,500      456,034     800,519     852,834
Total assets....................     22,670     110,064     426,982    1,073,877   1,543,616   1,635,917
Long-term debt..................        --          --      130,000      307,178     312,454     381,871
Stockholders' equity............    $17,037    $ 94,906    $259,815   $  716,831  $  935,840  $  968,989

--------
 (1) The Company's fiscal year is the 52/53-week period ending on the last Sunday in December and normally consists of 13 four-week periods. The first quarter consists of four periods and each of the remaining quarters consists of three periods. The fiscal year ended December 31, 1995 includes 53 weeks of operations.
 (2) On June 17, 1996, the Company began consolidating ENBC's results of operations as a result of the Company's conversion of its loan to ENBC into a majority equity interest in ENBC's common stock. Giving pro forma effect of the Company's loan conversion as of the beginning of the Company's fiscal year, total revenue, net income, and net income per common and equivalent share were $292,030,000, $59,522,000, and $0.90, respectively.
 (3) Includes non-recurring charges of approximately $38.0 million.
 (4) Includes non-recurring gains of approximately $38.2 million.
 (5) Includes gross revenue for all stores in the respective Boston Market or Einstein/Noah systems.
 (6) Such stores were closed due to operating or site-related issues, changes in the market or trade area, changes in store development strategy, or failure of the store to meet desired sales or profitability levels. Of such stores, the Company closed two stores located in Michigan and area developers closed the remaining stores located in 15 states. Such stores were open for an average of 2.5 years prior to their closing. Costs associated with such closings were expensed by the owners of such stores.
 (7) Reflects period from March 24, 1995 (inception) through December 31,
     1995.
 (8) Such stores were closed because the sites were determined to be unsuitable for the Einstein Bros. Bagels brand and store. The Company closed five stores in Colorado and one store in California and area developers closed the remaining stores located in three states. Such stores were open for an average of approximately 23 months prior to closing. Costs associated with such closings were expensed by the owners of such stores.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OFFINANCIAL CONDITION AND RESULTS OF
                                  OPERATIONS

GENERAL

  During fiscal year 1996, the Company converted its loan into a majority equity interest in ENBC and acquired a 93% interest in Mid-Atlantic, its Boston Market area developer for the Philadelphia area. Subsequent to the Company's acquisition of its interest in Mid-Atlantic, Mid-Atlantic acquired 100% of the equity interest in New Jersey Rose, the Boston Market area developer for the southern New Jersey area. In March 1997, the Company converted its loan to BCNY into a majority equity interest in BCNY, its Boston Market area developer for the metropolitan New York, northern New Jersey, and Connecticut areas. Additionally, the Company has agreed to acquire a portion of the current equity holders' interest in BCNY, which, if acquired, will result in the Company having an equity interest in BCNY of approximately 84%. See "The Company--Area Developer Conversions or Acquisitions".

  As a result of these transactions, the revenue previously generated by the Company as a lender and service provider to ENBC and as a lender, franchisor, and service provider to such area developers prior to the date of the respective transactions has been eliminated in consolidation and replaced with revenue and operating expenses from ENBC franchise operations as well as from ENBC company-owned stores and from Company-owned stores from and after the dates of the respective transactions. The foregoing results are adjusted in the "minority interest" line item to reflect the minority interests not owned by the Company. As a result of these transactions, the operating results for the current reporting periods are not readily comparable to prior periods.

COMPANY-OWNED STORES

  As part of its rapid store development strategy, the Company had a practice of "seeding" a start-up market with Company stores, which the Company would subsequently sell to a newly-formed area developer for that market. In 1994 and 1995, as part of its store seeding practice, the Company sold 54 and 91 Boston Market stores, respectively, to newly formed area developers. As a result of the completion of the area developer network in 1995, the Company no longer has the need to "seed" start-up markets with Boston Market stores. ENBC has also seeded markets in a manner similar to that previously undertaken by the Company. ENBC sold 59 stores to its area developers in 1996 and it completed its store seeding program in March 1997. As a result of the sale of Company stores to newly-formed area developers, revenue and operating expenses from such stores (while owned by the Company and ENBC) was replaced with revenue generated as a franchisor and service provider. There have been no material gains or losses recognized as a result of the sales.

  Because of the store seeding program, stores owned by the Company in 1994 and 1995 were generally newer stores in start-up markets. Typically, these stores tend to have higher costs due to employee inexperience and resulting inefficiencies, a lack of store-specific operating history to assist in forecasting daily food and labor needs, and lack of brand awareness in their market area. Beginning with the acquisition of the Mid-Atlantic stores, the Company has established a base of Company-owned stores that it believes are more reflective of mature store performance in an established market. The following table sets forth store performance data for Company stores for the quarter ended April 20, 1997 (in thousands of dollars). Such amounts exclude unallocated capital charges, income taxes and non-store overhead costs, including accounting, administration and discretionary advertising:

      Net sales.................................................. $47,511 100.0%
      Food and paper costs.......................................  17,826  37.5%
      Salaries and benefits......................................  11,396  24.0%
      Operating expenses.........................................   4,049   8.5%
      Occupancy and advertising costs............................   5,569  11.7%
                                                                  ------- -----
      Store cash flow............................................ $ 8,671  18.3%
                                                                  ======= =====

RESULTS OF OPERATIONS

 Fiscal Year 1996 Compared to Fiscal Year 1995

  Revenue. Total revenue increased 66% for 1996 over 1995. Royalties and franchise related fees increased 55%, primarily attributable to higher royalties resulting from an increase in revenue from Boston Market franchised stores and the inclusion of ENBC royalties from the date of conversion of the Company's loan into ENBC common stock. Total Boston Market systemwide store revenue increased to $1.2 billion in 1996, up 47% from $792.9 million in 1995. The increase in systemwide store revenue was due primarily to an increase in the number of Boston Market stores open and higher average revenue per store. Gross weekly per store average ("WPSA") revenue per Boston Market store increased 6.6% to $24,064 for 1996, from $22,570 in 1995. WPSA represents the weekly per store average gross revenue for all stores in the Boston Market system based upon the actual number of days the stores are open in the reporting period. ENBC's royalties and franchise related fees accounted for 37% of the increase in royalty and franchise related fees for 1996. Interest income increased 96% over 1995 due to higher outstanding loan balances associated primarily with the increases in stores opened by Boston Market and ENBC area developers. ENBC's interest income from area developer financing accounted for 16% of the increase in interest income.

  Revenue from Company-owned stores is significantly affected by the average number of such stores operating in the periods being compared. The average number of Company stores for 1996 was 64 compared to 37 for 1995. This change in average number of stores is attributable to the timing of store sales to area developers in 1995 and the acquisition of stores in 1996. Revenue from Company stores increased 63% for 1996 compared with 1995. The increase for the fiscal year was due to a combination of a higher average number of Company stores operating during fiscal 1996 and the inclusion of ENBC's company stores from the date of conversion of the ENBC loan. Revenue from ENBC company stores accounted for 24% of the increase in store revenue for the fiscal year.

  Cost of Products Sold. As a result of a higher average number of Company stores operating during the year, cost of products sold increased 58% for 1996 compared with 1995. ENBC's company stores accounted for 24% of the increase in cost of products sold for the fiscal year. Costs of products sold, as a percentage of Company store revenue, decreased from 38.3% in 1995 to 37.1% in 1996. The decrease in the percentage was attributable to the inclusion of ENBC's company stores (from the date of conversion of the ENBC loan) which have a lower cost of sales than Boston Market stores and improved management of waste and operational variability at Boston Market stores.

  Salaries and Benefits. Salaries and benefits increased 35% for 1996 from 1995, primarily as a result of the higher average number of Company stores operating in 1996. The increase was also due to the inclusion of ENBC employees from the date of conversion of the Company's loan to ENBC and an increased number of employees at the Company's support center necessary to support systemwide expansion. ENBC accounted for 39% of the increase in salaries and benefits for the year.

  General and Administrative. Included in general and administrative expenses for 1996 were non-recurring charges of approximately $38 million for asset write-downs and a provision to purchase certain store equipment from Boston Market area developers related to the introduction of the new F.A.S.T. Track service system designed to provide faster service to Boston Market customers. Absent these items, general and administrative expenses increased 50% for 1996. The increase for the year was primarily attributable to greater depreciation and amortization expense, an increase in the general and administrative expenses at the support center necessary to support systemwide expansion, and inclusion of ENBC's general and administrative expenses from the date of conversion of the Company's loan to ENBC. Excluding the non-recurring charges, ENBC accounted for 38% of the increase in general and administrative expenses for the year. Included in general and administrative expenses were depreciation and amortization charges of $22.9 million in 1996 compared with $11.4 million in 1995. The increase in depreciation and amortization expense was primarily attributable to a higher fixed asset base reflecting the Company's and ENBC's investment in support center infrastructure as well as the goodwill associated with the acquisition of the interest in Mid-Atlantic and the conversion of the ENBC loan.

  Other Income (Expense). Included in other income (expense) for the year was a $38.2 million gain recognized as a result of ENBC issuing approximately 8.9 million shares of ENBC common stock to third parties at prices per share greater than the Company's carrying value. See Note 13 of Notes to Audited Consolidated Financial Statements. Absent this gain, the Company had a net expense of $14.3 million compared with a net expense of $12.9 million in 1995. This increase was due to additional interest expense incurred in 1996 resulting from the Company's LYONs being outstanding during all of 1996 versus only a portion of the year in 1995.

  Income Taxes. The provision for income taxes for 1996 reflects the Company's expected effective tax rate.

  Minority Interest. The minority interest in the earnings of subsidiary of $5.2 million for 1996 represents the minority ownership interest in the earnings of ENBC.

 Fiscal Year 1995 Compared to Fiscal Year 1994

  Revenue. Total revenue increased 66% for 1995 from 1994. Royalty and franchise related fees increased 71% primarily due to an increase in royalties attributable to the larger base of franchise stores operating systemwide, from 493 stores at December 25, 1994 to 826 stores at December 31, 1995 and an increase in lease and real estate services income. Interest income increased as a result of increased loans made to certain area developers.

  Revenue from Company stores increased 26% for 1995 due to a combination of a higher average number of Company stores open and higher average store revenue during 1995. The Company had three Company stores at December 31, 1995, compared to 41 at December 25, 1994. During 1995, the Company sold 91 Company stores that it had opened to seed development in start-up markets prior to executing area development agreements for such markets. The Company's seeding program concluded in 1995 as a result of the completion of its nationwide area developer network.

  Cost of Products Sold. Cost of products sold increased 24% for 1995 from 1994 primarily due to an increase in the number of Company stores open and higher average store revenue during the year.

  Salaries and Benefits. Salaries and benefits increased 38% in 1995 from 1994. The increase resulted from an increase in the number of employees at the Company's support center necessary to support systemwide expansion and an increase in the number of employees at Company stores due to a higher average number of Company stores open during the year.

  General and Administrative. General and administrative expenses increased 48% for 1995 from 1994. The increase is attributable to the continued development of the Company's support center infrastructure necessary to support systemwide expansion and higher general and administrative expenses at Company stores resulting from a higher average number of Company stores open during the year. Included in general and administrative expenses were depreciation and amortization charges of $11.4 million in 1995 and $6.1 million in 1994. The increase in depreciation and amortization expense is primarily attributable to a substantially higher fixed asset base reflecting the Company's investment in its infrastructure.

  Other Expense. The Company incurred other expense of $12.9 million in 1995 compared with other expense of $4.2 million in 1994. This increase reflects higher net interest expense, primarily attributable to the Company's 4 1/2% Debentures, which were outstanding during all of 1995, interest expense on the Company's LYONs commencing in June 1995, and short-term borrowings under its credit facility, partially offset by higher interest income.

  Income Taxes. The provision for income taxes for 1995 reflects the Company's expected effective tax rate.

 Fiscal Year 1994 Compared to Fiscal Year 1993

  Revenue. Total revenue increased 126% for 1994 from 1993. Royalty and franchise related fees increased 277% primarily due to an increase in royalties attributable to the larger base of franchise stores operating systemwide, from 179 stores at December 26, 1993 to 493 stores at December 25, 1994, and an increase in franchise fees related to the increase in the number of stores that commenced operation as franchised stores during the year. Additional factors contributing to the increase in revenue from royalty and franchise related fees include an increase in lease income due to a higher number of store sites that the Company owns and leases to area developers, and recognition of software license and maintenance fees for store-level computer software systems developed by the Company for use by franchisees. No software-related fees were earned in 1993. Interest income increased as a result of increased loans made to certain area developers.

  Revenue from Company stores increased 37% for 1994 from 1993. This increase was due to a higher average number of Company stores open during the year. The Company had 38 Company stores at December 26, 1993 compared to 41 at December 25, 1994. During 1994, the Company sold 54 Company stores that it had opened to seed new markets.

  Cost of Products Sold. Cost of products sold increased 41% for 1994 from 1993. This increase was primarily due to an increase in the number of Company stores open during 1994.

  Salaries and Benefits. Salaries and benefits increased 47% for 1994 from 1993. The increase resulted from an increase in the number of employees at the Company's support center necessary to support systemwide expansion and an increase in the number of employees at Company stores due to a higher average number of Company stores open during the year.

  General and Administrative. General and administrative expenses increased 101% for 1994 from 1993. The increase is attributable to the development of the Company's support center infrastructure necessary to support systemwide expansion and higher general and administrative expenses at Company stores resulting from a higher average number of Company stores open during the year. Included in general and administrative expenses were depreciation and amortization charges of $6.1 million in 1994 and $2.0 million in 1993. The increase in depreciation and amortization expense is primarily attributable to a substantially higher fixed asset base reflecting the Company's investment in its infrastructure.

  Provision for Relocation. In September 1994, the Company consolidated its four Chicago-based support center facilities into a single facility and relocated to Golden, Colorado. The total cost of the relocation was $5.1 million.

  Other Expense. The Company incurred other expense of $4.2 million in 1994, compared with other expense of $0.3 million in 1993. This increase reflects higher interest expense, primarily attributable to the $130.0 million of the 4 1/2% Debentures and short-term borrowings under its unsecured credit facility, partially offset by higher interest income.

  Income Taxes. Included in income taxes in 1994 is a $3.5 million benefit reflecting an adjustment to the valuation allowance previously provided against deferred tax assets.

  Quarter Ended April 20, 1997 Compared to Quarter Ended April 21, 1996

  Revenue. Total revenue increased 147% for the quarter ended April 20, 1997 over the quarter ended April 21, 1996. Royalties and franchise related fees increased 48%, primarily attributable to the inclusion of ENBC royalties and franchise related fees and higher royalties resulting from an increase in revenue from Boston Market franchised stores. ENBC's royalties and franchise related fees accounted for 70% of the increase in royalty and franchise related fees for the first quarter of 1997. Interest income increased 40% over the first quarter of 1996 due to the inclusion of ENBC interest income and higher outstanding loan balances associated with the increase in stores opened by Boston Market area developers. ENBC's interest income from area developer financing accounted for 73% of the increase in interest income.

  Revenue from Company stores is significantly affected by the average number of such stores operating in the periods being compared. The average number of Company stores for the first quarter of 1997 was 134 compared to 3 for the first quarter of 1996. This change in average number of stores is attributable to the acquisition or conversion of Mid-Atlantic, New Jersey Rose, and BCNY. Revenue from Company stores increased from $1.3 million for the first quarter of 1996 to $50.1 million for the first quarter of 1997. The increase for the first quarter of 1997 was due primarily to a higher average number of Company stores operating during the first quarter of 1997.

  Total systemwide Boston Market gross revenue was $415.2 million for the first quarter of 1997 compared to $311.8 million for the first quarter of 1996. The increase in systemwide store revenue was due primarily to an increase in the number of Boston Market stores. WPSA revenue per Boston Market store increased 3.4% from $22,762 for the first quarter of 1996 to $23,528 for the first quarter of 1997. The cost of customer discounts and promotions to the stores in the Boston Market system, net of vendor allowances, expressed as a percentage of systemwide gross revenue, increased from approximately 3% for the first quarter of 1996 to approximately 7% for the first quarter of 1997. In general, over the past year the Company believes the increase in customer discounts and promotions was primarily attributable to an increase in promotions associated with the introduction of the Boston Carver and Extreme Carver line of sandwiches. The Company believed that its entry into the highly competitive sandwich business required a higher level of promotions than its core dinner business. The Company now believes, however, that because a significant portion of sandwich sales are occurring at dinner, the promotions undertaken to drive its sandwich business during the lunch daypart have negatively affected sales of individual meals at dinner and led to an increase in promotions of its core dinner products. Accordingly, the Company believes that reducing the level of price-promoted offers is an important element in achieving the overall brand positioning it desires. As a result, beginning in the second quarter of 1997, management has begun to modify the Company's marketing strategy to unify its brand message to market both its lunch and dinner products in a single message, with an emphasis on its dinner products. Such strategy will also include reduced levels of price-promoted offers and media spending. The Company believes that a reduction in the overall level of price-promoted offers and media spending will, at least initially, negatively affect WPSAs, which in turn, will negatively affect store-level profitability. The Company believes that such strategy has begun to negatively impact store performance in the second quarter of 1997. The Company believes that it may take several quarters for customer transactions to return to historical levels in light of fewer price-promoted offers and lower media spending. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  Cost of Products Sold. As a result of a higher average number of Company stores operating during the quarter, cost of products sold increased from $.5 million for the first quarter of 1996 to $18.7 million for the first quarter of 1997. Cost of products sold, as a percentage of Company store net revenue, increased from 36.5% for the first quarter of 1996 to 37.4% for the first quarter of 1997. The increase in the percentage was primarily attributable to lower net revenue resulting from the increased level of customer discounts and promotions in the first quarter of 1997 compared to the first quarter of 1996.

  Salaries and Benefits. Salaries and benefits increased 192% for the first quarter of 1997 compared to the first quarter of 1996, primarily as a result of the higher average number of Company stores operating in the first quarter of 1997. The increase was also due to the inclusion of ENBC employees at both ENBC company stores and its support center. ENBC accounted for 21% of the increase in salaries and benefits for the 1997 quarter. In June 1997, the Company reduced its support center workforce by approximately 115 people. The workforce reduction is presently estimated by the Company to result in a one-time charge of up to $4.0 million in the second quarter of 1997. The reduction in workforce is expected to result in lower salary and benefit expense for the remainder of 1997. Such workforce reductions are primarily the result of the elimination of duplicative positions and the consolidation of various administrative functions. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  General and Administrative. General and administrative expenses increased 178% for the first quarter of 1997 compared to the first quarter for 1996. The increase for the quarter was attributable to the increased number of Company stores, greater depreciation and amortization expense, and inclusion of ENBC's general and administrative expenses. ENBC accounted for 27% of the increase in general and administrative expenses for the quarter. Included in general and administrative expenses were depreciation and amortization charges of $10.9 million for the first quarter of 1997 compared with $4.2 million for the first quarter of 1996. The increase in depreciation and amortization expense was attributable to the assets acquired from Mid-Atlantic, ENBC, BCNY, and New Jersey Rose as well as a higher corporate fixed asset base reflecting the Company's investment in support center infrastructure. The reduction in workforce is expected to result in lower general and administrative expense for the remainder of 1997. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  Other Expense. The Company incurred a net expense of $6.6 million for the first quarter of 1997 compared to a net expense of $2.8 million for the first quarter of 1996. This increase was due to lower interest income earned in 1997 as a result of a lower cash balance during the quarter compared to the first quarter of 1996 and the incurrence of interest expense in the first quarter of 1997 resulting from borrowings on the Company's and ENBC's senior secured revolving credit facilities. Included in other expense for the first quarter of 1997 was a $.7 million gain recognized as a result of ENBC issuing shares of its common stock to third parties at prices per share greater than the Company's carrying value.

  Income Taxes. The provision for income taxes for the first quarter of 1997 is based upon the Company's anticipated tax rate.

  Minority Interest. The minority interest in the earnings of subsidiaries of $2.6 million for the first quarter of 1997 represents the minority ownership interest in the earnings of ENBC and BCNY.

LIQUIDITY AND CAPITAL RESOURCES

  Cash provided from operations increased to $144.9 million for 1996 from $55.5 million for 1995 and from $35.9 million for 1994. Income before non-cash charges and credits increased to $99.4 million for 1996 compared to $65.4 million for 1995 and $26.2 million for 1994. The annual increases were due primarily to increased net income. Cash provided from working capital was $45.5 million for 1996 compared with a decrease of working capital of $10.0 million for 1995 and an increase in working capital of $9.8 million for 1994. The change in working capital for 1996 compared to 1995 was primarily attributable to increases in accounts payable and accrued expenses experienced as a result of the general growth of the business. The working capital generated in 1994 resulted from an increase in accounts payable and accrued expenses due to the general growth in the business and an increase in deferred franchise revenue associated with executing franchise agreements for new stores.

  Cash used in operations was $15.9 million for the first quarter of 1997 compared to cash provided from operations of $27.9 million for the first quarter of 1996. Income before non-cash charges and credits increased to $40.2 million for the first quarter of 1997 compared to $25.4 million for the first quarter of 1996 due primarily to increased net income and depreciation and amortization. Cash provided from working capital was $2.5 million for the first quarter of 1996 compared with cash used for working capital of $56.1 million for the first quarter of 1997. The change in working capital in the first quarter of 1997 compared to the first quarter of 1996 was primarily attributable to payments of accounts payable and accrued expenses in the first quarter of 1997.

  Cash provided from financing activities over the past three years reflect the Company's use of various sources of capital to fund its business. During 1996, the Company sold 2,992,000 shares of its Common Stock for net proceeds of approximately $100.3 million and ENBC sold 8,670,000 shares of ENBC common stock, which raised net proceeds of $174.6 million, including purchases by the Company of $45.9 million of shares of ENBC's common stock.

  In 1996, the Company terminated its existing revolving credit facility and entered into a new $110.0 million senior revolving credit facility. Borrowings under the revolving credit facility bear interest at either the agent's reference rate plus an applicable margin or the eurodollar rate plus an applicable margin, at the Company's option. The revolving credit agreement is secured by certain assets of the Company and expires in December 1999. The Company also entered into a new $190.0 million senior secured credit facility, structured as a master lease, which provides financing for equipment and real estate for stores operated by the Company and its area developers. The 1996 master lease facility is accounted for as an operating lease, bears interest at LIBOR plus an applicable margin, and has terms, including renewal options, of between three and five years. As of December 29, 1996, the Company had utilized approximately $149.0 million of the facility to retire the existing outstanding balance under a prior master lease and to finance equipment and real estate for new stores. Availability of borrowings under the Company's revolving credit facility and the 1996 master lease facility is formula-based. In connection with the revolving credit facility and the 1996 master lease facility, the Company also entered into a facilities agreement, which contains affirmative, negative, and financial covenants governing both such facilities. The revolving credit facility and the 1996 master lease facility are also cross-collateralized and cross-defaulted. As of December 29, 1996, the Company and ENBC had $50.1 million and $50.7 million, respectively, available in cash and cash equivalents. In addition, the Company and ENBC had $110.0 million and $45.0 million, respectively, available under their revolving credit facilities.

  During 1995, the Company completed the sale of LYONs, for which the Company received gross proceeds of approximately $172.5 million and sold 10,350,000 shares of its Common Stock for net proceeds of approximately $342.0 million. See Note 6 of Notes to Audited Consolidated Financial Statements. During 1994, the Company issued $130.0 million of 4 1/2% Debentures. See Note 6 of Notes to Audited Consolidated Financial Statements. During 1994, the Company also sold 6,900,000 shares of its Common Stock for net proceeds of approximately $120.0 million.

  During the first quarter of 1997, the Company and ENBC borrowed an aggregate of $65.3 million under their senior secured revolving credit facilities. Subsequent to the end of the first quarter of 1997, the Company completed the issuance of $287.5 million in aggregate principal amount of its 7 3/4% Debentures and ENBC completed the issuance of $125.0 million in aggregate principal amount of its 7 1/4% convertible subordinated debentures due 2004. The Company and ENBC utilized a portion of such proceeds to retire the outstanding balances under their senior secured revolving credit facilities. During the first quarter of 1996, the Company received net proceeds of $87.4 million from issuance of shares of Common Stock.

  The Company's primary use of capital reflects its goal of establishing brand awareness and market leadership by providing partial financing to its area developers for their use in store development and to finance their working capital needs. As of April 20, 1997, the Company had secured loan commitments to its Boston Market financed area developers aggregating $755.6 million of which $622.7 million had been advanced. As of April 20, 1997, ENBC had secured loan commitments to its area developers aggregating $359.9 million, of which $211.7 million had been advanced. Net loan advances to area developers were $378.3 million in 1996 (consisting of $1,198.8 million of loan advances, net of $820.5 million of loan repayments), $210.2 million in 1995 (consisting of $549.2 million of loan advances, net of $339.0 million of loan repayments), and $156.4 million in 1994 (consisting of $224.9 million of loan advances, net of $68.5 million of loan repayments).The annual increases in loan advances were attributable to more stores being opened each year by the Company's and ENBC's area developers and consolidation among area developers. Net loan advances to area developers declined to $126.3 million for the first quarter of 1997 (consisting of $416.7 million of loan advances, net of $290.4 million of loan repayments) from $138.7 million for the first quarter of 1996 (consisting of $299.4 million of loan advances, net of $160.7 million of loan repayments). The majority of the loan advance and repayment activity reflects the revolving nature of the loans; that is, amounts are drawn and repaid on a regular basis to optimize cash management. Other loan advances and repayments in 1996 and 1995 consisted primarily of activity under the Company's convertible loan to ENBC prior to the date of conversion of the loan. Certain notes to Boston Market area developers which were issued with original maturities prior to fiscal 1999 have been amended to change their due dates in connection with the significant expansion in 1996 of the area developers' development schedules and/or in connection with the contribution of additional equity capital to an area developer by third parties. In connection with and as a result of the amendments to the area development agreements between the Company and its area developers to effect the reduction in the rate of store development, the Company expects to amend such area developers' loan agreements with the Company to extend the principal draw and repayment periods under such loan agreements to reflect the extended store development schedules. See "Risk Factors--Expansion/Dependence on Area Developers."

  As a result of executing the rapid expansion strategy required by the Company, Boston Market financed area developers have incurred net losses in each of the last three years. The net losses incurred over this three-year period, which aggregated $156.5 million in 1996, $148.3 million in 1995, and $51.3 million in 1994, include (a) depreciation and amortization charges of approximately $93.0 million, (b) approximately $148.0 million attributable to investment overhead, scale inefficiencies in operating overhead, and other start-up costs which the Company believes are necessary to establish the Boston Market brand in new territories and open stores at a rate sufficient to gain a competitive advantage, and (c) royalties, interest, and other franchise related fees that would no longer be incurred in the event the Company were to acquire, or convert its convertible secured loans to, such financed area developers. The net loss amounts for each of the fiscal years represent the aggregate net loss amounts for all financed area developers, the operations of which were not consolidated into the Company's financial statements as of the date the Company first reported such losses for such fiscal year. As a result of the foregoing factors, as well as ongoing improvements to store operating performance and increases in scale efficiencies, the Company does not consider these start-up losses to be a meaningful financial measure during this rapid expansion phase (i.e., that period during which new stores constitute a significant percentage of the store base). The Company believes the rapid expansion phase for most of its developers should last approximately four to five years from the time significant development commences in such area developer's ADI, although the rate of store development may vary within the rapid expansion phase. However, as a result of the reduction in the rate of store development, the Company expects that the rapid expansion phase may be extended. As the rapid expansion phase ends, the size of the area developer's store base should enable the developer to gradually reduce and eventually recover such start-up losses. The reduction in and recovery of losses is expected to be driven primarily by lower investment overhead, increased operational and advertising efficiencies, greater economies of scale, and further increases in store revenue through continued product and service enhancements. The point at which losses may be recovered will vary by area developer depending primarily upon the size and timing of the area developer's store development schedule, the achievement of advertising efficiency, the level of debt and interest charges, the intensity of competition, and the quality of management; however, there can be no assurance that such losses will be recovered. Because the financed area developers are generally two to three years into significant store development in their respective ADIs, the Company believes substantially all of its financed area developers will remain in the rapid expansion phase during 1997 in most of their ADIs. The Company believes that the modification of its marketing strategy away from high levels of price-promoted offers and media spending to reduced levels of price-promoted offers and media spending will, at least initially, negatively affect store-level profitability. Because store-level profitability affects, in part, the amount of area developer losses, the modification of the Company's marketing strategy may negatively affect the amount of aggregate net losses that the area developers will incur in 1997. The Company believes, however, that such negative effect may be offset, in whole or in part, by reduced overhead expenses resulting from centralized administrative functions and shared corporate and managerial resources among area developers and reduced price-promoted offers and media spending. See "The Company--Current Initiatives in the Boston Market System-- Organizational Strategy." Subsequent to the completion of the rapid expansion phase, the Company expects area developer profitability to be a more meaningful factor in assessing loan recoverability and any future loan commitments. Although the Company believes its current financed area developers will achieve profitability, in the event the foregoing strategy does not come to fruition or an area developer otherwise fails to achieve a sufficient level of profitability subsequent to the completion of its rapid expansion phase, such event could have a material adverse impact on the Company's financial position and results of operations. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  The allowance for financed area developers' loan losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of use of loan proceeds, adherence to store development schedules, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors that management deems relevant at the time. Based upon this review and analysis, no allowance for loan losses was required as of December 29, 1996 and April 20, 1997.

  Area developer loans are typically convertible into a majority equity interest in the area developer at a conversion price set forth in the loan agreement, which is at a premium over the per unit price paid by investors in the area developer for their equity, after the expiration of a moratorium period, provided generally that the area developer has completed not less than 80% of its area development commitment, or in the event of certain defaults. Any determination to convert any area developer loan or otherwise acquire an equity interest in any area developer would involve a variety of economic and operational considerations, including the projected financial impact of converting the loan, the status of the area developer's market penetration, the performance of the area developer's stores, the Company's desire to own such stores and the willingness of the Company to incur the risk of owning such stores versus receiving income as a franchisor, lender, and service provider, the Company's ability to manage stores if necessary, the future capital requirements of the area developer and its ability to raise a portion of such capital, and the demand on Company resources. However, factors and circumstances unique to a specific transaction may also impact the Company's decision. In addition, any loan conversion or other acquisition of an equity interest in an area developer by the Company would not be indicative of whether the Company intended to, or would, convert or otherwise acquire an equity interest in any other area developer. There can be no assurance that the Company will exercise its future rights to acquire an equity interest in any area developer to which it provides financing or that such exercise will result in control of the area developer. The Company has no present intention to convert any of its area developers' loans or otherwise acquire an equity interest in any area developer.

  In addition to providing financing to its area developers, the Company's capital requirements relate to continued development of its corporate infrastructure, which supports systemwide expansion, acquisition and development of Company stores, and funding commitments to PFCI and any future commitments to BMI. The Company has committed to provide PFCI a $17.0 million convertible secured loan and expects to make a convertible secured loan to BMI. See "The Company--Progressive Food Concepts, Inc." and "The Company-- Boston Market International." In 1996, the Company expended $50.5 million on its corporate infrastructure and $49.3 million to acquire and develop Company stores. During 1995 and 1994, the Company expended $24.9 million and $46.3 million, respectively, on its corporate infrastructure and $87.5 million and $115.8 million, respectively, to develop Company stores and acquire real estate for store development. These capital expenditures have been partially offset with cash proceeds from selling Company stores as a result of the Company's store seeding practice. The Company generated $54.1 million and $40.5 million in 1995 and 1994, respectively, from selling Company stores to newly-formed area developers. During 1996, ENBC generated $30.1 million from the sale of ENBC company stores to newly-formed area developers. In addition to this seeding program, the Company generated cash from financing land, building and equipment of $45.4 million, $18.4 million, and $6.1 million in 1996, 1995, and 1994, respectively.

  As of April 20, 1997, the Company had funded $6.9 million of its loan commitment to PFCI. In the first quarter of 1997, the Company expended $7.4 million on its corporate infrastructure and $18.4 million for Boston Market and ENBC store acquisition and development, including acquisition of real estate. In the first quarter of 1996, the Company expended $20.9 million on its corporate infrastructure and $6.2 million for Boston Market store development, including acquisition of real estate. These capital expenditures have been partially offset with cash proceeds from selling ENBC company stores as a result of its store seeding practice. During the first quarter of 1997, ENBC generated $3.6 million from the sale of ENBC company stores to a newly-formed area developer. As of the end of the first quarter of 1997, both the Company and ENBC have completed their store seeding programs; accordingly, neither the Company nor ENBC anticipates receiving cash proceeds in the future from the sale of stores to newly-formed area developers. In addition to this seeding program, the Company generated cash from financing land, building and equipment and from the sale of assets of $16.7 million and $1.1 million in the first quarters of 1996 and 1997, respectively.

  The Company anticipates that it and its area developers will have a need for additional financing dependent primarily upon the number of stores opened, the cost of such stores and store operating results. As of April 20, 1997, the Company and its area developers had entered into area development agreements that provide for the opening of 2,425 additional stores. However, as a result of a number of factors, including the availability and cost of capital to the restaurant industry in general and to the Company in particular and recent store performance, as well as the possible opportunity to integrate offerings of fresh, ready-to-heat prepared foods in existing or future Boston Market stores, the Company and its area developers have determined to reduce the rate of store development. Such reduction will not alter the total number of stores committed to be opened under the existing area development agreements. The Company is currently negotiating amendments to the development agreements with its area developers to extend the period over which the stores will be developed, which period was originally five to seven years. The Company expects that the reduction in store development will result in the opening systemwide of 150 to 200 Boston Market stores in fiscal year 1997 and 150 to 250 Boston Market stores in fiscal year 1998. The Company's original development objective was to open approximately 300 stores in each such fiscal year. The reduction in the rate of store development will negatively impact earnings for 1997 and 1998. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  The Company also expects that BMI, its area developers, franchisees, licensees, and/or joint venture partners, ENBC and its area developers, and PFCI will have need for additional financing. However, on May 31, 1997, the Company, BMI and Mr. Sun agreed to extend, until June 1, 1998, the period during which such parties may negotiate and execute definitive agreements providing for BMI's development of Boston Market stores and Mr. Sun's sublicense from BMI. The extension resulted from Mr. Sun's desire to explore the possible opportunity to integrate the offerings of fresh, ready-to-heat prepared foods in Boston Market international stores and the Company's desire to focus, in the short-run, on its domestic business. The delay in international development will effect the amount of fees to be received by the Company from BMI and the cost and expenses incurred by the Company in connection with such development, which, in turn, will negatively impact earnings for 1997 and 1998. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  The Company believes that none of the factors being considered by it and its area developers and BMI in reviewing the rate of Boston Market store development will effect the rate of ENBC's area developers' store development. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

  The Company's capital requirements depend primarily upon the amount and timing of borrowings under the loan agreements between the Company and its area developers, ENBC, BMI and PFCI. The Company, ENBC and the other aforementioned entities may seek additional funds from offerings of debt or equity securities. There can be no assurance that the Company, ENBC or such entities will be able to raise such funds on satisfactory terms when needed. SEE "SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS" ON PAGE 6.

SEASONALITY

  Historically, the Company has experienced lower average store revenue in the months of January and February as a result of inclement weather.

IMPACT OF INFLATION

  The Company and ENBC believe that inflation has not had a material impact on its operations to date. Substantial increases in labor, employee benefits, food, and other operating expenses could adversely affect the operations of Boston Market, Einstein Bros. Bagels and Noah's New York Bagel stores.

                                  MANAGEMENT

  Set forth below are the names and ages of the executive officers and directors of the Company and summaries of their business experience. All directors hold office until the next annual meeting of stockholders and until their successors have been duly elected and qualified. Executive officers are elected by, and serve at the discretion of, the Board of Directors. The executive officers and directors of the Company are as follows:

 NAME                          AGE                  POSITION
 ----                          ---                  --------
                                   Chairman of the Board, President and Chief
 Scott A. Beck(1).............  39 Executive Officer
                                   Vice-Chairman of the Board and Chief
 Mark W. Stephens(1)..........  42 Financial Officer
 Laurence M. Zwain(1).........  44 Vice-Chairman of the Board
 Mark R. Goldston(1)..........  42 Vice-Chairman of the Board
                                   Chief Financial Officer--Boston Market
 Dennis Mullen................  53 Concept
                                   Senior Vice President, Co-General Counsel
 Joel M. Alam.................  39 and Secretary
                                   Senior Vice President, Co-General Counsel
 Paul A. Strasen..............  40 and Assistant Secretary
 Mark A. Link.................  38 Vice President--Financial Reporting
 Dean L. Buntrock(2)..........  66 Director
 Arnold C. Greenberg(2)(3)(4).  64 Director
 J. Bruce Harreld.............  46 Director
 M Howard Jacobson(2)(3)(4)...  64 Director
 Peer Pedersen(2)(3)..........  72 Director

--------
(1) Member of the Executive Committee.
(2) Member of the Audit Committee.
(3) Member of the Compensation Committee.
(4) Member of the Stock Option Committee.

  Scott A. Beck joined the Company as Chairman of the Board, Chief Executive Officer, and a director in June 1992 and has been Chairman or Co-Chairman since that date. In January 1997, he also assumed the responsibilities of President of the Company. He was Vice Chairman of the Board of Blockbuster Entertainment Corporation ("Blockbuster") from September 1989 until his retirement in January 1992, and Chief Operating Officer from September 1989 to January 1991. From June 1987 to August 1989, Mr. Beck was Managing Partner of Blockbuster's first and largest franchisee ("Blockbuster Midwest") until its acquisition by Blockbuster in 1989. Since 1980, Mr. Beck has served as President of Pace Affiliates, Inc., an investment banking firm which he founded. Mr. Beck is the Company's officer principally in charge of overseeing the Company's investment in ENBC and serves as their Chairman of the Board.

  Mark W. Stephens joined the Company as Chief Financial Officer in October 1993 and, in addition, became a Vice Chairman of the Board and a director in December 1995. From November 1992 until October 1993, he was Managing Director of Haas, Wheat & Partners Incorporated, a private investment firm. From April 1989 until November 1992, Mr. Stephens was a Senior Vice President of Grauer & Wheat Investments, Inc. Prior thereto, Mr. Stephens was Senior Vice President of Donaldson, Lufkin & Jenrette Securities Corporation from 1985 until 1989 and Vice President of Merrill Lynch Private Capital from 1984 to 1985.

  Laurence M. Zwain became a Vice Chairman of the Board and a director of the Company in August 1996. In addition, Mr. Zwain served as President and Chief Executive Officer of the Company's Boston Market division from January 1996 until May 1997. From November 1994 until joining the Company, Mr. Zwain served as President and Chief Operating Officer of PepsiCo Restaurants International, a division of PepsiCo, Inc. From September 1992 until November 1994, he served as President and Chief Executive Officer of KFC International. From February 1991 until September 1992, he served as Senior Vice President of Operations for KFC International. From October 1988 until February 1991, he served as Division Vice President of Pizza Hut, Inc.'s

Western U.S. region. Mr. Zwain was Vice President of New Concepts for Pizza Hut from 1987 to 1988, and served as Vice President of National Marketing for Pizza Hut from 1986 to 1987. KFC and Pizza Hut, Inc. are subsidiaries of PepsiCo, Inc.

  Mark R. Goldston joined the Company in January 1996 to undertake various special projects and became a Vice Chairman of the Board and a director in August 1996. Mr. Goldston also serves as President, Chief Executive Officer and a director of ENBC. From July 1994 to April 1996, Mr. Goldston was the Chairman and Chief Executive Officer of The Goldston Group, a strategic advisory firm which advises high-growth companies on improving performance and creating operating leverage and efficiencies. From October 1991 to June 1994, Mr. Goldston served as President and Chief Operating Officer of L.A. Gear, Inc.

  Dennis Mullen joined the Company in June 1997 as Chief Financial Officer-- Boston Market Concept. From March 1994 until June 1997, he served as President and Chief Executive Officer of BC Northwest, L.P., an area developer of the Company. From November 1993 until March 1994, he was employed by the Company and was responsible for developing Boston Market stores in the Pacific Northwest. Prior thereto, he was Chairman, President and Chief Executive Officer of Famous Restaurants, Inc. for approximately ten years.

  Joel M. Alam became Senior Vice President, Co-General Counsel and Secretary of the Company in May 1997. Mr. Alam also serves as a Senior Vice President of ENBC, a position he has held since February 1997, and as Secretary of ENBC, a position he has held since April 1995. From April 1995 to February 1997, he was a Vice President of ENBC. From January 1994 to April 1995, he was Vice President and Associate General Counsel of the Company and from May 1993 to January 1994 he was Assistant General Counsel of the Company. Prior to that time, Mr. Alam was an associate at the Chicago law firm of Bell, Boyd & Lloyd from 1986 to May 1993.

  Paul A. Strasen became Senior Vice President, Co-General Counsel and Assistant Secretary of the Company in May 1997. Mr. Strasen also serves as a Senior Vice President of ENBC, a position he has held since February 1997, and General Counsel of ENBC, a position he has held since April 1995. From April 1995 to February 1997, he was a Vice President of ENBC. Prior to that time, he was a partner at the Chicago law firm of Bell, Boyd & Lloyd from 1988 to April 1995.

  Mark A. Link became Vice President--Financial Reporting of the Company in March 1995 and became Principal Accounting Officer in December 1995. Mr. Link joined the Company in December 1993 as Director of SEC and Financial Reporting and served in that capacity until March 1995. From 1980 until December 1993, Mr. Link was employed by Deloitte & Touche, LLP where he was a Senior Manager for five years prior to joining the Company. Mr. Link is a certified public accountant.

  Dean L. Buntrock has been a director of the Company since October 1993. Mr. Buntrock is a director of WMX Technologies, Inc. ("WMX") and has served as Chairman of the Board of WMX since its founding in 1968. From 1968 until June 1996, Mr. Buntrock served as Chief Executive Officer of WMX and in February 1997, assumed the position of acting Chief Executive Officer of WMX. Mr. Buntrock is a director of Waste Management International plc and Wheelabrator Technologies Inc., both subsidiaries of WMX. He is also a director of First Chicago NBD Corporation.

  Arnold C. Greenberg has been a director of the Company since February 1991. Mr. Greenberg is an attorney and has been a self-employed private investor and business consultant since May 1988. From 1985 to May 1988, Mr. Greenberg was the Chairman of the Board of Directors and Chief Executive Officer of Coleco Industries, Inc.

  J. Bruce Harreld became a director of the Company in June 1993. From September 1993 until October 1995, he served as President of the Company. In October 1995, Mr. Harreld became Senior Vice President--Strategy of International Business Machines Corporation. Mr. Harreld has been Chairman of JBH, Inc., management consultants, and an Adjunct Professor of Management of the J.L. Kellogg School of Management of

Northwestern University since June 1993. From June 1993 until September 1993, JBH, Inc. and Mr. Harreld provided services to the Company relating to systems and process consulting, design and implementation management under a consulting agreement that was terminated in September 1993. Mr. Harreld was the Senior Vice President, Marketing and Information Services from 1992 to 1993 and the Senior Vice President/Chief Information Officer from 1989 to 1992 of Kraft General Foods, Inc. He was the Senior Vice President, Chief Information Officer from 1988 to 1989 and the President, Venture Division and the Senior Vice President, Strategy and Development from 1987 to 1988 of Kraft, Inc.

  M Howard Jacobson has been a director of the Company since February 1991. Since October 1991, he has been a Senior Advisor to Bankers Trust, Private Advisory Services. From August 1989 to August 1991, he was a Senior Advisor to Prudential Bache Capital Funding. Prior thereto, Mr. Jacobson was President, Treasurer and a director of Idle Wild Foods, Inc., a Fortune 500 company. Mr. Jacobson also serves as a director of Allmerica Property and Casualty Companies, Inc., Wyman-Gordon Company and Stonyfield Farm, Inc.

  Peer Pedersen has been a director of the Company since January 1993. Mr. Pedersen is managing partner of Pedersen & Houpt, P.C., a Chicago law firm, where he has practiced law since 1957. Mr. Pedersen serves as a director of WMX, Aon Corporation, Extended Stay America, Inc. and Latin America Growth Fund.

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of June 30, 1997 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock; (ii) each director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended ("Exchange Act"). Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                    SHARES
                                                                 BENEFICIALLY
                                                                     OWNED
                                                               -----------------
NAME                                                           NUMBER(1) PERCENT
----                                                           --------- -------
Scott A. Beck(2).............................................. 5,909,918   8.8%
Saad J. Nadhir(3)............................................. 3,159,435   4.7%
Mark W. Stephens..............................................   307,813     *
Laurence M. Zwain.............................................    34,803     *
Mark A. Link..................................................    16,963     *
Thomas R. Sprague(4)..........................................     1,519     *
Dean L. Buntrock(5)...........................................   571,186     *
Mark R. Goldston..............................................   112,499     *
Arnold C. Greenberg...........................................   200,056     *
J. Bruce Harreld..............................................   190,050     *
M Howard Jacobson(6)..........................................   287,857     *
Peer Pedersen(5)..............................................   682,352   1.0%
Putnam Investments, Inc.(7)................................... 4,738,484   7.2%
T. Rowe Price Associates, Inc.(7)............................. 3,764,850   5.7%
The TCW Group, Inc.(7)........................................ 3,384,776   5.1%
All directors and executive officers as a group
 (excluding Messrs. Nadhir and Sprague) (13 persons).......... 8,341,284  12.4%

--------
*Less than 1%.

(1) Includes shares subject to options and warrants which were exercisable within 60 days of June 30, 1997 as follows: Mr. Beck--608,510; Mr. Buntrock--43,316; Mr. Goldston--112,499; Mr. Greenberg--54,616; Mr. Harreld--140,050; Mr. Jacobson--54,616; Mr. Link--16,963; Mr. Nadhir--
    692,082; Mr. Pedersen--54,482; Mr. Sprague--1,182; Mr. Stephens--130,813;
    Mr. Zwain--34,803; and all executive officers and directors as a group (including such individuals, except Messrs. Nadhir and Sprague)-- 1,270,175.
(2) Includes (i) 24,719 shares of Common Stock issuable upon conversion of $660,000 aggregate principal amount of the Company's 7 3/4% Debentures,
    (ii) 389,343 shares held by a limited liability company controlled by Mr. Beck and (iii) 10,610 shares held by Mr. Beck's spouse. The address for Mr. Beck is 14103 Denver West Parkway, Golden, CO 80401.
(3) Includes 1,270,565 shares of Common Stock held by limited liability companies controlled by Mr. Nadhir.
(4) Includes 337 shares subject to options held by Mr. Sprague's spouse.
(5) Includes 12,472 shares of Common Stock issuable upon conversion of $333,000 aggregate principal amount of the Company's 7 3/4% Debentures.
(6) Ownership of shares for Mr. Jacobson includes 35,760 shares held by his spouse and excludes 40,800 shares held by his children. Mr. Jacobson disclaims beneficial ownership of the shares held by his children.
(7) In February 1997, the Company received copies of statements on Schedule 13G filed pursuant to Rule 13d-1 under the Exchange Act by each of (i) Putnam Investments, Inc. ("Putnam"), (ii) T. Rowe Price Associates, Inc. ("Price Associates") and (iii) The TCW Group, Inc. ("TCW Group") and Robert Day (together, "TCW"). The Putnam statement indicated that Putnam, along with certain of its investment management subsidiaries, shared voting power with respect to 242,100 shares of Common Stock shown in the table above for Putnam and shared dispositive power with respect to all of the shares of Common Stock shown in the table above for Putnam. The statement for Putnam also indicated that it is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940 (the "Advisers Act") and that it had filed the Schedule 13G on behalf of itself, Marsh & McLennan Companies, Inc., Putnam's parent corporation, and certain of Putnam's investment management subsidiaries, all of which are deemed beneficial owners of the shares of Common Stock shown in the table above for Putnam. The address for Putnam is One Post Office Square, Boston, Massachusetts 02109. The Price Associates statement indicated that Price Associates had sole voting power with respect to 140,050 shares of Common Stock shown in the table above for Price Associates and had sole dispositive power with respect to all of the shares of Common Stock shown in the table above for Price Associates. The statement for Price Associates also indicated that it is an investment adviser registered under Section 203 of the Advisers Act. The address for Price Associates is 100 East Pratt Street, Baltimore, Maryland 21203. The TCW statement indicated that TCW Group had sole voting and sole dispositive power with respect to all of the shares of Common Stock shown in the table above for TCW Group and such shares include 501,225 shares issuable upon the conversion of $58,750,000 aggregate principal amount at maturity of the Company's LYONs. The statement for TCW Group indicated TCW had filed the
    Schedule 13G on behalf of itself, Robert Day, who may be deemed to control TCW and other holders of shares of Common Stock, and certain of TCW's investment management subsidiaries, all of which are deemed beneficial owners of the shares of Common Stock shown in the table above for TCW Group. The statement for TCW also indicated that TCW is a parent holding company for purposes of Rule 13d-1 under the Exchange Act. The address for TCW Group is 865 South Figueroa Street, Los Angeles, California 90017 and for Mr. Day is 200 Park Avenue, Suite 2200, New York, New York 10166.

OWNERSHIP OF EINSTEIN/NOAH BAGEL CORP. COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of ENBC's common stock as of May 28, 1997 by (i) each director; (ii) each executive officer named in the Summary Compensation Table below; and
(iii) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                                  SHARES
                                                            BENEFICIALLY OWNED
                                                           --------------------
      NAME                                                 NUMBER(1)(2) PERCENT
      ----                                                 ------------ -------
      Scott A. Beck(3)....................................   131,652        *
      Saad J. Nadhir......................................    23,060        *
      Mark W. Stephens....................................   116,532        *
      Laurence M. Zwain...................................    13,548        *
      Mark A. Link........................................     7,299        *
      Thomas R. Sprague(4)................................     5,909        *
      Dean L. Buntrock(5).................................   100,712        *
      Mark R. Goldston....................................   277,092        *
      Arnold C. Greenberg.................................    20,000        *
      J. Bruce Harreld....................................     2,500        *
      M Howard Jacobson(6)................................     1,000        *
      Peer Pedersen.......................................   126,239        *
      All directors and executive officers as a group
       (excluding Messrs. Nadhir and Sprague) (13
       persons)...........................................   855,037      2.6%

--------
*Less than 1%.
(1) Includes shares of ENBC common stock subject to options granted by ENBC which are exercisable within 60 days of May 28, 1997 as follows: Mr. Goldston--13,903; Mr. Link--4,309; Mr. Stephens--4,588; and all directors and executive officers as a group--61,604. Also includes shares of ENBC common stock subject to options granted by the Company which are exercisable within 60 days of May 28, 1997 as follows: Mr. Nadhir--15,674; Mr. Stephens--7,834; Mr. Zwain--6,267; and Mr. Goldston--230,931; and all executive officers and directors as a group (excluding Mr. Nadhir)-- 245,032. See "Certain Transactions". Also includes the following shares of ENBC common stock subject to warrants that the following individuals and all executive officers and directors as a group have received as a result of their ownership interest in Bagel Store Development Funding, L.L.C.:
    Mr. Beck--55,432; Mr. Zwain--4,782; Mr. Buntrock--56,250; Mr. Pedersen-- 47,813; and all executive officers and directors as a group--161,007. See "Certain Transactions--Einstein/Noah Bagel Corp."
(2) Excludes the aggregate number of shares of common stock of ENBC owned by the Company that may be deemed to be beneficially owned by such individuals, because each such individual (other than Messrs. Nadhir, Link and Sprague) may be deemed to be an affiliate of the Company. Each such individual disclaims any beneficial ownership of such shares.
(3) Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner.
(4) Includes 350 shares held by Mr. Sprague's spouse. Mr. Sprague disclaims beneficial ownership of such shares.
(5) Includes 56,250 shares of ENBC common stock subject to warrants held by a limited liability company of which Mr. Buntrock and his spouse own a majority of the membership interests. See Footnote 1.
(6) Includes 500 shares of ENBC common stock held by Mr. Jacobson's spouse, of which shares Mr. Jacobson disclaims beneficial ownership, and excludes 1,500 shares of ENBC common stock held by his children.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for each of the fiscal years ended December 29, 1996, December 31, 1995 and December 25, 1994 received by the Company's Chief Executive Officer, the Company's four other most highly compensated executive officers and Thomas R. Sprague, for whom disclosure would have been required but for the fact Mr. Sprague resigned as Executive Vice President of the Company in December 1996 (the "named executive officers"). The Company does not have a restricted stock award program or a long-term incentive plan.

                                                               SECURITIES
                                                               UNDERLYING
NAME AND PRINCIPAL                              OTHER ANNUAL    OPTIONS    ALL OTHER
POSITION                 YEAR  SALARY   BONUS  COMPENSATION(1)     (#)    COMPENSATION
------------------       ---- -------- ------- --------------  ---------- ------------
Scott A. Beck........... 1996 $200,000 $     0    $     0        50,000     $      0
 Chairman, President and
  Chief                  1995  176,923       0          0        19,355            0
 Executive Officer       1994  149,998       0          0        55,252            0
Saad J. Nadhir(2)....... 1996  200,000       0     24,307        50,000       34,555(3)
 Former Co-Chairman and
  President              1995  176,923       0     28,000        19,355       19,409
                         1994  149,998       0          0        55,252        3,210
Mark W. Stephens........ 1996  353,846       0      4,213        50,000            0
 Vice Chairman and       1995  176,923       0      4,000        19,355        2,401
 Chief Financial Officer 1994  149,998       0          0        55,252       11,446
Laurence M. Zwain(4).... 1996  350,769  92,308          0       250,000      210,227(3)
 Vice Chairman and
  former President       1995      --      --         --            --           --
 and Chief Executive     1994      --      --         --            --           --
 Officer of the
 Boston Market division
Mark A. Link............ 1996  125,072       0          0        16,969            0
 Vice President--
  Financial              1995  116,827       0          0        17,477        1,000
 Reporting               1994  100,000       0          0        18,000       47,302
Thomas R. Sprague....... 1996  200,000       0          0        11,823            0
 Former Executive Vice   1995  143,269       0          0        19,355            0
 President               1994  130,898       0          0        29,468       25,444

--------
(1) Constitutes taxable income in connection with personal use of aircraft leased by Company calculated in accordance with Internal Revenue Service requirements.
(2) Mr. Nadhir resigned as Co-Chairman of the Board and President of the Company in January 1997.
(3) Amount reported for Mr. Nadhir represents relocation reimbursements. Amount reported for Mr. Zwain includes $209,227 in relocation reimbursements and $1,000 for entering into a non-compete agreement.
(4) Mr. Zwain joined the Company in January 1996.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 29, 1996.

                                              PERCENT
                                                OF
                                               TOTAL
                                              OPTIONS
                                              GRANTED
                                                TO                          POTENTIAL REALIZABLE VALUE
                                             EMPLOYEES EXERCISE             AT ASSUMED ANNUAL RATES OF
                         DATE OF   OPTIONS   IN FISCAL OR BASE  EXPIRATION STOCK PRICE APPRECIATION FOR
                         GRANT(1) GRANTED(1)   YEAR     PRICE      DATE           OPTION TERM(2)
                         -------- ---------- --------- -------- ---------- -----------------------------
                                                                                 5%            10%
                                                                           -------------- --------------
Scott A. Beck........... 7/16/96    50,000      3.29%  $25.3750 7/16/2006  $      797,910 $    2,022,061
Saad J. Nadhir.......... 7/16/96    50,000      3.29    25.3750 7/16/2006         797,910      2,022,061
Mark W. Stephens........ 7/16/96    50,000      3.29    25.3750 7/16/2006         797,910      2,022,061
Laurence M. Zwain....... 1/17/96   200,000     13.15    27.9375 1/17/2006       3,513,949      8,905,036
                         7/16/96    50,000      3.29    25.3750 7/16/2006         797,910      2,022,061
Mark A. Link............ 5/14/96     6,969      0.46    35.8750 5/14/2006         157,232        398,456
                         7/16/96    10,000      0.66    25.3750 7/16/2006         159,582        404,412
Thomas R. Sprague....... 7/16/96    11,823      0.78    25.3750 7/16/2006         186,674        478,136

--------
(1) Options granted become exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant.
(2) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock. There can be no assurance that the amounts reflected in this table will be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the named executive officers aggregated information concerning each exercise of stock options during the fiscal year ended December 29, 1996 and the fiscal year-end value of unexercised options.

                          SHARES
                         ACQUIRED                    NUMBER OF           VALUE OF UNEXERCISED
                            ON      VALUE       UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                         EXERCISE  REALIZED   AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)
                         --------  --------  ------------------------- -------------------------
                           (#)       ($)     EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
                           ---       ---     ------------------------- -------------------------
Scott A. Beck...........       0           0      551,010/151,097       $17,867,594/$2,661,840
Saad J. Nadhir..........       0           0      634,582/151,097        20,696,707/ 2,661,840
Mark W. Stephens........       0           0      108,510/166,097         2,945,747/ 3,003,093
Laurence M. Zwain.......       0           0            0/250,000                 0/ 1,831,250
Mark A. Link............       0           0        7,147/ 45,299           115,219/   494,144
Thomas R. Sprague.......  75,109  $2,593,706            0/ 90,050                 0/ 1,841,118

DIRECTOR COMPENSATION

  In addition to annual option grants to purchase shares of Common Stock having a fair market value of $200,000 at the date of grant under the Amended and Restated Stock Option Plan for Non-Employee Directors, directors who are not officers or employees of, or consultants to, the Company receive $500 cash compensation for each Board of Directors meeting at which they are present and for each Committee meeting at which they are present not held in conjunction with a meeting of the Board of Directors. Outside directors are also reimbursed for their expenses for each Board and committee meeting attended.

  See also "Certain Transactions."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 29, 1996: Arnold C. Greenberg, M Howard Jacobson and Peer Pedersen.

  No executive officer of the Company, except for Scott A. Beck, Chairman of the Board, President, Chief Executive Officer and a director of the Company, and Mark R. Goldston, a Vice Chairman of the Board and a director of the Company, served as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. Mr. Beck is Chairman of the Board and a member of the compensation committee of ENBC's board of directors and Mr. Goldston is President, Chief Executive Officer and a director of ENBC.

  Mr. Pedersen has a minority equity interest in two of the Company's area developers, which area developers are partially financed by the Company. Mr. Pedersen also has an indirect, minority equity interest in BC Equity Funding, L.L.C. ("BCEF") and Market Partners, which have invested in area developers partially financed by the Company. In August 1996, Messrs. Greenberg, Jacobson and Pedersen purchased shares of ENBC common stock from ENBC as follows: Mr. Greenberg--12,500; Mr. Jacobson--500; and Mr. Pedersen--2,500. The aggregate purchase price paid by Messrs. Greenberg, Jacobson and Pedersen were $203,575, $7,905 and $39,525, respectively. See "Certain Transactions."

                             CERTAIN TRANSACTIONS

TRANSACTIONS WITH AREA DEVELOPERS

  R&A Food Services, L.P. Lawrence Beck is a minority investor in R&A Food Services, L.P. ("R&A") and a director of, and minority stockholder in, R&A Food Services, Inc., the general partner of R&A. In fiscal 1996, R&A paid to the Company an aggregate of approximately $8.6 million in franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, R&A paid to the Company $7.7 million in interest on its loan with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with R&A are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with R&A are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  P&L Food Services, L.L.C. Lawrence Beck is the majority equity holder in P&L Food Services, L.L.C. ("P&L"). During fiscal 1996, P&L's development agreement and secured loan agreement with the Company were amended to, among other things, increase the number of stores under P&L's development obligation. In connection with the execution of such amendments, the Company sold to P&L Company stores located in the Columbus metropolitan area at net book value for an aggregate purchase price of $5.5 million pursuant to an asset sale agreement and entered into a franchise agreement with P&L for each such store. The Company realized no significant gain or loss on such sale. In fiscal 1996, P&L paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, P&L paid to the Company approximately $3.0 million in interest on its loan with the Company and approximately $1.1 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and each franchise agreement entered into with P&L are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with P&L are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC Great Lakes, L.L.C. Jeffry J. Shearer, a former Vice Chairman of the Board and former director of the Company, Peer D. Pedersen, son of Peer Pedersen, a director of the Company, and Lawrence Beck are each minority stockholders in BC Chicago, Inc., which is the managing member of BC Great Lakes, L.L.C. ("BC Great Lakes"). Peer Pedersen and Dean L. Buntrock, each of whom is a director of the Company, two members of Mr. Buntrock's family, and a Buntrock family trust are limited partners of BC Detroit/Seattle, L.P. ("BC Detroit/Seattle"), which is a partner of BC Detroit, L.P., which is a member of BC Great Lakes. In fiscal 1996, BC Great Lakes paid to the Company an aggregate of approximately $9.4 million in development, franchise, royalty, software license, software maintenance, accounting and other fees and rent. In addition, in fiscal 1996, BC Great Lakes paid to the Company approximately $7.6 million in interest on its loan with the Company. The Company believes that the terms of the area development and franchise agreements with BC Great Lakes are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Great Lakes are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC Northwest, L.P. BC Detroit/Seattle and Dennis Mullen, Chief Financial Officer--Boston Market Concept, each hold limited partnership interests in BC Northwest, L.P. ("BC Northwest"). In fiscal 1996, BC Northwest paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, BC Northwest paid to the Company approximately $2.3 million in interest on its loan with the Company and approximately $.6 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and franchise agreements with BC Northwest are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Northwest are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC Boston, L.P. Lawrence Beck and entities controlled by him own all of the equity interest in BC Boston, L.P. ("BC Boston"). In fiscal 1996, BC Boston paid to the Company an aggregate of approximately $3.4 million in development, franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, in fiscal 1996, BC Boston paid to the Company approximately $2.8 million in interest on its loan with the Company and approximately $.6 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the area development agreement and franchise agreements with BC Boston are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BC Boston are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money and sold assets.

  BCE West, L.P. Lawrence Beck and entities controlled by him own a majority of the limited partnership interests and all of the general partnership interests of BCE West, L.P. ("BCE West"). In fiscal 1996, BCE West paid to the Company an aggregate of approximately $5.8 million in franchise, royalty, software license, software maintenance and accounting fees and rent. In addition, for the Company's 1996 fiscal year, BCE West paid to the Company approximately $3.4 million in interest on its loan with the Company and approximately $1.1 million for the purchase of a warrant to purchase shares of Common Stock. The Company believes that the terms of the franchise agreements with BCE West are as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with BCE West are as favorable to the Company as those with other area developers of the Company to whom the Company has loaned money.

  BC Equity Funding, L.L.C. Through December 29, 1996, BCEF had invested an aggregate of $58.3 million in certain area developers in the form of 10% cumulative preferred equity, redeemable by the area developers at a premium initially equal to 10% of the initial issue price, to be increased by 2% each year up to a maximum of 20% of the initial issue price plus accrued dividends (the "Redemption Price"). In the event the Company's conversion and option rights under its secured loan agreement with any such area developer expire unexercised and the Company does not consent to the area developer's request to undertake a firm commitment underwritten public offering of such area developer's equity, the Company has agreed to purchase the preferred equity from BCEF at the Redemption Price. Messrs. Beck, Link, Nadhir, Stephens and Shearer, each own a direct equity interest in BCEF and Messrs. Buntrock and Pedersen own indirect equity interests as limited partners of partnerships that have invested directly in BCEF. Such interests aggregate a minority of the outstanding equity interest in BCEF.

  Market Partners, L.L.C. On September 16, 1996, Market Partners, a Delaware limited liability company, raised $76.5 million to invest in certain area developers of the Company. As part of such investments, twelve area developers of the Company sold to Market Partners warrants to purchase 7% of the fully diluted common equity of such area developers. The terms of each such warrant permit the Company, at its option, to purchase such warrant from Market Partners for a specified period after the Company makes a "controlling interest acquisition" of such developer. A "controlling interest acquisition" is defined as the acquisition by the Company of an equity interest in such area developer that would require it, for accounting purposes, to consolidate the financial results of such area developer or report such results under the equity method of accounting, or the acquisition of a designated percentage of the Boston Market stores developed by such area developer. The price to be paid by the Company for each warrant is a formula price based on the area developer's earnings before interest, taxes, depreciation and amortization for a specified period preceding such purchase. If the Company elects not to purchase from Market Partners the warrant of an area developer and the warrant is exercised, the operating agreement for the area developer provides that the equity held by all common equity holders of such area developer will be adjusted so that only the Company and its affiliates will experience the dilution of their equity holdings resulting from such exercise. In addition, the Company has covenanted that it will not in such event, until such time as it has purchased from Market Partners warrants of area developers having a specified number of Boston Market stores whose results are taken into account in determining the purchase price paid by the Company for the warrants (i) make any distribution of any kind to the Company or any of its subsidiaries in respect of the common equity of such area developer (except certain minimum tax distributions) or (ii) make any payment in respect of the principal amount of any intercompany loan or advance. This covenant does not prohibit payment of any other fee, cost, expense, royalty, deposit, advertising contribution, software license fee or interest payment made in connection with the area developer being a franchisee or area developer of, or a borrower from, the Company. Messrs. Buntrock, Link, Pedersen, Stephens, Zwain and John Todd, Chief Financial Officer of the Boston Market division, each own a direct equity interest in Market Partners.

  Market Partners has received from area developers in which it has made investments, five-year warrants to purchase an aggregate of 750,000 shares of the Company's Common Stock at an exercise price of $25 per share. Such warrants were purchased by the area developers from the Company pursuant to a warrant purchase agreement dated July 18, 1996 for an aggregate cash purchase price of $7,327,500. Under the terms of Market Partners' limited liability company agreement, Market Partners has distributed such warrants to its equity owners. The following current and former executive officers and directors of the Company received warrants from Market Partners exercisable for the following number of shares of Common Stock: Mr. Buntrock--24,510 shares; Mr. Link--2,451 shares; Mr. Pedersen--24,510 shares; Mr. Stephens--9,804 shares; Mr. Zwain--9,803 shares; and John Todd, the former Chief Financial Officer of the Boston Market division--4,902 shares.

EINSTEIN/NOAH BAGEL CORP.

  In March 1995, the Company made an investment in ENBC, which was created through the combination of a number of leading regional bagel retailers. The Company owns approximately 17.3 million shares (representing approximately 52%) of the outstanding common stock of ENBC as of July 17, 1997. ENBC has granted to the Company an option to purchase newly issued shares of ENBC common stock (for cash or registered shares of the Company's Common Stock) that permits the Company to maintain ownership of up to 52% of the outstanding shares of ENBC common stock (the "ENBC Option"). In the event payment is made in registered shares of the Company's Common Stock, the Company has agreed to guarantee the price at which those shares can be sold at the market within a limited time period. The ENBC Option will terminate if (i) the Company sells or transfers shares of ENBC common stock and as a result owns less than a majority of the then outstanding shares of ENBC's voting stock or (ii) the percentage of outstanding shares of voting stock of ENBC owned by the Company is reduced below 50% other than as a result of the Company's voluntary sale or transfer of shares of ENBC common stock and the Company fails to acquire a sufficient number of shares of ENBC common stock so that it owns at least a majority of the then outstanding shares of voting stock of ENBC by July

31 of the calendar year next following the calendar year in which such reduction occurs. In calculating the percentage ownership of voting stock of ENBC owned by the Company for purposes of the ENBC Option, such calculation excludes from ownership by the Company (i) 701,177 shares of ENBC common stock subject to options granted by the Company, (ii) any shares of ENBC common stock held by officers, directors or employees of the Company, and (iii) any shares of ENBC common stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether the Company owns a majority of the voting stock for consolidated financial statement reporting purposes. Pursuant to such calculation, as of June 30, 1997, the Company owned approximately 49.9% of the outstanding common stock of ENBC and has the right to purchase 1,423,267 shares of common stock of ENBC at prices ranging from $13.66 to $30.75 per share. ENBC also granted to the Company pursuant to a registration rights agreement, five demand and unlimited piggyback registration rights under the Securities Act with respect to shares of ENBC common stock owned by the Company.

  The Company and ENBC are parties to a $50.0 million unsecured, subordinated, non-convertible loan facility. As of July 17, 1997, there was no balance outstanding under the facility. Interest on any loan will be based on the reference rate of Bank of America Illinois plus an applicable margin. Any borrowings outstanding under the facility are payable by ENBC on June 15, 2003. The Company may satisfy a portion of its funding obligations under the loan facility in cash or shares of Common Stock. The Company has agreed to guarantee the price of any shares of Common Stock delivered to ENBC in satisfaction of the Company's obligations under the loan facility and thereafter sold by ENBC. During fiscal 1996, the Company and ENBC were also parties to a convertible secured loan agreement and several fee service agreements, pursuant to which the Company provided ENBC with certain infrastructure support services, including accounting and administration services, financial services, real estate services and computer and communication services. During fiscal 1996, ENBC paid the Company an aggregate of approximately $10.2 million pursuant to such agreements. The Company continues to provide ENBC with certain accounting and administration and computer and communications services pursuant to such agreements. ENBC and the Company are also parties to a sublease, pursuant to which ENBC is entitled to the non-exclusive use of an aircraft leased by the Company from an unaffiliated third party leasing company. During fiscal 1996, ENBC paid the Company an aggregate of approximately $.5 million under the sublease and a separate sublease between the Company and ENBC for an additional aircraft, which sublease was terminated in June 1997. In addition, the Company subleases to ENBC approximately 38,000 square feet of office space (and certain common areas, including parking areas) for ENBC's support center located in Golden, Colorado. The sublease currently provides for rental payments of $38,000 per month and has an initial term of 15 years expiring in August 2011. The Company's agreements with ENBC were negotiated at arms' length and the Company believes that terms of such agreements are as favorable to the Company as those that it would have with an unaffiliated third party.

  Bagel Store Development Funding, L.L.C. ("Bagel Funding"), a Delaware limited liability company, was formed in December 1995 to invest in area developers of ENBC. Bagel Funding has raised $90.0 million and invested a total of $89.5 million in ENBC area developers. Bagel Funding has the right to require an area developer to redeem Bagel Funding's equity interest in such area developer at a pre-determined formula price based on the store level cash flow of the area developer in the event: (i) ENBC acquires a majority equity interest in the area developer pursuant to the exercise of its conversion or option rights under the area developer's secured loan agreement; (ii) ENBC does not consent to the area developer's request to undertake a firm commitment underwritten public offering of such area developer's equity after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised; or (iii) ENBC does not consent to the area developer's request to terminate the area developer's area development and franchise agreements with ENBC after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised. In the event the area developer does not redeem Bagel Funding's equity interest when required to do so, ENBC will be obligated to purchase from Bagel Funding its equity interest in the area developer at the same price applicable to the area developer. ENBC is currently the manager of Bagel Funding, but has no equity interest in Bagel Funding. Scott Beck, Peer Pedersen and Laurence Zwain each own direct equity interests in Bagel Funding and Mr. Buntrock owns an indirect equity interest as a partner of a partnership that invested directly in Bagel Funding. Such interests aggregate approximately 16.2% of the outstanding equity interest in Bagel Funding.

  In fiscal 1996, ENBC area developers paid to the Company an aggregate of $4,438,900 in software license and accounting fees pursuant to agreements for such services between the Company and the ENBC area developers. The Company believes that the terms of such agreements are as favorable to the Company as the terms of similar agreements between the Company and the Company's area developers.

  In connection with ENBC's initial public offering in August 1996, executive officers and directors of the Company purchased an aggregate of 51,862 shares of ENBC common stock from ENBC in a concurrent non-underwritten public offering at the initial public offering price net of the underwriters' discount as follows: Mr. Alam--4,500 shares; Mr. Beck--8,612; Mr. Donald J. Bingle, former Vice President, General Counsel and Secretary--2,500 shares; Mr. Buntrock--2,000 shares; Mr. Goldston--3,750 shares; Mr. Greenberg--12,500 shares; Mr. Harreld--2,500 shares; Mr. Jacobson--500 shares; Mr. Link--2,500 shares; Mr. Nadhir--2,500 shares; Mr. Pedersen--2,000 shares; Mr. Shearer-- 2,500 shares; Mr. Sprague--2,500 shares; Mr. Stephens--2,500 shares; Mr. Strasen--2,500 shares; Mr. Todd--2,500 shares; and Mr. Zwain--2,500 shares. Mr. Greenberg paid the initial public offering price for 5,000 of the shares owned by him. See also "Principal Stockholders and Securities Ownership of Management--Ownership of Einstein/Noah Bagel Corp. Common Stock".

PROGRESSIVE FOOD CONCEPTS, INC.

  The Company has provided PFCI with a $17.0 million secured loan that is convertible, after a moratorium period and subject to PFCI meeting certain financial performance criteria, into a majority equity interest in PFCI. See "The Company--Progressive Food Concepts, Inc." Scott Beck and Saad Nadhir each own a 46.2% equity interest in PFCI. Messrs. Beck and Nadhir have expressed their intention to transfer a significant portion of their shares of PFCI common stock to other persons as PFCI's business plan becomes more defined and is implemented.

STOCK OPTION AGREEMENTS

  In April 1996, the Company granted options to Messrs. Stephens and Zwain to purchase 78,336 and 62,667 shares of common stock of ENBC owned by it, respectively, at exercise prices of $6.38 per share. Each option is for a term of five years and becomes exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant.

  In April 1996, the Company also granted an option to Mr. Goldston to purchase 344,673 shares of common stock of ENBC owned by it at an exercise price of $6.38 per share. Shares representing 34% of the total option were immediately exercisable, and an additional 33% of the total option becomes exercisable on each of the first and second anniversaries of the date of grant.

  In July 1996, the Company granted options to Messrs. Nadhir and Todd to purchase 156,740 and 19,593 shares of common stock of ENBC owned by it, respectively, at exercise prices of $6.38 per share. Each option is for a term of five years and becomes exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant, and the balance on the fourth anniversary of the date of grant.

CONSULTING AND OTHER AGREEMENTS

  In fiscal year 1996, the Company granted to Mr. Goldston options under the 1995 Plan to purchase an aggregate of 100,000 shares of Common Stock at an exercise price of $27.9375 per share, the fair market value of the Common Stock on the date of grant. Such options vest in accordance with the terms of the 1995 Plan. In addition, the Company granted to Mr. Goldston options (outside of the Company's employee option plans) to purchase an additional 100,000 shares of Common Stock at an exercise price of $16.00 per share, the fair market value of the Common Stock on the date of the grant. Such options are currently exercisable. In consideration for certain consulting services rendered to the Company by Mr. Goldston and a consulting firm of which Mr. Goldston was a principal, the Company has paid an aggregate of $1,818,086 to such firm for consulting services rendered during fiscal years 1995 and 1996.

  In April 1996, Mr. Goldston entered into a letter agreement with ENBC in connection with his appointment as President and Chief Executive Officer of ENBC, pursuant to which ENBC has agreed to pay Mr. Goldston a base salary of $360,000 per year, with a guaranteed bonus of $400,000 for fiscal year 1996. For fiscal year 1997, Mr. Goldston will be eligible for a $400,000 bonus from ENBC, the receipt of which will be based upon the achievement of mutually agreed upon reasonable performance goals. In addition, ENBC granted Mr. Goldston options to purchase 114,030 shares of ENBC common stock at an exercise price of $10.52 per share, the fair market value of the ENBC common stock on the date of grant. Beginning in fiscal year 1997, Mr. Goldston will be eligible for an annual stock option grant from ENBC to purchase, at a minimum, that number of shares of ENBC common stock that have an aggregate exercise price of $800,000. In connection with his employment, Mr. Goldston also purchased 28,508 shares of ENBC common stock from ENBC at a purchase price of $10.52 per share, the fair market value of the ENBC common stock on the date of purchase.

  In August 1996, the Company entered into a letter agreement with Jeffry J. Shearer in connection with his resignation as a Vice-Chairman of the Board and a director of the Company, pursuant to which the Company agreed that all options granted him under the Company's 1991 Plan and 1995 Plan would continue to vest in accordance with the terms of such Plans, unless otherwise determined by the Company. As of December 29, 1996, Mr. Shearer had options to purchase 747,502 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan.

  In November 1996 the Company entered into a consulting agreement with Donald
J. Bingle in connection with his resignation as Vice President, General Counsel and Secretary of the Company, pursuant to which Mr. Bingle agreed to continue as a part-time employee of the Company until February 14, 1997. During such period, Mr. Bingle continued to receive his base salary. Pursuant to the consulting agreement, Mr. Bingle resigned from the employment of the Company effective February 14, 1997 and agreed, upon the Company's request, to provide information, advice, and assistance to the Company concerning matters that were within the scope of his knowledge and expertise during the course of his employment by the Company. The initial term of the consulting agreement expires February 14, 1998, provided that it will be automatically extended for successive one year periods unless either party gives the other written notice of termination at least sixty days prior to the applicable expiration date. In consideration for such services, Mr. Bingle will be entitled to receive a consulting fee at an annual rate of $50,000, plus reimbursement of reasonable expenses. In addition, the Company has agreed that during the term of the consulting agreement, all options granted to Mr. Bingle under the Company's 1991 Plan, 1995 Plan and any successor or subsequent similar plan under which he receives or holds options would continue to vest in accordance with the terms of such Plans. As of December 29, 1996, Mr. Bingle had options to purchase 230,459 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan. The Company has also agreed, in the event any broad-based grant of stock options shall be made to employees of the Company generally, to recommend to the Stock Option Committee of the Board of Directors that Mr. Bingle receive a grant of stock options having a value equal to two times his then current salary or annual consulting fee, as applicable based upon the timing of such grant.

  In December 1996, the Company entered into a letter agreement with Thomas R. Sprague in connection with his resignation as Executive Vice President of the Company, pursuant to which the Company agreed that all options granted him under the Company's 1991 Plan and 1995 Plan would continue to vest in accordance with the terms of such Plans until January 31, 1998. As of December 29, 1996, Mr. Sprague had options to purchase 90,050 shares of Common Stock subject to continued vesting pursuant to the terms of the 1991 Plan and the 1995 Plan.

  On July 11, 1997, the Company sold to certain investors, including Peer Pedersen, Dean Buntrock's spouse and a Buntrock family trust, all of its 20,000 shares (after giving effect to a 25-to-1 reverse stock split) of Series A Convertible Preferred Stock (the "Series A Stock") of Spincycle, Inc. ("Spincycle") owned by the Company. The Company sold the Series A Stock to such investors for $199.25 per share, the same per share price paid to Spincycle by third party investors not affiliated with Spincycle in June 1997 for shares of preferred stock of Spincycle with substantially the same terms as the Series A Stock. The Company sold its investment in Spincycle because such investment was unrelated to its core business. Such sale provided the Company with an opportunity to liquidate an otherwise illiquid investment.

LOANS TO EXECUTIVE OFFICERS

  On April 23, 1996, the Company made a loan to Mr. Todd in the principal amount of $100,000, the proceeds of which were used by Mr. Todd to finance relocation costs. Interest on the principal amount of the loan accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on April 22, 2000. The largest amount outstanding under the loan during 1996 was $100,000.

  On February 5, 1997, the Company made a loan to Mr. Link in the principal amount of $100,000, the proceeds of which were used by Mr. Link to repay other indebtedness. Interest on the principal amount of the loan accrues at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of the loan and all accrued but unpaid interest thereon are due and payable on March 1, 2002.

BOWANA AVIATION, INC.

  During the fiscal year ended December 29, 1996, the Company and ENBC made payments in an aggregate amount of $282,000 to Bowana Aviation, Inc. ("Bowana") pursuant to lease agreements between Bowana and the Company and ENBC for the use of Bowana's aircraft. Such lease agreements were terminated in July 1996. Mr. Beck and Lawrence Beck own Bowana. The Company believes that the terms of its use of Bowana's aircraft were at least as favorable to the Company as those it could have obtained from an unaffiliated party.

                         DESCRIPTION OF CAPITAL STOCK

  The authorized capital stock of the Company consists of 480,000,000 shares of Common Stock, $.01 par value per share, and 20,000,000 shares of preferred stock, $.01 par value per share (the "Preferred Stock"). At June 30, 1997, there were 66,242,054 shares of Common Stock outstanding held of record by approximately 2,900 stockholders. None of the Preferred Stock is outstanding. The following description is a summary. Copies of the Company's Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and Amended and Restated Bylaws ("Bylaws") are exhibits to the Registration Statement of which this Prospectus is a part.

COMMON STOCK

  Except as required by law or by the Certificate of Incorporation, holders of Common Stock are entitled to one vote for each share held of record on all matters submitted to a vote of such holders of Common Stock. The holders of Common Stock are not entitled to cumulative voting rights with respect to the election of directors. Subject to preferences that may be applicable to any then outstanding Preferred Stock, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. See "Price Range of Common Stock and Dividend Policy". In the event of a liquidation, dissolution, or winding up of the Company, holders of the Common Stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding Preferred Stock. Holders of Common Stock have no preemptive rights. All outstanding shares of Common Stock are fully paid and nonassessable. The Board of Directors may issue authorized shares of Common Stock without further action by the stockholders.

PREFERRED STOCK

  The Board of Directors has the authority, without further action by the stockholders, to issue up to 20,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges, and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, and the number of shares constituting any series or the designation of such series. However, pursuant to the Certificate of Incorporation, the holders of Preferred Stock would not have cumulative voting rights with respect to the election of directors. The issuance of Preferred could adversely affect the voting power of holders of Common Stock and could have the effect of delaying, deferring, or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

CERTAIN CHARTER, BYLAW, AND OTHER PROVISIONS

  The Certificate of Incorporation of the Company requires that any action permitted to be taken by the stockholders of the Company must be effected at a duly-called annual or special meeting of stockholders and may not be effected by a written consent. In addition, the Bylaws of the Company require that stockholders follow an advance notification procedure for stockholder nominations of candidates for the Board of Directors and to present other stockholder business to be considered at any meeting of the stockholders. Specifically, for business properly to be brought before any meeting of stockholders by a stockholder, the stockholder must deliver to the Secretary of the Company a notice not less than 30 days nor more than 60 days prior to the date of the meeting. If less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the notice must be received by the Secretary of the Company prior to the date of the meeting and not later than the close of business on the tenth day following the day on which such notice of the date of the meeting was mailed or such public disclosure was made. To be in proper written form, the stockholder's notice must include certain specific information, including a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting. Stockholder nominations for election of a director must comply with similar requirements and include all information relating to the nominee that is required to be disclosed in solicitations of proxies for election of directors or that is otherwise required pursuant to Regulation 14A under the Exchange Act, including the nominee's consent to being named in the proxy statement as a nominee and to serving as a director if elected. The existence of these provisions in the Certificate of Incorporation and Bylaws may have the effect of discouraging, delaying, deferring, or preventing a change in control of the Company or removal of incumbent management even if such change in control or removal could be beneficial to the Company's stockholders generally.

  The terms of the LYONs, the 4 1/2% Debentures and the 7 3/4% Debentures provide that the Company will be required, as of 40 business days after the occurrence of a Change in Control of the Company (occurring on or prior to June 1, 2000, in the case of the LYONs), to purchase for cash any LYON, 4 1/2% Debenture or 7 3/4% Debenture, at the option of the Holder, for a Change in Control Purchase Price equal to the Issue Price plus accrued Original Issue Discount (in the case of a LYON), or 100% of the outstanding principal amount thereof, plus accrued but unpaid interest (in the case of a 4 1/2% Debenture or 7 3/4% Debenture) through the Change in Control Purchase Date. The Change in Control purchase features of the LYONs, the 4 1/2% Debentures and the 7 3/4% Debentures may in certain circumstances have an anti-takeover effect. The definition of "Change in Control" for purposes of the LYONs, the 4 1/2% Debentures and the 7 3/4% Debentures is set forth in the respective Indenture relating to the LYONs, the 4 1/2% Debentures and the 7 3/4% Debentures, which are Exhibits to the Registration Statement of which this Prospectus is a part.

TRANSFER AGENT AND REGISTRAR

  The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                                    EXPERTS

  The financial statements of the Company at December 31, 1995, at December 29, 1996 and for the fiscal years ended December 25, 1994, December 31, 1995, and December 29, 1996 and the related financial statement schedule included in this Prospectus, have been audited by Arthur Andersen LLP, independent public accountants, as set forth in their reports thereon also included in this Prospectus, and are included in reliance upon such reports given upon the authority of said firm as experts in accounting and auditing.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Public Accountants..................................  F-2
Consolidated Financial Statements:
  Consolidated Balance Sheets at December 31, 1995 and December 29, 1996..  F-3
  Consolidated Income Statements for the fiscal years ended December 25,
   1994, December 31, 1995, and December 29, 1996.........................  F-4
  Consolidated Statements of Stockholders' Equity for the fiscal years ended December 25, 1994, December 31, 1995, and December 29, 1996......  F-5
  Consolidated Statements of Cash Flows for the fiscal years ended
   December 25, 1994,
   December 31, 1995, and December 29, 1996...............................  F-6
  Notes to Consolidated Financial Statements..............................  F-7
  Consolidated Balance Sheets at December 29, 1996 and April 20, 1997
   (unaudited)............................................................ F-24
  Consolidated Income Statements for the quarters ended April 21, 1996 and
   April 20, 1997 (unaudited)............................................. F-25
  Consolidated Statements of Cash Flows for the quarters ended April 21,
   1996 and April 20, 1997 (unaudited).................................... F-26
  Notes to Unaudited Consolidated Financial Statements.................... F-27

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Stockholders of Boston Chicken, Inc.:

  We have audited the accompanying consolidated balance sheets of Boston Chicken, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1995 and December 29, 1996, and the related consolidated income statements, statements of stockholders' equity and cash flows for the fiscal years ended December 25, 1994, December 31, 1995, and December 29, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Boston Chicken, Inc. and subsidiaries as of December 31, 1995 and December 29, 1996, and the results of their operations and their cash flows for the fiscal years ended December 25, 1994, December 31, 1995, and December 29, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Denver, Colorado
March 18, 1997

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
                       ASSETS
Current Assets:
  Cash and cash equivalents..........................  $  310,436   $  100,800
  Accounts receivable, net...........................      13,445       22,438
  Due from affiliates................................       9,614       10,246
  Notes receivable...................................       5,462          --
  Prepaid expenses and other current assets..........       1,536        4,050
  Deferred income taxes..............................       3,322        8,928
                                                       ----------   ----------
    Total current assets.............................     343,815      146,462
Property and Equipment, net..........................     258,550      334,748
Notes Receivable.....................................     450,572      800,519
Deferred Financing Costs, net........................      15,745       13,361
Goodwill, net........................................         --       190,439
Other Assets, net....................................       5,195       58,087
                                                       ----------   ----------
    Total assets.....................................  $1,073,877   $1,543,616
                                                       ==========   ==========
        LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable...................................  $   12,292   $   40,430
  Accrued expenses...................................       9,095       36,547
  Deferred franchise revenue.........................       8,945       10,656
                                                       ----------   ----------
    Total current liabilities........................      30,332       87,633
Deferred Franchise Revenue...........................       2,072        7,740
Convertible Subordinated Debt........................     129,872      129,841
Liquid Yield Option Notes............................     177,306      182,613
Deferred Income Taxes................................      16,631       40,216
Other Noncurrent Liabilities.........................         833        6,292
Minority Interest....................................         --       153,441
Commitments and Contingencies
Stockholders' Equity:
  Preferred Stock--$.01 par value; authorized
   20,000,000 shares; no shares issued and
   outstanding.......................................         --           --
  Common Stock--$.01 par value; authorized
   480,000,000 shares; issued and outstanding:
   59,129,301 shares in 1995 and 64,245,868 in 1996..         591          642
  Additional paid-in capital.........................     675,611      827,611
  Retained earnings..................................      40,629      107,587
                                                       ----------   ----------
                                                          716,831      935,840
                                                       ----------   ----------
    Total liabilities and stockholders' equity.......  $1,073,877   $1,543,616
                                                       ==========   ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                   FISCAL YEARS ENDED
                                         --------------------------------------
                                         DECEMBER 25, DECEMBER 31, DECEMBER 29,
                                             1994         1995         1996
                                         ------------ ------------ ------------
                                                       (53 WEEKS)
Revenue:
  Royalties and franchise related fees..   $43,603      $ 74,662     $115,510
  Company stores........................    40,916        51,566       83,950
  Interest income.......................    11,632        33,251       65,048
                                           -------      --------     --------
    Total revenue.......................    96,151       159,479      264,508
Costs and Expenses:
  Cost of products sold.................    15,876        19,737       31,160
  Salaries and benefits.................    22,637        31,137       42,172
  General and administrative............    27,930        41,367       99,847
  Provision for relocation..............     5,097           --           --
                                           -------      --------     --------
    Total costs and expenses............    71,540        92,241      173,179
                                           -------      --------     --------
Income From Operations..................    24,611        67,238       91,329
Other Income (Expense):
  Interest expense, net.................    (4,235)      (13,179)     (14,446)
  Gain on issuances of subsidiary's
   stock................................       --            --        38,163
  Other income, net.....................        74           314          137
                                           -------      --------     --------
    Total other income (expense)........    (4,161)      (12,865)      23,854
                                           -------      --------     --------
Income Before Income Taxes and Minority
 Interest...............................    20,450        54,373      115,183
Income Taxes............................     4,277        20,814       42,990
Minority Interest in (Earnings) of
 Subsidiary.............................       --            --        (5,235)
                                           -------      --------     --------
Net Income..............................   $16,173      $ 33,559     $ 66,958
                                           =======      ========     ========
Net Income Per Common and Equivalent
 Share..................................   $  0.38      $   0.66     $   1.01
                                           =======      ========     ========
Weighted Average Number of Common and
 Equivalent Shares Outstanding..........    42,861        50,972       66,501
                                           =======      ========     ========


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                   FISCAL YEARS ENDED
                                         --------------------------------------
                                         DECEMBER 25, DECEMBER 31, DECEMBER 29,
                                             1994         1995         1996
                                         ------------ ------------ ------------
COMMON STOCK
  Balance at beginning of year..........   $    347     $    447     $    591
  Issuance of common stock..............         85          125           30
  Conversion of convertible debt into
   common stock.........................        --             1          --
  Conversion of liquid yield option
   notes into common stock..............        --             1            3
  Issuance of common stock in connection
   with acquisitions....................         11           12            5
  Exercise of stock options.............          4            5           13
                                           --------     --------     --------
  Balance at end of year................   $    447     $    591     $    642
                                           ========     ========     ========
ADDITIONAL PAID-IN CAPITAL
  Balance at beginning of year..........   $103,662     $252,298     $675,611
  Issuance of common stock, net of
   offering cost of $1,475 in 1994,
   $13,851 in 1995, and $848 in 1996....    124,905      383,784      100,232
  Conversion of convertible debt into
   common stock.........................        --           127           31
  Conversion of liquid yield option
   notes into common stock..............        --         3,232        8,192
  Issuance of common stock in connection
   with acquisitions....................     19,920       30,675       14,709
  Issuance of warrants..................        --           --         8,373
  Exercise of stock options, including
   income tax benefits of $3,102 in
   1994, $4,049 in 1995 and $15,204 in
   1996.................................      3,811        5,495       20,463
                                           --------     --------     --------
  Balance at end of year................   $252,298     $675,611     $827,611
                                           ========     ========     ========
RETAINED EARNINGS (DEFICIT)
  Balance at beginning of year..........   $ (9,103)    $  7,070     $ 40,629
  Net income............................     16,173       33,559       66,958
                                           --------     --------     --------
  Balance at end of year................   $  7,070     $ 40,629     $107,587
                                           ========     ========     ========


The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                   FISCAL YEARS ENDED
                                         --------------------------------------
                                         DECEMBER 25, DECEMBER 31, DECEMBER 29,
                                             1994         1995         1996
                                         ------------ ------------ ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income.............................   $  16,173    $  33,559   $    66,958
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
 Depreciation and amortization.........       6,074       11,442        22,887
 Interest on liquid yield option notes.         --         8,075        13,793
 Gain on issuances of subsidiary's
  stock................................         --           --        (38,163)
 Deferred income taxes.................       4,277       12,133        14,059
 Minority interest.....................         --           --          5,235
 Provision for write-down of assets....         --           --         14,550
 Loss (gain) on disposal of assets.....        (368)         231            68
 Changes in assets and liabilities,
  excluding effects from acquisitions:
 Accounts receivable and due from
  affiliates...........................      (7,800)     (10,057)       (7,193)
 Accounts payable and accrued expenses.      13,724        3,661        48,674
 Deferred franchise revenue............       5,926         (303)        3,174
 Other assets and liabilities..........      (2,088)      (3,265)          868
                                          ---------    ---------   -----------
 Net cash provided by operating
  activities...........................      35,918       55,476       144,910
                                          ---------    ---------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment.....    (163,622)    (145,756)     (115,062)
Proceeds from the sale of assets.......      62,342       80,910        86,320
Acquisition of other assets............      (5,175)      (3,475)      (22,370)
Issuance of notes receivable...........    (225,282)    (661,033)   (1,467,065)
Repayment of notes receivable..........      68,498      407,499       993,151
                                          ---------    ---------   -----------
 Net cash used in investing activities.    (263,239)    (321,855)     (525,026)
                                          ---------    ---------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock
 and warrants..........................     125,703      385,360       112,863
Proceeds from issuance of subsidiary's
 common stock..........................         --           --        135,422
Proceeds from issuance of convertible
 subordinated debt.....................     130,000          --            --
Proceeds from issuance of liquid yield
 option notes..........................         --       172,464           --
Increase in deferred financing costs...      (7,615)      (6,313)       (3,799)
Proceeds from revolving credit
 facilities............................      96,130      229,240        43,250
Repayments of revolving credit
 facilities............................     (96,130)    (229,240)     (117,256)
                                          ---------    ---------   -----------
 Net cash provided by financing
  activities...........................     248,088      551,511       170,480
                                          ---------    ---------   -----------
Net Increase (Decrease) in Cash and
 Cash Equivalents......................      20,767      285,132      (209,636)
 Cash and Cash Equivalents, beginning
  of year..............................       4,537       25,304       310,436
                                          ---------    ---------   -----------
 Cash and Cash Equivalents, end of
  year.................................   $  25,304    $ 310,436   $   100,800
                                          =========    =========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
Interest paid..........................   $   3,395    $   7,195   $     7,131
                                          =========    =========   ===========
Income taxes paid......................   $     --     $   3,299   $     5,055
                                          =========    =========   ===========
NON-CASH TRANSACTIONS:
Tax benefit of stock options exercised.   $   3,102    $   4,049   $    15,204
                                          =========    =========   ===========
Conversion of notes receivable into
 equity interests......................   $     --     $     --    $   123,500
                                          =========    =========   ===========
Conversion of convertible subordinated
 notes and liquid yield option notes,
 net of related deferred financing
 costs, into common stock..............   $     --     $   3,361   $     8,226
                                          =========    =========   ===========
Issuance of common stock and note
 payable for net assets acquired.......   $  19,931    $  30,687   $    21,562
                                          =========    =========   ===========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

  Boston Chicken, Inc. ("BCI") franchises and operates food service stores under the Boston Market brand name which specialize in fresh, convenient meal solutions featuring home style entrees, sandwiches, freshly prepared vegetables, salads, and other side dishes. BCI's majority-owned subsidiary, Einstein/Noah Bagel Corp. ("ENBC"), operates and franchises specialty retail stores that feature fresh-baked bagels, proprietary cream cheeses, specialty coffees and teas, and creative soups, salads, and sandwiches. Unless otherwise indicated, BCI and its subsidiaries (excluding ENBC), are hereinafter referred to collectively as the "Company".

  At December 29, 1996, there were 1,087 Boston Market stores systemwide in the United States, consisting of 982 franchise stores and 105 Company stores. In 1994 and 1995, in connection with its practice of opening new stores to seed development in targeted markets, the Company sold 54 and 91 Company stores, respectively, to area developers or franchisees of the Company. At December 29, 1996, there were 315 ENBC stores systemwide in the United States, consisting of 301 franchise stores and 14 ENBC company stores. In 1996, ENBC sold 59 ENBC company stores (since conversion of the Company's loan to ENBC on June 17, 1996) to its area developers. The Company discontinued its practice of seeding stores in new markets in 1995, and ENBC anticipates discontinuing its practice of seeding stores in new markets in 1997. Pursuant to the provisions of its franchise agreements, the Company is obligated to allow franchisees to utilize its trademarks, copyrights, recipes, operating procedures, and other elements of the Boston Market system in the operation of franchised Boston Market stores. ENBC has a similar obligation under its franchise agreements.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The accompanying consolidated financial statements include the accounts of the Company and its subsidiaries (including ENBC). All material intercompany accounts and transactions have been eliminated in consolidation.

 Fiscal Year

  The Company's and ENBC's fiscal year is the 52/53-week period ending on the last Sunday in December, and normally consists of 13 four-week periods. The first quarter consists of four periods, and each of the remaining three quarters consists of three periods, with the first, second, and third quarters ending 16 weeks, 28 weeks, and 40 weeks, respectively, into the fiscal year. Fiscal years 1994 and 1996 each contained 52 weeks, or 13 four-week periods. Fiscal year 1995 contained 53 weeks.

 Cash and Cash Equivalents

  Cash and cash equivalents consist of cash on hand and on deposit, and highly liquid instruments purchased with maturities of three months or less.

 Inventories

  Inventories, which are classified in prepaid expenses and other current assets, are stated at the lower of cost (first-in, first-out) or market and consist of food, paper products, and supplies.

 Property and Equipment

  Property and equipment is stated at cost, less accumulated depreciation and amortization. The provision for depreciation and amortization has been calculated using the straight-line method with buildings and improvements being depreciated over 15 to 30 years, leasehold improvements being amortized over the lesser of their useful lives or their lease term, including option periods, furniture, fixtures, equipment, and computer software being depreciated over three to eight years, and pre-opening costs being depreciated over one year.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  Property and equipment additions include acquisitions of property and equipment, costs incurred in the development and construction of new stores, major improvements to existing stores, and costs incurred in the development and purchase of computer software. Pre-opening costs consist primarily of salaries and other direct expenses relating to the set-up, initial stocking, training, and general store management activities incurred prior to the opening of new stores.

  Expenditures for maintenance and repairs are charged to expense as incurred. Development costs for franchised stores are expensed when the store opens.

 Long-Lived Assets

  The Company and ENBC evaluate whether events and circumstances have occurred that indicate revision to the remaining useful life or the remaining balances of long-lived assets may be appropriate. Such events and circumstances include, but are not limited to, change in business strategy or change in current and long-term projected operating performance. When factors indicate that the carrying amount of an asset may not be recoverable, the Company estimates the future cash flows expected to result from the use of such asset and its eventual disposition. If the sum of the expected future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, the Company will recognize an impairment loss equal to the excess of the carrying amount over the fair value of the asset.

 Deferred Financing Costs

  Deferred financing costs are amortized over the period of the related financing, which ranges from two to 20 years.

 Revenue Recognition

  Revenue from Company stores and from ENBC company stores is recognized in the period during which related food and beverage products are sold. Royalties are recognized in the same period that related franchise store revenue is generated. Revenue derived from initial franchise fees and area development fees is recognized when the franchised store opens. Interest, real estate services, and software maintenance fees are recognized as earned. Lease income is recognized over the life of the lease on a straight-line basis. Software license income is recognized as the software is placed in service. The components of royalties and franchise related fees are as follows (in thousands of dollars):

                                                           FISCAL YEARS ENDED
                                                        ------------------------
                                                         DEC.    DEC.
                                                          25,     31,   DEC. 29,
                                                         1994    1995     1996
                                                        ------- ------- --------
   Royalties........................................... $17,421 $34,841 $ 55,821
   Initial franchise and area development fees.........  13,057  13,712   18,715
   Lease and real estate services income...............   5,361  17,939   27,537
   Software license and maintenance fees...............   6,480   7,723   13,104
   Other...............................................   1,284     447      333
                                                        ------- ------- --------
       Total royalties and franchise related fees...... $43,603 $74,662 $115,510
                                                        ======= ======= ========

 Per Share Data

  Earnings per share are computed based upon the weighted average number of common stock and common equivalent shares outstanding during the period.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

 Issuances of Subsidiaries' Stock

  Changes in the Company's proportionate interest in the net assets of its subsidiaries that result from issuances of the subsidiaries' stock are recognized in earnings as gains or losses in the period during which such issuances occur.

 Advertising Costs

  Advertising costs are expensed in the period incurred.

 Employee Stock Options

  The Company and ENBC account for their employee stock options in accordance with the intrinsic value method prescribed by Accounting Principles Board No.
25. Required pro forma disclosures of compensation expense determined under the fair value method of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"), are presented in
Note 11.

 Employee Benefit Plan

  The Company and ENBC each have a 401(k) plan to which neither the Company nor ENBC makes a contribution.

 Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Reclassifications

  Certain reclassifications have been made to the 1995 and 1994 amounts to conform with the 1996 presentation.

3. ACQUISITIONS

  In April 1996, the Company delivered 450,640 shares of common stock with a market value of approximately $15.0 million and a $6.8 million promissory note to acquire the equity interests of certain investors in Mid-Atlantic Restaurant Systems L.P. ("Mid-Atlantic"), its Boston Market area developer for the Philadelphia area. As part of this transaction, the Company assumed $38.5 million in liabilities owed to third parties. The transaction resulted in the Company acquiring a 93% equity interest in Mid-Atlantic. Subsequent to the Company acquiring its interest in Mid-Atlantic, Mid-Atlantic acquired 100% of the equity interest in New Jersey Rose, L.L.C., the Boston Market area developer for the southern New Jersey area ("New Jersey Rose") for a purchase price of $13.4 million, including the assumption of $1.1 million in liabilities owed to third parties. Also, in June 1996, the Company converted its $120.0 million loan to ENBC into shares of common stock of ENBC and subsequently invested an additional $45.9 million in ENBC common stock, resulting in an ownership interest of approximately 53% of the outstanding shares of common stock of ENBC as of March 7, 1997. These transactions have been accounted for as purchases, and, accordingly, the purchase prices were allocated to identified assets and liabilities based upon their fair values at the date of the transactions, resulting in goodwill of $110.1 million on the ENBC transactions and $81.4 million on the Mid-Atlantic transactions, both of which are being amortized over a 35-year life. The operating results of each acquisition are included in consolidated net income from the date of acquisition.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The following represents the unaudited pro forma results of operations as if the purchase transactions described above had occurred at the beginning of the periods presented (in thousands of dollars, except per share data):

                                                               1995      1996
                                                             --------  --------
      Revenue............................................... $257,248  $326,758
      Net income (loss)..................................... $(11,025) $ 53,733
      Net income (loss) per share........................... $  (0.23) $   0.80

  This pro forma information does not purport to be indicative of the results of operations that actually would have been reported if the transactions had occurred at the beginning of the periods presented. The pro forma information is not intended to be a projection of future results or trends.

4. SUPPLEMENTAL CONSOLIDATED FINANCIAL STATEMENT DATA

  Accounts receivable are net of an allowance for doubtful accounts of $486,000 at December 31, 1995 and $424,000 at December 29, 1996.

                                                  DEC. 31, 1995 DEC. 29, 1996
                                                  ------------- -------------
      Property and equipment consist of (in
       thousands of dollars):
        Land.....................................   $106,244      $104,914
        Buildings and improvements...............     92,935       148,642
        Furniture, fixtures, equipment, and
         computer
         software................................     64,338        98,817
        Development in progress..................      5,170         5,184
        Pre-opening costs........................        163           248
                                                    --------      --------
                                                     268,850       357,805
        Less: Accumulated depreciation and
         amortization............................    (10,300)      (23,057)
                                                    --------      --------
          Total property and equipment, net......   $258,550      $334,748
                                                    ========      ========

  Included in land and buildings and improvements are $171.0 million (net of accumulated depreciation and amortization of $3.7 million) and $183.1 million (net of accumulated depreciation and amortization of $6.1 million) of assets leased to others at December 31, 1995 and December 29, 1996, respectively.

  Accumulated amortization at December 29, 1996 on goodwill was $4.3 million.

                                                  DEC. 31, 1995 DEC. 29, 1996
                                                  ------------- -------------
      Accrued expenses consist of (in thousands
       of dollars):
        Accrued payroll and fringe benefits......    $1,556        $ 4,090
        Accrued interest.........................     2,538          2,888
        Accrued F.A.S.T. Track conversion costs..       --          14,778
        Accrued real estate disposition costs....       --           5,866
        Accrued other............................     5,001          8,925
                                                     ------        -------
          Total accrued expenses.................    $9,095        $36,547
                                                     ======        =======

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                                     FISCAL YEARS ENDED
                                                  ---------------------------
                                                   DEC.
                                                    25,    DEC. 31,  DEC. 29,
                                                   1994      1995      1996
                                                  -------  --------  --------
Interest expense, net consists of (in thousands
 of
 dollars):
  Interest income................................ $ 1,592  $  2,173  $  6,427
  Interest expense...............................  (5,827)  (15,352)  (20,873)
                                                  -------  --------  --------
    Interest expense, net........................ $(4,235) $(13,179) $(14,446)
                                                  =======  ========  ========

5. FAIR VALUE OF FINANCIAL INSTRUMENTS

  The following methods and assumptions were used to estimate the fair value of each class of financial instrument:

 Cash and Cash Equivalents

  The carrying value approximates fair value due to the length of maturity of the investments.

 Notes Receivable

  The estimated fair value of notes receivable, including the conversion option (See Note 10), is based on the discounted value of the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings.

 Debt

  The fair value of debt instruments is based on prices as quoted on the Nasdaq SmallCap Market as reported by the Wall Street Journal (Western Edition).

  The estimated fair values of the Company's financial instruments are as follows (in thousands of dollars):

                                            DECEMBER 31, 1995 DECEMBER 29, 1996
                                            ----------------- -----------------
                                            CARRYING   FAIR   CARRYING   FAIR
                                             AMOUNT   VALUE    AMOUNT   VALUE
                                            -------- -------- -------- --------
   Cash and Cash Equivalents............... $310,436 $310,436 $100,800 $100,800
   Notes Receivable........................  456,034  456,034  800,519  800,519
   Convertible Subordinated Debt...........  129,872  154,872  129,841  163,600
   Liquid Yield Option Notes...............  177,306  228,148  182,613  232,334

6. DEBT

  The Company and ENBC each have a revolving bank credit facility. The Company's facility provides for borrowings of up to $110.0 million through December 1, 1999, and ENBC's facility provides for borrowings up to $45.0 million through April 30, 1998. Borrowings under the Company's facility are subject to a borrowing formula and may be either floating rate loans with interest at the agent's base rate plus an applicable margin or eurodollar rate loans with interest at the eurodollar rate plus an applicable margin. Borrowings under ENBC's facility may be either floating rate loans with interest at the agent's base rate plus an applicable margin or eurodollar rate loans with interest at the eurodollar rate plus an applicable margin. In addition, a commitment fee applicable to each facility (.25% for the Company's facility and .5% for ENBC's facility) of the average daily unused portion of the loan is required. The credit facility agreements contain covenants that, among other things, restrict other borrowings, prohibit cash dividends, require specified store-level sales, and require maintenance of specified cash flow ratios. As of December 29, 1996, no amount was outstanding under either facility. The Company's facility and its 1996 master lease facility (See Note
9) are collateralized by assets with a net book value of $795.4 million and ENBC's facility is collateralized by substantially all of its assets.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  In February 1994, the Company issued $130.0 million of 4 1/2% convertible subordinated debentures due February 1, 2004. Interest is payable semiannually on February 1 and August 1 of each year. The debentures are convertible at any time prior to maturity into shares of the Company's common stock at a conversion rate of $27.969 per share, subject to adjustment under certain conditions. The debentures may be redeemed at the option of the Company initially at 103.15% of their principal amount and at declining prices thereafter, plus accrued interest. In 1995 and 1996, $128,000 and $31,000 of convertible subordinated debentures were converted into 4,576 shares and 1,107 shares of common stock, respectively.

  In June 1995, the Company completed the sale of $828.0 million aggregate principal amount at maturity of Liquid Yield Option Notes due June 1, 2015 ("LYONs") for which the Company received gross proceeds of approximately $172.5 million. The LYONs are zero-coupon subordinated notes that were sold at an issue price of $208.29 per $1,000 principal amount due at maturity, representing an 8% yield. Each LYON is convertible at the option of the holder at any time on or prior to maturity into 8.532 shares of common stock of the Company. In the event the holder exercises the option to convert, the holder will not receive any payment for the accrued original issue discount. The Company will purchase the LYONs at the option of the holder as of June 1, 2000, June 1, 2005, and June 1, 2010, for a purchase price per LYON of $308.32, $456.39, and $675.57, respectively. The Company may elect to pay the purchase price in cash or common stock or a combination thereof. Commencing on June 1, 2000, the LYONs are redeemable at the option of the Company for cash, at a price equal to the original issue price plus accrued original issue discount through the redemption date. In 1995 and 1996, $3.2 million and $8.2 million of LYONs were converted into 127,980 shares and 328,942 shares of common stock, respectively.

7. INCOME TAXES

  The primary components that comprise the deferred tax assets and liabilities at December 31, 1995 and December 29, 1996 are as follows (in thousands of dollars):

                                                    DEC. 31, 1995 DEC. 29, 1996
                                                    ------------- -------------
   Deferred tax assets:
   Accounts payable and accrued expenses...........   $    841      $  7,502
   Deferred franchise revenue......................      3,495         6,355
   Other noncurrent liabilities....................        181           730
   ENBC net operating loss carryforward............        --          6,648
   Write-off of intangible assets that are
    amortizable for tax............................        --          1,582
   Alternative minimum tax credit..................        827           --
   Other...........................................        651         1,411
                                                      --------      --------
     Total deferred tax assets.....................      5,995        24,228
   Deferred tax liabilities:
   Gain on issuances of subsidiary's stock.........        --        (14,883)
   Property and equipment..........................    (18,340)      (13,400)
   Goodwill........................................        --         (8,678)
   Other...........................................       (964)       (8,273)
                                                      --------      --------
     Total deferred tax liabilities................    (19,304)      (45,234)
                                                      --------      --------
                                                       (13,309)      (21,006)
   Valuation allowance.............................        --        (10,282)
                                                      --------      --------
     Net deferred tax liability....................   $(13,309)     $(31,288)
                                                      ========      ========

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  Income taxes consist of the following (in thousands of dollars):

                                                            FISCAL YEARS ENDED
                                                          ----------------------
                                                           DEC.   DEC.    DEC.
                                                           25,     31,     29,
                                                           1994   1995    1996
                                                          ------ ------- -------
Current:
  Federal................................................ $  --  $ 7,784 $24,359
  State..................................................    --      897   4,572
                                                          ------ ------- -------
                                                             --    8,681  28,931
Deferred:
  Federal................................................  3,614  10,743  11,841
  State..................................................    663   1,390   2,218
                                                          ------ ------- -------
                                                           4,277  12,133  14,059
                                                          ------ ------- -------
                                                          $4,277 $20,814 $42,990
                                                          ====== ======= =======

  For the years ended December 25, 1994, December 31, 1995, and December 29, 1996, the Company recognized income tax benefits pertaining to the exercise of stock options of $3,102,000, $4,049,000, and $15,204,000, respectively, which are accounted for as a direct increase to additional paid-in capital and do not reduce reported income tax expense.

  The Company's conversion of its loan to ENBC resulted in the recognition of a deferred tax asset of $14.8 million, which amount has been offset by a valuation allowance due to the uncertainty in realizing the benefits of the deferred tax asset. During 1996, the Company recognized $2.5 million of the deferred tax asset as a reduction of the goodwill which resulted from the ENBC loan conversion. As of December 29, 1996, the Company had a deferred tax asset of $10.3 million associated with ENBC's temporary differences, which amount has been offset by a valuation allowance. The decrease in the valuation allowance from the date of conversion to December 29, 1996 results from realization of a portion of the deferred tax asset. ENBC files a separate tax return from the Company. As of December 29, 1996, ENBC has a net operating loss carryforward of $17.0 million that begins to expire in 2010.

  The difference between the Company's actual tax provision and the tax provision that would result from applying the statutory federal income tax rate to income before income taxes and minority interest is attributable to the following (in thousands of dollars):

                                                         FISCAL YEARS ENDED
                                                       ------------------------
                                                        DEC.     DEC.    DEC.
                                                         25,      31,     29,
                                                        1994     1995    1996
                                                       -------  ------- -------
   Income tax expense at statutory rate..............  $ 6,953  $19,031 $40,314
   State taxes, net of Federal benefit...............      818    1,740   4,492
   Tax attributes of minority interest in earnings of
    subsidiary.......................................      --       --   (2,042)
   Other.............................................       26       43     226
   Change in valuation allowance.....................   (3,520)     --      --
                                                       -------  ------- -------
   Provision for income taxes........................  $ 4,277  $20,814 $42,990
                                                       =======  ======= =======

8. NATIONAL AND LOCAL ADVERTISING FUNDS

  The Company administers a National Advertising Fund (the "Fund") to which all stores make contributions based on individual franchise agreements (2% of net revenue). Collected amounts are spent primarily on developing marketing and advertising materials for use systemwide. In addition, the Company maintains Local

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

Advertising Funds ("LAFs") that provide comprehensive advertising and sales promotion support (primarily television and radio media time) for stores in particular markets. Periodic contributions are made by all stores (a minimum of 4% of net revenue). The Company disburses funds and accounts for all transactions related to such Fund and LAFs. Such amounts are not segregated from the cash resources of the Company; however, consistent with Statement of Financial Accounting Standards No. 45 "Accounting for Franchise Fee Revenue", such amounts are accounted for separately and are not included in the financial statements of the Company because the Company acts only as an agent for its franchisees in placing orders for advertising and paying related invoices out of such accounts.

  The Fund had an accumulated deficit of $9.6 million at December 31, 1995 and $15.2 million at December 29, 1996, which were funded by advances from the Company, $9.6 million and $10.2 million of which were recorded in Due from Affiliates at December 31, 1995 and December 29, 1996, respectively, and $5.0 million of which was recorded in Notes Receivable at December 29, 1996. The amounts classified in Due from Affiliates are short term advances to the Fund to be repaid within the next fiscal year. The amount classified in Notes Receivable is due October 1998 and bears interest at the applicable reference rate of Bank of America Illinois as established from time to time (8.25% at December 29, 1996) and is payable each four-week period.

  ENBC, as agent for its franchisees, administers similar national and local advertising funds. ENBC accounts for these funds in a similar manner.

9. COMMITMENTS AND CONTINGENCIES

  Through December 29, 1996, BC Equity Funding, L.L.C. ("BCEF") had invested an aggregate of $58.3 million in certain Boston Market area developers in the form of 10% cumulative preferred equity, redeemable by the area developers at a premium initially equal to 10% of the initial issue price, to be increased by 2% each year up to a maximum of 20% of the initial issue price plus accrued dividends (the "Redemption Price"). In the event the Company's conversion and option rights under its secured loan agreement with any of these area developers expire unexercised (See Note 10) and the Company does not consent to an area developer's request to undertake a firm commitment underwritten public offering of the stock of such area developer, the Company has agreed to purchase the preferred equity of such area developer from BCEF at the Redemption Price.

  Through December 29, 1996, Bagel Store Development Funding, L.L.C. ("Bagel Funding") had invested an aggregate of $70.2 million in ENBC's area developers in the form of common equity. ENBC is obligated to purchase Bagel Funding's equity interest in an area developer at a formula price in the event that the area developer fails to fulfill its obligation to redeem such interests at such price in any one of the following circumstances: (i) ENBC converts its loan into or otherwise acquires a majority equity interest in the area developer; (ii) ENBC does not consent to the area developer's request to undertake a firm commitment underwritten public offering of stock of the area developer after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised; or (iii) ENBC does not consent to the area developer's request to terminate the area developer's area development and franchise agreements with ENBC after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised.

  The Company has entered into two master lease facilities (the "1995 Facility" and the "1996 Facility") for the purpose of leasing equipment and real estate for stores owned by the Company and its area developers. Financing available under the 1995 Facility is $95.6 million and financing available under the 1996 Facility is $190.0 million. Both the 1995 Facility and the 1996 Facility bear interest at LIBOR plus an applicable margin and have terms, including renewal options, of between three and five years and contain a purchase option. The 1996 Facility is cross-collateralized and cross-defaulted with the Company's revolving credit facility (See Note 6). The Company subleases a majority of the leased assets to its area developers. The subleases to area developers contain substantially the same terms as the master leases. The Company would be contingently liable for $192.6 million if it utilized the entire amount available under the facilities and elected not to purchase the leased assets or renew the leases. Such contingent obligation would be reduced by a portion of the proceeds received by the lessor on the sale of the leased assets and payments received from the sublessees.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The Company leases sites for stores and for its support center in Golden, Colorado. Lease terms are generally five years, with two or three five-year renewal options. Most of the leases contain escalation clauses and common area maintenance charges.

  The Company also purchases or leases real estate and equipment that it then leases, subleases, or assigns to an area developer or franchisee. The leases, subleases, and assignment terms to area developers and franchisees are negotiated at arm's length on commercially reasonable terms. The Company is contingently liable for all lease costs, including common area maintenance charges.

  The following is a schedule of future minimum rental payments that are required under operating leases that have initial or remaining noncancellable lease terms in excess of one year, sublease proceeds, guarantees and assignments, and rental receipts due under leases on property and equipment owned by the Company as of December 29, 1996 (in thousands of dollars):

                                                                     MINIMUM
                                              NET                RENTAL RECEIPTS
                          MINIMUM           MINIMUM  GUARANTEES  ON PROPERTY AND
                           RENTAL  SUBLEASE  RENTAL      AND     EQUIPMENT OWNED
                          PAYMENTS PROCEEDS PAYMENTS ASSIGNMENTS BY THE COMPANY
                          -------- -------- -------- ----------- ---------------
1997..................... $ 73,802 $ 74,095 $   --    $ 12,822      $ 18,675
1998.....................   57,114   57,178     --      12,048        18,359
1999.....................   24,003   23,153     850     11,089        18,475
2000.....................   22,032   20,942   1,090     10,591        19,003
2001.....................   18,373   17,924     449     16,640        19,465
Later Years..............   82,802   68,432  14,370     67,552        88,323
                          -------- -------- -------   --------      --------
                          $278,126 $261,724 $16,759   $130,742      $182,300
                          ======== ======== =======   ========      ========

  Rent expense, net of sublease income, under operating leases was $3,242,000, $4,495,000, and $4,637,000 for fiscal years 1994, 1995, and 1996, respectively.

  The Company has entered into an agreement with a poultry supplier relating to the production of two chicken processing facilities. The agreement expires in 2001, and contains two two-year and one one-year renewal options.

  ENBC has entered into a supply agreement relating to the purchase of certain minimum levels of cream cheese, which expires in October 2000, or earlier in certain circumstances. The agreement requires ENBC, its subsidiaries, area developers, and other authorized purchasers to purchase the lesser of 160,000 pounds of cream cheese per week or 60% of their requirements for cream cheese (excluding certain requirements that may be satisfied through other commitments and certain requirements of acquired companies). The price per pound is determined over the term of the contract based upon production costs.

  The Company has become subject to various lawsuits, claims, and other legal matters in the course of conducting its business, including its business as a franchisor. The Company believes that the outcome of such lawsuits, claims, and other legal matters will not have a material impact on the consolidated financial position or results of operations.

10. AREA DEVELOPER FINANCING

  The Company currently offers convertible secured debt financing to certain Boston Market area developers to partially finance store development and working capital needs. Only developers that are developing a significant portion of an area of dominant influence or metropolitan area of a major city and that meet all of the Company's requirements are eligible for such financing. Area developer financing generally requires the developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on its revolving loan facility provided by the Company, with advances permitted during a two-or three-year draw period (or additional draw period in the event of a loan amendment) in a predetermined maximum amount, generally equal to three to four times the amount of the area developer's contributed capital. Upon expiration of

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
the draw period, the loan converts to an amortizing term loan payable over four to five years in periodic installments, sometimes with a final balloon payment. The Company may extend the draw and repayment periods, subject to the area developer purchasing additional development rights, contributing additional capital, or in connection with other amendments to the loan agreement. Interest is set at the applicable reference rate of Bank of America Illinois as established from time to time (8.25% at December 29, 1996 and an average rate of 8.27% for 1996) plus 1%, and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer and generally by a pledge of the equity interests of the owners of the developer.

  ENBC offers secured debt financings to its area developers to partially finance store development and working capital needs on terms similar to those offered by the Company to Boston Market area developers.

  (A) LOAN CONVERSION OPTION

  The Company may convert all or any portion of the loan amount after a moratorium period (generally two years from execution or subsequent amendment of the loan) and generally after the area developer has completed not less than 80% of its area developer commitment or in the event of the defaults set forth below and generally up to the later of full repayment of the loan or a specified date in the agreement, into equity in the area developer at the conversion price set forth in the loan agreement, which is at a premium over the per unit price paid by investors in the area developer for their equity investments made concurrently with the execution of the loan agreement or subsequent amendments thereto. Default provisions contained in the area developer loans typically include default in payment of principal and interest, breach of a representation or warranty or of any covenant contained in the loan agreement or security instruments, bankruptcy or bankruptcy-related act of the borrower, resignation or termination of key management personnel, default under the area development agreement, termination of three or more franchise agreements, dissolution or liquidation, material adverse change in financial condition, default of other indebtedness, the master lease, sublease or any real estate lease, a judgment in excess of $100,000 (not satisfied, vacated or covered by insurance) and the invalidity or termination of any security instrument. The conversion price is negotiated at arms' length with each area developer and, at December 29, 1996, the average conversion premium was approximately 17% over the per unit price paid by the investors in the area developer for their equity investment made concurrently with the execution of the loan agreement or subsequent amendments thereto. The maximum loan amount is established to give the Company majority ownership of the developer upon conversion, provided the Company exercises its right to participate in any intervening financing by the developer. To the extent such loan is not fully drawn or has been drawn and repaid, the Company has a corresponding option to acquire, at the loan conversion price, the amount of additional equity it could have acquired by conversion of the loan, had the loan been fully drawn.

  ENBC's loan agreements with its area developers contain conversion and option features similar to the Company's loan agreements with its Boston Market area developers. The conversion price is negotiated at arms' length with each area developer and, at December 29, 1996, the average conversion premium was approximately 12% over the per unit price paid by the investors in the ENBC area developer for their equity investment made concurrently with the execution of the loan agreement or subsequent amendment thereto.

  In March 1997, the Company converted its loan to BC New York, L.L.C. ("BCNY") into a majority equity interest in BCNY. Additionally, the Company has agreed to acquire an additional 11% of the equity of BCNY from the current BCNY equity holders for approximately $15.0 million. After giving effect to the conversion, and assuming the Company purchases the additional 11% of the equity of BCNY, the Company will have an equity interest in BCNY of approximately 84%. The BCNY transaction added 118 Boston Market stores, operating in the metropolitan New York area, northern New Jersey, and Connecticut, to the Company store base. As of the date of conversion, total loan advances to BCNY were $80.0 million.

  There can be no assurance that the Company or ENBC will exercise future rights to convert their loans to any other area developers or acquire an equity interest in any other area developers to which they provide financing, or that such exercise or acquisition will result in a majority interest in such area developer.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  (B) COMMITMENTS TO EXTEND AREA DEVELOPER FINANCING

  The following tables summarize loan commitments, loan availability, outstanding loan balances (included in Notes Receivable on the Company's balance sheets) and contributed capital for Boston Market and ENBC area developers (in thousands of dollars, except number of area developers):

                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
   BOSTON MARKET:
   Number of area developers receiving financing......         17           15
   Loan commitments...................................  $ 614,094    $ 838,043
   Loan availability..................................   (202,676)    (190,778)
                                                        ---------    ---------
   Loans outstanding (included in Notes Receivable)...  $ 411,418    $ 647,265
                                                        =========    =========
   Contributed capital................................  $ 200,268    $ 286,413
                                                        =========    =========

                                                                    DECEMBER 29,
                                                                        1996
                                                                    ------------
   ENBC:
   Number of area developers receiving financing...................         11
   Loan commitments................................................  $ 283,200
   Loan availability...............................................   (142,446)
                                                                     ---------
   Loans outstanding (included in Notes Receivable)................  $ 140,754
                                                                     =========
   Contributed capital.............................................  $  75,765
                                                                     =========

  The following tables summarize area developer financing activity of Boston Market area developers during fiscal years 1995 and 1996 and of ENBC area developers from conversion (June 17, 1996) through December 29, 1996 (in thousands of dollars):

                                                         FISCAL YEARS ENDED
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
   BOSTON MARKET:
   Area developer loan balances, beginning of year...  $ 201,266    $  411,418
   Additional loan advances..........................    549,174     1,044,861
   Loan repayments...................................   (339,022)     (766,114)
   Loans converted into equity or eliminated in
   consolidation.....................................        --        (42,900)
                                                       ---------    ----------
   Area developer loan balances, end of year.........  $ 411,418    $  647,265
                                                       =========    ==========

                                                                   FISCAL YEAR
                                                                      ENDED
                                                                   DECEMBER 29,
                                                                       1996
                                                                   ------------
   ENBC:
   Area developer loan balances, at conversion (June 17, 1996) of
    the Company loan..............................................  $   41,224
   Loan advances..................................................     153,961
   Loan repayments................................................     (54,431)
                                                                    ----------
   Area developer loan balances, end of year......................  $  140,754
                                                                    ==========

  The majority of the loan advance and repayment activity reflects the revolving nature of the loans, that is, amounts are drawn and repaid on a regular basis to optimize cash management.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The principal maturities of the aforementioned receivables are as follows (in thousands of dollars):

      1997............................................................. $    --
      1998.............................................................   16,471
      1999.............................................................   61,006
      2000.............................................................   71,004
      2001.............................................................   78,802
      Thereafter.......................................................  560,736
                                                                        --------
                                                                        $788,019
                                                                        ========

  (C) CREDIT RISK AND ALLOWANCE FOR LOAN LOSSES

  Three Boston Market area developers accounted for approximately 14%, 13%, and 12% of the Boston Market area developers' notes receivable balance at December 29, 1996 and no other Boston Market area developer individually accounted for 10% or more of such notes receivable balance as of such date. Five ENBC area developers accounted for approximately 21%, 17%, 15%, 10%, and 10% of the ENBC area developers' notes receivable balance at December 29, 1996 and no other ENBC area developer individually accounted for 10% or more of such notes receivable balance as of such date.

  The allowance for Boston Market and ENBC financed area developers' loan losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of use of loan proceeds, adherence to store development schedules, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors that management deems relevant at the time. Based upon this review and analysis, no allowance for loan losses was required as of December 31, 1995 and December 29, 1996.

  The following table sets forth certain combined financial information as of the dates indicated provided to the Company by Boston Market financed area developers. During 1995, six financed area developers were formed, and their data have been included in the table for 1995 from the dates of their respective formation. During 1996, two financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation and two financed area developers combined with two other financed area developers with geographically contiguous territories. The table excludes Mid-Atlantic and New Jersey Rose for both years and BCNY for 1996, the loans to which have been converted into equity or eliminated in consolidation (in thousands, except number of financed area developers and store data):

                                                         DECEMBER 31, DECEMBER 29,
                                                             1995         1996
                                                         ------------ ------------
   BOSTON MARKET FINANCED AREA DEVELOPERS:
   Total number of financed area developers............          15           14
   Total number of financed area developer stores open.         627          841
   Balance sheet data:
     Total gross assets................................    $513,926    $ 640,534
     Total debt:
       To the Company..................................     372,071      555,105
       To third parties (including capital lease obli-
        gations).......................................      14,456       23,797
     Total other liabilities (including trade
      payables)........................................     105,129      105,635
     Total stockholder/partner/member deficit..........      (9,891)    (102,754)

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                                           FISCAL YEAR ENDED
                                                       -------------------------
                                                       DECEMBER 31, DECEMBER 29,
                                                           1995         1996
                                                       ------------ ------------
   Statement of operations data:
     Gross revenue....................................  $ 491,341    $ 865,082
     Income (loss) from continuing operations.........   (148,338)    (156,505)
   Statement of cash flows data:
     Cash flows from (used in) operating activities...  $ (76,926)   $(128,819)
     Cash flows from (used in) investing activities...   (193,100)     (82,307)
     Cash flows from (used in) financing activities...    269,746      212,366
                                                        ---------    ---------
       Net change in cash.............................  $    (280)   $   1,240
                                                        =========    =========

  The following table sets forth certain combined financial information as of the dates indicated provided to ENBC by its financed area developers (in thousands, except number of financial area developers and store data). During 1995, two financed area developers were formed, and their data have been included in the table for 1995 from the dates of their respective formation. During 1996, ten financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation, and one financed area developer combined with one other financed area developer with geographically contiguous territory.

                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
   ENBC FINANCED AREA DEVELOPERS:
   Total number of financed area developers..........         2            11
   Total number of financed area developer stores
    open.............................................        13           301
   Balance sheet data:
     Total gross assets..............................   $ 9,262     $ 221,156
     Total debt:
       To ENBC.......................................     3,538       140,754
       To third parties..............................       --            --
     Total other liabilities (including trade
      payables)......................................     3,011        37,033
     Total partner/member equity.....................     2,676        33,847
                                                          FISCAL YEAR ENDED
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
   Statement of operations data:
     Gross revenue...................................   $   768     $ 109,940
     Income (loss) from continuing operations........    (1,324)      (40,592)
   Statement of cash flows data:
     Cash flows from (used in) operating activities..   $ 1,616     $ (16,382)
     Cash flows from (used in) investing activities..    (8,064)     (187,955)
     Cash flows from (used in) financing activities..     7,038       205,756
                                                        -------     ---------
       Net change in cash............................   $   590     $   1,419
                                                        =======     =========

11. STOCKHOLDERS' EQUITY

  In August 1994, the Company completed the public sale of 6,900,000 shares of its common stock, receiving net proceeds of approximately $120.0 million.

  In November 1994, the Company sold to BC Midwest L.P. 1,542,852 shares of common stock, receiving net proceeds of approximately $4.5 million.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  In December 1995, the Company completed the public sale of 10,350,000 shares of its common stock, receiving net proceeds of approximately $342.0 million.

 Warrants

  The Company has issued warrants to purchase 819,600 shares of common stock to third parties exercisable at prices ranging from $25.00 to $37.75. The warrants expire at various dates through December 2001.

 Stock Option Plans

  The Company has employee stock option plans (the "Employee Plans") under which options to purchase up to 12,240,000 shares of common stock may be granted. Under the terms of the Employee Plans, the Company may annually grant options to certain employees and officers of, and consultants to, the Company. The option price is equal to the fair market value of the stock on the date of the grant and each option has a term of ten years. The options generally vest at a rate of 10% at the end of the first year, an additional 20% at the end of the second year, an additional 30% at the end of the third year, with the balance vesting at the end of the fourth year from the date of the grant.

  The Company also maintains a stock option plan for non-employee directors (the "Directors Plan") under which options to purchase up to 360,000 shares of common stock may be granted. Under the terms of the Directors Plan, the Company automatically grants to each director who is not an officer or employee of the Company, options to purchase shares having a fair market value of $200,000 at the date of grant, each time they are elected or reelected as a director of the Company. The option price is equal to the fair market value of the stock on the date of grant and each option generally has a term of ten years. The options are exercisable at the end of one year of service from the date of grant.

  ENBC has an employee stock option plan under which options to purchase up to 5,500,000 shares of common stock of ENBC may be granted. ENBC also has a stock option plan for non-employee directors under which options to purchase up to 100,000 shares of common stock of ENBC may be granted. The terms of these plans are similar to the Company's plans, however, option grants to each director who is not an officer or employee of the Company are limited to a market value of $50,000 at the date of grant.

  The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company's stock option plans. Had employee compensation expense for the Company's plans been determined based on the fair value at the grant date for awards in 1995 and 1996 consistent with the provisions of SFAS No. 123, the Company's net income and net income per common and equivalent share would have been reduced to the pro forma amounts indicated below (in thousands, except per share data):

                                                                  1995    1996
                                                                 ------- -------
      Net income--as reported................................... $33,559 $66,958
      Net income--pro forma..................................... $33,015 $62,638
      Net income per common and equivalent share--as reported... $  0.66 $  1.01
      Net income per common and equivalent share--pro forma..... $  0.65 $  0.95

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The fair value of each option grant is estimated using the Black-Scholes option-pricing model with the following weighted-average assumptions:

                                                                1995     1996
                                                               -------  -------
      Expected volatility.....................................    38.0%    37.1%
      Risk-free interest rate.................................     6.8%     6.3%
      Expected lives.......................................... 5 years  5 years
      Dividend yield..........................................       0        0

  Activity under the option plans is as follows:

                                                             WEIGHTED AVERAGE
                           NUMBER OF COMPANY OPTIONS       SHARE EXERCISE PRICE
                         --------------------------------  --------------------
                           1994       1995        1996      1994   1995   1996
                         ---------  ---------  ----------  ------ ------ ------
Company plans:
  Options outstanding at
   beginning of fiscal
   year................. 6,698,024  8,140,421   8,668,265  $ 2.59 $ 5.81 $ 8.36
  Options Granted....... 2,362,133  1,141,955   1,647,550   14.70  24.37  26.31
  Options Exercised.....  (384,905)  (539,899) (1,343,647)   1.85   2.68   3.94
  Options Forfeited.....  (534,831)   (74,212)   (267,787)   4.19  21.07  15.13
                         ---------  ---------  ----------  ------ ------ ------
Options outstanding at
 end of fiscal year..... 8,140,421  8,668,265   8,704,381  $ 5.81 $ 8.36 $12.33
                         =========  =========  ==========  ====== ====== ======
Options exercisable at
 end of fiscal year..... 1,302,984  2,693,143   4,152,163
                         =========  =========  ==========

  Information on options outstanding and options exercisable as of December 29, 1996, is as follows:

                                                              COMPANY OPTIONS
                               COMPANY OPTIONS OUTSTANDING      EXERCISABLE
                              ------------------------------ ------------------
                                         WEIGHTED                      WEIGHTED
                                          AVERAGE                      AVERAGE
                                         REMAINING  WEIGHTED           EXERCISE
                                        CONTRACTUAL AVERAGE             PRICE
                              NUMBER OF    LIFE     EXERCISE NUMBER OF   PER
RANGE OF EXERCISE PRICES       OPTIONS    (YEARS)    PRICE    OPTIONS   SHARE
------------------------      --------- ----------- -------- --------- --------
$ 1.00-$ 3.00................ 2,752,263    5.27      $ 1.56  2,707,263  $ 1.55
$ 3.00-$ 6.00................ 1,721,579    6.29        4.02    860,402    4.11
$12.00-$15.00................   940,955    7.92       14.88    256,131   14.88
$15.01-$18.00................   871,962    7.55       17.43    199,973   17.37
$18.01-$21.00................   178,940    7.66       19.59     47,695   19.54
$21.01-$24.00................    53,662    8.58       23.32     13,486   22.67
$24.01-$27.00................   971,085    9.50       25.36      4,529   24.97
$27.01-$30.00................   313,109    9.05       27.96        237   29.69
$30.01-$33.00................   711,133    9.02       31.24     60,497   31.00
$33.01-$36.00................   186,042    9.28       34.66      1,950   34.78
$36.01-$39.00................     3,651    9.30       36.36        --      --
                              ---------    ----      ------  ---------  ------
                              8,704,381    7.06      $12.33  4,152,163  $ 4.41
                              =========    ====      ======  =========  ======

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                                                    WEIGHTED
                                                       NUMBER OF  AVERAGE SHARE
                                                         ENBC       EXERCISE
                                                        OPTIONS       PRICE
                                                       ---------  -------------
ENBC plans:
  Outstanding as of the date of conversion (June 17,
   1996).............................................. 3,410,734     $ 6.50
    Granted...........................................   239,714      12.57
    Exercised.........................................   (47,440)      5.89
    Canceled..........................................  (124,933)      7.98
                                                       ---------     ------
  Outstanding as of December 29, 1996................. 3,478,075     $ 6.87
                                                       =========     ======
Exercisable as of December 29, 1996...................   275,824     $ 5.93
                                                       =========     ======

  Information on options outstanding and exercisable as of December 29, 1996, is as follows:

                                                                 ENBC OPTIONS
                                   ENBC OPTIONS OUTSTANDING      EXERCISABLE
                                ------------------------------ ----------------
                                           WEIGHTED                    WEIGHTED
                                            AVERAGE                    AVERAGE
                                           REMAINING  WEIGHTED         EXERCISE
                                          CONTRACTUAL AVERAGE  NUMBER   PRICE
                                NUMBER OF    LIFE     EXERCISE   OF      PER
RANGE OF EXERCISE PRICES         OPTIONS    (YEARS)    PRICE   OPTIONS  SHARE
------------------------        --------- ----------- -------- ------- --------
$ 5.88......................... 1,616,739    8.46      $ 5.88  257,700  $5.88
$ 6.00-$ 9.00.................. 1,433,755    9.04        6.58   18,124   6.54
$ 9.01-$12.00..................   417,411    9.41       11.36      --     --
$12.01-$15.00..................     8,109    9.58       15.00      --     --
$27.01-$30.00..................       685    9.70       29.13      --     --
$30.01-$33.00..................     1,376    9.76       32.63      --     --
                                ---------    ----      ------  -------  -----
                                3,478,075    8.81      $ 6.87  275,824  $5.93
                                =========    ====      ======  =======  =====

  As of December 29, 1996, the Company had 22,328,419 shares of common stock reserved for issuance upon exercise of stock options and warrants and conversion of convertible subordinated debentures and LYONs.

12. RELATED-PARTY TRANSACTIONS

  The Company and ENBC have entered into secured loan, area development and franchise agreements with certain area developers in which certain directors and certain current and former officers of the Company, ENBC and members of their families have a direct or indirect equity interest. In addition, certain officers and directors of the Company, and members of their immediate families, have a direct or indirect equity interest in ENBC. The Company has also entered into loan agreements with ENBC. These entities have paid approximately $11.3 million, $20.0 million, and $41.0 million in national and local advertising contributions in 1994, 1995, and 1996. The Company and ENBC (since conversion on June 17, 1996) have also sold to certain of these entities, stores, inventory, equipment, and other miscellaneous assets, including reimbursement of the Company's and ENBC's general and administrative costs and expenses, common stock, and warrants to purchase common stock for which they received approximately $47.1 million, $14.6 million, and $30.5 million in 1994, 1995, and 1996, respectively. The Company believes that the terms of these agreements are as favorable to the Company as those with other area developers of the Company.

  The Company has paid to one of these area developers $146,000 in 1994 and $100,000 in 1995 for various services.

  Pursuant to Statement of Financial Accounting Standards No. 57, all Company and ENBC financed area developers may be deemed to be related parties as a result of the lending and franchise relationships with their

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONCLUDED)

area developers. Total royalties and franchise related fees earned from all financed area developers were $27.9 million, $59.9 million, and $110.9 million in 1994, 1995, and 1996, respectively. Total interest income earned from all financed area developers was $11.6 million, $32.0 million, and $57.1 million, in 1994, 1995, and 1996, respectively. Total notes receivable from all financed area developers were $411.4 million and $788.0 million at December 31, 1995 and December 29, 1996, respectively.

  Certain officers and directors of the Company have an equity interest in ENBC. For the Company's 1995 fiscal year, ENBC paid to the Company approximately $1.2 million for the purchase of furniture, equipment, and other miscellaneous assets. In addition, ENBC paid to the Company approximately $3.0 million and $7.6 million in software license, software maintenance, real estate, financial advisory, accounting fees, and interest on its loan with the Company during fiscal 1995 and 1996 (prior to conversion on June 17, 1996), respectively.

  Certain officers and directors of the Company are officers and minority investors in BCEF, having invested $7.3 million of an aggregate of $60.0 million at December 29, 1996. The Company has been engaged by BCEF to be its manager for which it received fees of $375,000 in 1995 and $125,000 in 1996. Neither the Company nor ENBC has an equity interest in BCEF.

  Certain officers and directors of the Company are investors in Bagel Funding, having invested $15.2 million of an aggregate of $75.0 million at December 29, 1996. ENBC is the manager of Bagel Funding. Bagel Funding paid $250,000 to ENBC (since conversion on June 17, 1996) in its capacity as manager during 1996. Neither the Company nor ENBC has an equity interest in Bagel Funding.

  Certain officers and directors of the Company have an equity interest in Market Partners, L.L.C. ("Market Partners"), having invested $9.0 million of an aggregate of $38.3 million at December 29, 1996. As of such date, Market Partners had invested $35.6 million in certain area developers of the Company. Neither the Company nor ENBC has an equity interest in Market Partners.

  A director/officer and a former director/officer of the Company control BC Midwest Trust, successor to the interests previously held by BC Midwest L.P.

  During 1994, 1995, and 1996, the Company paid approximately $528,000, $662,000, and $282,000, respectively, to Bowana Aviation, Inc. ("Bowana") for the use of aircraft. The Company's chief executive officer and a relative owned Bowana. The Company believes that the amounts charged are at rates at least comparable to those charged by third parties.

13. ENBC EQUITY OFFERINGS

  During 1996, from the date of the conversion of the Company's loan to ENBC, ENBC issued approximately 8.9 million shares of its common stock to third parties pursuant to an initial and a subsequent public offering, a concurrent non-underwritten public offering, and through the exercise of stock options and warrants at prices ranging from $5.88 per share to $28.58 per share. Prior to these transactions, the Company held approximately a 70% interest in ENBC, and subsequent to these transactions at December 29, 1996, the Company held approximately a 54% interest in ENBC. These transactions generated a pretax gain of approximately $38.2 million as a result of ENBC issuing shares of common stock at prices per share greater than the Company's carrying value. Deferred income taxes have been provided on the gain.

14. RELOCATION

 In September 1994, the Company consolidated its four Chicago-based support center facilities into a single facility and relocated to Golden, Colorado. The cost of the relocation, including moving personnel and facilities, severance payments, and the write-off of vacated leasehold improvements, was $5.1 million.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                          DECEMBER  APRIL 20,
                                                          29, 1996     1997
                                                         ---------- ----------
                         ASSETS
                         ------                                     (UNAUDITED)
Current Assets:
  Cash and cash equivalents............................. $  100,800 $    2,443
  Accounts receivable, net..............................     22,438     18,388
  Due from affiliates...................................     10,246      9,218
  Inventories...........................................      2,585      4,661
  Prepaid expenses and other current assets.............      1,465      2,106
  Deferred income taxes.................................      8,928     10,248
                                                         ---------- ----------
    Total current assets................................    146,462     47,064
Property and Equipment, net.............................    334,748    398,130
Notes Receivable........................................    800,519    852,834
Deferred Financing Costs, net...........................     13,361     12,431
Goodwill, net...........................................    190,439    259,585
Other Assets, net.......................................     58,087     65,873
                                                         ---------- ----------
    Total assets........................................ $1,543,616 $1,635,917
                                                         ========== ==========
          LIABILITIES AND STOCKHOLDERS' EQUITY
          ------------------------------------
Current Liabilities:
  Accounts payable...................................... $   40,430 $   13,776
  Accrued expenses......................................     36,547     25,646
  Deferred franchise revenue............................     10,656     11,226
                                                         ---------- ----------
    Total current liabilities...........................     87,633     50,648
Deferred Franchise Revenue..............................      7,740      6,761
Senior Secured Revolvers................................        --      65,300
Convertible Subordinated Debt...........................    129,841    129,520
Liquid Yield Option Notes...............................    182,613    187,051
Deferred Income Taxes...................................     40,216     43,053
Other Noncurrent Liabilities............................      6,292      9,384
Minority Interests......................................    153,441    175,211
Commitments and Contingencies
Stockholders' Equity:
  Preferred Stock--$.01 par value; authorized 20,000,000
   shares; no shares issued and outstanding.............        --         --
  Common Stock--$.01 par value; authorized 480,000,000
   shares; issued and outstanding: 64,245,868 in 1996
   and 65,020,051 in 1997...............................        642        650
  Additional paid-in capital............................    827,611    839,304
  Retained earnings.....................................    107,587    129,035
                                                         ---------- ----------
                                                            935,840    968,989
                                                         ---------- ----------
    Total liabilities and stockholders' equity.......... $1,543,616 $1,635,917
                                                         ========== ==========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                         CONSOLIDATED INCOME STATEMENTS

                     (IN THOUSANDS, EXCEPT PER SHARE DATA)
                                  (UNAUDITED)

                                                                QUARTER ENDED
                                                               ----------------
                                                                APRIL    APRIL
                                                                 21,      20,
                                                                1996     1997
                                                               -------  -------
Revenue:
  Company stores.............................................. $ 1,314  $50,092
  Royalties and franchise related fees........................  28,046   41,432
  Interest income.............................................  17,987   25,240
                                                               -------  -------
    Total revenue.............................................  47,347  116,764
Costs and Expenses:
  Cost of products sold.......................................     480   18,744
  Salaries and benefits.......................................   7,509   21,911
  General and administrative..................................  10,811   30,088
                                                               -------  -------
    Total costs and expenses..................................  18,800   70,743
                                                               -------  -------
Income from Operations........................................  28,547   46,021
Other Expense:
  Interest expense, net.......................................  (2,900)  (7,229)
  Gain on issuance of subsidiary's stock......................     --       701
  Other income (expense), net.................................     109      (26)
                                                               -------  -------
    Total other expense.......................................  (2,791)  (6,554)
                                                               -------  -------
Income Before Income Taxes and Minority Interest..............  25,756   39,467
Income Taxes..................................................  10,107   15,433
Minority Interest in (Earnings) of Subsidiaries...............     --    (2,586)
                                                               -------  -------
Net Income.................................................... $15,649  $21,448
                                                               =======  =======
Net Income Per Common and
 Equivalent Share............................................. $  0.24  $  0.32
                                                               =======  =======
Weighted Average Number of Common
 and Equivalent Shares Outstanding............................  64,317   67,966
                                                               =======  =======



The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                             QUARTER ENDED
                                                           ------------------
                                                            APRIL     APRIL
                                                           21, 1996  20, 1997
                                                           --------  --------
Cash Flows from Operating Activities:
Net income................................................ $ 15,649  $ 21,448
Adjustments to reconcile net income to net cash provided
 by (used in) operating activities:
  Depreciation and amortization...........................    4,214    10,868
  Interest on liquid yield option notes...................    4,193     4,464
  Deferred income taxes...................................    1,535     1,517
  Gain on sale of subsidiary's stock......................      --       (701)
  Minority interest.......................................      --      2,586
  Gain on disposal of assets..............................     (157)      --
  Changes in assets and liabilities, excluding effects
   from acquisition:
    Accounts receivable and due from affiliates...........     (684)    5,830
    Accounts payable and accrued expenses.................    2,383   (56,699)
    Deferred franchise revenue............................    2,152      (409)
    Other assets and liabilities..........................   (1,368)   (4,808)
                                                           --------  --------
      Net cash provided by (used in) operating activities.   27,917   (15,904)
                                                           --------  --------
Cash Flows from Investing Activities:
  Purchase of property and equipment......................  (27,060)  (28,524)
  Proceeds from the sale of assets........................   16,683     4,659
  Acquisition of other assets.............................   (5,834)   (4,314)
  Issuance of notes receivable............................ (508,163) (425,290)
  Repayments of notes receivable..........................  254,196   295,631
                                                           --------  --------
      Net cash used in investing activities............... (270,178) (157,838)
                                                           --------  --------
Cash Flows from Financing Activities:
  Proceeds from issuance of common stock..................   87,356     2,285
  Proceeds from issuance of subsidiary's common stock.....      --      8,206
  Increase in deferred financing costs....................      (48)     (406)
  Proceeds from revolving credit facilities...............      --    219,500
  Repayments of revolving credit facilities...............      --   (154,200)
                                                           --------  --------
      Net cash provided by financing activities...........   87,308    75,385
                                                           --------  --------
Net Decrease in Cash and Cash Equivalents................. (154,953)  (98,357)
Cash and Cash Equivalents, beginning of period............  310,436   100,800
                                                           --------  --------
Cash and Cash Equivalents, end of period.................. $155,483  $  2,443
                                                           ========  ========

The accompanying notes to the consolidated financial statements are an integral part of these statements.

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

  The consolidated financial statements have been prepared by Boston Chicken, Inc. (the "Company") and are unaudited except for the consolidated balance sheet at December 29, 1996 and notes related thereto. The financial statements and notes thereto have been prepared in accordance with the instructions for Form 10-Q and, therefore, do not necessarily include all information and footnotes required by generally accepted accounting principles. In the opinion of the Company, all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the Company's consolidated financial position, results of operations and cash flows as of April 20, 1997 and for all periods presented have been made. The statements are subject to year-end audit adjustment. A description of the Company's accounting policies and other financial information is included in the audited consolidated financial statements as filed with the Securities and Exchange Commission in the Company's Form 10-K/A for the year ended December 29, 1996. The consolidated results of operations for the quarter ended April 20, 1997 are not necessarily indicative of the results expected for the full year.

2. AREA DEVELOPER FINANCING

  The Company currently offers convertible secured debt financing to certain Boston Market area developers to partially finance store development and working capital needs. Only developers that are developing a significant portion of an area of dominant influence or metropolitan area of a major city and that meet all of the Company's requirements are eligible for such financing. Area developer financing generally requires the developer to expend at least 75% of its contributed capital toward developing stores prior to drawing on its revolving loan facility provided by the Company, with advances permitted during a two- or three-year draw period (or additional draw period in the event of a loan amendment) in a predetermined maximum amount, generally equal to three to four times the amount of the area developer's contributed capital. Upon expiration of the draw period, the loan converts to an amortizing term loan payable over four to five years in periodic installments, sometimes with a final balloon payment. The Company may extend the draw and repayment periods, subject to the area developer purchasing additional development rights, contributing additional capital, or in connection with other amendments to the loan agreement. Interest is set at the applicable reference rate of Bank of America Illinois as established from time to time (8.5% at April 20, 1997 and an average rate of 8.3% for the quarter ended April 20, 1997) plus 1%, and is payable each four-week period. The loan is secured by a pledge of substantially all of the assets of the area developer and generally by a pledge of the equity interests of the owners of the developer.

  Einstein/Noah Bagel Corp. ("ENBC") offers secured debt financings to its area developers to partially finance store development and working capital needs on terms similar to those offered by the Company to Boston Market area developers.

 (a) Loan Conversion Option

  The Company may convert all or any portion of the loan amount after a moratorium period (generally two years from execution or subsequent amendment of the loan) and generally after the area developer has completed not less than 80% of its area developer commitment or in the event of the defaults set forth below and generally up to the later of full repayment of the loan or a specified date in the agreement, into equity in the area developer at the conversion price set forth in the loan agreement negotiated at arm's length with each area developer, which is at a premium over the per unit price paid by the investors in the area developer for their equity investment made concurrently with the execution of the loan agreement or subsequent amendments thereto. Default provisions contained in the area developer loans typically include default in payment of principal and interest, breach of a representation or warranty or of any covenant contained in the loan agreement or security instruments, bankruptcy or bankruptcy-related act of the borrower, resignation or termination of key management personnel, default under the area development agreement, termination of three or more franchise agreements, dissolution or liquidation, material adverse change in financial condition, default of other indebtedness, the master lease, sublease or any real estate lease, a judgment in excess of $100,000 (not satisfied, vacated or covered by insurance) and the invalidity or termination of any security instrument. To the extent such loan is not fully

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
drawn or has been drawn and repaid, the Company has a corresponding option to acquire, at the loan conversion price, the amount of additional equity it could have acquired by conversion of the loan, had the loan been fully drawn. On average, upon conversion or exercise of the option, the Company would own approximately a 65% interest in each of its area developers.

  ENBC's loan agreements with its area developers contain conversion and option features similar to the Company's loan agreements with its Boston Market area developers. On average, upon conversion or exercise of the option, ENBC would own approximately an 80% interest in each of its area developers.

  In March 1997, the Company converted its loan to BC New York, L.L.C. ("BCNY") into a majority equity interest in BCNY. Additionally, the Company has agreed to acquire an additional 11% of the equity of BCNY from the current BCNY equity holders for approximately $15.0 million. After giving effect to the conversion, and assuming the Company purchases the additional 11% of the equity of BCNY, the Company will have an equity interest in BCNY of approximately 84%. The BCNY transaction added 118 Boston Market stores, operating in the metropolitan New York area, northern New Jersey, and Connecticut, to the Company store base. As of the date of conversion, total loan advances to BCNY were $80.0 million. As part of this transaction, the Company assumed $5.8 million in liabilities owed to third parties. The transaction has been accounted for as a purchase, and, accordingly, the purchase price was allocated to identified assets and liabilities based upon their fair values at the date of the transaction, resulting in goodwill of $72.6 million (based upon a preliminary allocation), which is being amortized over a 35-year life. The operating results of BCNY are included in consolidated net income from the date of acquisition.

  The following represents the unaudited pro forma results of operations as if the purchase transaction described above had occurred at the beginning of the Company's fiscal year (in thousands of dollars, except per share data):

             Revenue......................... $146,539
             Net income......................   18,294
             Net income per share............ $   0.27

  There can be no assurance that the Company or ENBC will exercise future rights to convert their loans to any other area developers or acquire an equity interest in any other area developers to which they provide financing, or that such exercise or acquisition will result in a majority interest in such area developer.

 (b) Commitments to Extend Area Developer Financing

  The following tables summarize loan commitments, loan availability, outstanding loan balances (included in Notes Receivable on the Company's balance sheets) and contributed capital for Boston Market and ENBC area developers (in thousands of dollars, except number of area developers):

                               DECEMBER 29, APRIL 20,
                                   1996       1997
                               ------------ ---------
      BOSTON MARKET:
      Number of area
       developers receiving
       financing..............         15          15
      Loan commitments........  $ 838,043   $ 755,620
      Loan availability.......   (190,778)   (132,946)
                                ---------   ---------
      Loans outstanding
       (included in Notes
       Receivable)............  $ 647,265   $ 622,674
                                =========   =========
      Contributed capital.....  $ 286,413   $ 290,694
                                =========   =========
      ENBC:
      Number of area
       developers receiving
       financing..............         11          12
      Loan commitments........  $ 283,200   $ 359,900
      Loan availability.......   (142,446)   (148,158)
                                ---------   ---------
      Loans outstanding
       (included in Notes
       Receivable)............  $ 140,754   $ 211,742
                                =========   =========
      Contributed capital.....  $  75,765   $  95,227
                                =========   =========

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

  The following tables summarize area developer financing activity of Boston Market and ENBC area developers (in thousands of dollars):

                                                         QUARTER ENDED
                                                      --------------------
                                                      APRIL 21,  APRIL 20,
                                                        1996       1997
                                                      ---------  ---------
      BOSTON MARKET:
      Area developer loan balances, beginning of
       quarter....................................... $ 411,418  $ 647,265
      Additional loan advances.......................   299,402    292,451
      Loan repayments................................  (160,656)  (237,042)
      Loans converted into equity or eliminated in
       consolidation.................................        --    (80,000)
                                                      ---------  ---------
      Area developer loan balances, end of quarter... $ 550,164  $ 622,674
                                                      =========  =========

                                                                       QUARTER
                                                                        ENDED
                                                                      APRIL 20,
                                                                        1997
                                                                      ---------
      ENBC:
      Area developer loan balances, beginning of quarter.........     $ 140,754
      Loan advances..............................................       124,298
      Loan repayments............................................       (53,310)
                                                                      ---------
      Area developer loan balances, end of quarter...............     $ 211,742
                                                                      =========

  The majority of the loan advance and repayment activity reflects the revolving nature of the loans, that is, amounts are drawn and repaid on a regular basis to optimize cash management.

 (c) Credit Risk and Allowance for Loan Losses

  Two Boston Market area developers accounted for approximately 15% and 13% of the Boston Market area developers' notes receivable balance at April 20, 1997 and no other Boston Market area developer individually accounted for 10% or more of such notes receivable balance as of such date. Three ENBC area developers accounted for approximately 16%, 15%, and 12% of the ENBC area developers' notes receivable balance at April 20, 1997 and no other ENBC area developer individually accounted for 10% or more of such notes receivable balance as of such date.

  The allowance for Boston Market and ENBC financed area developers' loan losses is maintained at a level that in management's judgment is adequate to provide for estimated possible loan losses. The amount of the allowance is based on management's review of use of loan proceeds, adherence to store development schedules, store performance trends, type and amount of collateral securing the loan, prevailing economic conditions, and other factors that management deems relevant at the time. Based upon this review and analysis, no allowance for loan losses was required as of December 29, 1996 and April 20, 1997.

  The following tables set forth certain combined audited financial information as of the dates indicated provided annually to the Company by Boston Market financed area developers. During 1995, six financed area developers were formed, and their data have been included in the table for 1995 from the dates of their respective formation. During 1996, two financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation and two financed area developers combined with two other financed area developers with geographically contiguous territories. The table excludes Mid-Atlantic and New Jersey Rose for both years and BCNY for 1996, the loans to which have been converted into equity or eliminated in consolidation (in thousands, except number of financed area developers and store data):

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                                        DECEMBER 31, DECEMBER 29,
                                                            1995         1996
                                                        ------------ ------------
      BOSTON MARKET FINANCED AREA DEVELOPERS:
      Total number of financed area developers.........         15           14
      Total number of financed area developer stores
       open............................................        627          841
      Balance sheet data:
        Total gross assets.............................   $513,926    $ 640,534
        Total debt:
          To the Company...............................    372,071      555,105
          To third parties (including capital lease
           obligations)................................     14,456       23,797
        Total other liabilities (including trade
         payables).....................................    105,129      105,635
        Total stockholder/partner/member deficit.......     (9,891)    (102,754)

                                                          FISCAL YEAR ENDED
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
      Statement of operations data:
        Gross revenue................................  $ 491,341    $ 865,082
        Income (loss) from continuing operations.....   (148,338)    (156,505)
      Statement of cash flows data:
        Cash flows from (used in) operating
         activities..................................  $ (76,926)   $(128,819)
        Cash flows from (used in) investing
         activities..................................   (193,100)     (82,307)
        Cash flows from (used in) financing
         activities..................................    269,746      212,366
                                                       ---------    ---------
          Net change in cash.........................  $    (280)   $   1,240
                                                       =========    =========

  The following tables set forth certain combined audited financial information as of the dates indicated provided annually to ENBC by its financed area developers. During 1995, two financed area developers were formed, and their data have been included in the table for 1995 from the dates of their respective formation. During 1996, ten financed area developers were formed, and their data have been included in the table for 1996 from the dates of their respective formation and one financed area developer combined with one other financed area developer with geographically contiguous territory.

                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
      ENBC FINANCED AREA DEVELOPERS:
      Total number of financed area developers.......         2            11
      Total number of financed area developer stores
       open..........................................        13           301
      Balance sheet data:
        Total gross assets...........................    $9,262      $221,156
        Total debt:
          To ENBC....................................     3,538       140,754
          To third parties...........................       --            --
        Total other liabilities (including trade
         payables)...................................     3,011        37,033
        Total partner/member equity..................     2,676        33,847

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES

                                                          FISCAL YEAR ENDED
                                                      -------------------------
                                                      DECEMBER 31, DECEMBER 29,
                                                          1995         1996
                                                      ------------ ------------
      Statement of operations data:
        Gross revenue................................   $   768     $ 109,940
        Income (loss) from continuing operations.....    (1,324)      (40,592)
      Statement of cash flows data:
        Cash flows from (used in) operating
         activities..................................   $ 1,616     $ (16,382)
        Cash flows from (used in) investing
         activities..................................    (8,064)     (187,955)
        Cash flows from (used in) financing
         activities..................................     7,038       205,756
                                                        -------     ---------
          Net change in cash.........................   $   590     $   1,419
                                                        =======     =========

3. PROGRESSIVE FOOD CONCEPTS, INC.

  The Company has provided a $17.0 million convertible loan to Progressive Food Concepts, Inc. ("PFCI") on terms substantially similar to those provided to Boston Market area developers (see note 2). As of April 20, 1997, $6.9 million was outstanding under the loan agreement. PFCI has entered into a series of agreements with Harry's Farmers Market, Inc. ("Harry's"), an operator of retail food stores in the Atlanta area. Scott Beck, the Company's Chairman of the Board, President and Chief Executive Officer, and Saad J. Nadhir, the former Co-Chairman of the Board and President of the Company, each own a 46.2% equity interest in PFCI, and Harry's owns a 7.6% interest in PFCI. Messrs. Beck and Nadhir have expressed their intention to transfer a significant portion of their shares of PFCI common stock to other persons, who may include area developers of the Company, as PFCI's business plan becomes more defined and is implemented.

4. ROYALTIES AND FRANCHISE RELATED FEES

  Royalties and franchise related fees are comprised of the following (in thousands of dollars):

                                                                QUARTER ENDED
                                                             -------------------
                                                             APRIL 21, APRIL 20,
                                                               1996      1997
                                                             --------- ---------
      Royalties.............................................  $14,776   $20,856
      Lease and real estate services income.................    7,968     9,244
      Initial franchise and area developer fees.............    2,692     6,865
      Software license and maintenance fees.................    2,610     4,467
                                                              -------   -------
                                                              $28,046   $41,432
                                                              =======   =======

5. COMMITMENTS

  Through April 20, 1997, BC Equity Funding, L.L.C. ("BCEF") had invested an aggregate of $58.3 million in certain Boston Market area developers in the form of 10% cumulative preferred equity, redeemable by the area developers at a premium initially equal to 10% of the initial issue price, to be increased by 2% each year up to a maximum of 20% of the initial issue price plus accrued dividends (the "Redemption Price"). In the event the Company's conversion and option rights under its secured loan agreement with any of these area developers expire unexercised and the Company does not consent to an area developer's request to undertake a firm commitment underwritten public offering of the stock of such area developer, the Company has agreed to purchase the preferred equity of such area developer from BCEF at the Redemption Price.

  Through April 20, 1997, Bagel Store Development Funding, L.L.C. ("Bagel Funding") had invested an aggregate of $89.5 million in ENBC's area developers in the form of common equity. ENBC is obligated to

                     BOSTON CHICKEN, INC. AND SUBSIDIARIES
purchase Bagel Funding's equity interest in an area developer at a formula price in the event that the area developer fails to fulfill its obligation to redeem such interests at such price in any one of the following circumstances:
(i) ENBC converts its loan into or otherwise acquires a majority equity interest in the area developer; (ii) ENBC does not consent to the area developer's request to undertake a firm commitment underwritten public offering of stock of the area developer after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised; or (iii) ENBC does not consent to the area developer's request to terminate the area developer's area development and franchise agreements with ENBC after ENBC's conversion and option rights under its loan agreement with the area developer have expired unexercised.

6. SUBSEQUENT EVENTS

  In April 1997, the Company issued in a public offering $287.5 million of 7 3/4% convertible subordinated debentures due May 1, 2004. Interest is payable semi-annually on May 1 and November 1 of each year beginning November 1, 1997. The debentures are convertible at any time prior to maturity into shares of the Company's common stock at a conversion rate of $26.70 per share, subject to adjustments under certain conditions. The debentures may be redeemed at the option of the Company beginning May 1, 2000 initially at 104.43% of their principal amount and at declining prices thereafter, plus accrued interest.

  In May 1997, ENBC issued in a private offering $125.0 million of 7 1/4% convertible subordinated debentures due June 1, 2004. Interest is payable semi-annually on June 1 and December 1 of each year beginning December 1, 1997. The debentures are convertible at any time prior to maturity into shares of ENBC's common stock at a conversion rate of $21.25 per share, subject to adjustments under certain conditions. The debentures may be redeemed at the option of ENBC beginning June 1, 2000 initially at 104.14% of their principal amount and at declining prices thereafter, plus accrued interest.

7. CONTINGENCIES

  The Company is subject to various lawsuits, claims, and other legal matters in the course of conducting its business, including its business as a franchisor. The Company believes that the outcome of such lawsuits, claims, and other legal matters will not have a material impact on the Company's consolidated financial position or results of operations.

8. EARNINGS PER SHARE

  In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". SFAS No. 128 requires disclosure of basic and diluted earnings per share. Basic earnings per share excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the reporting period. Diluted earnings per share reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock. SFAS No. 128 is effective for financial statements issued for periods ending after December 15, 1997. The pro forma earnings per share for the quarters ended April 21, 1996 and April 20, 1997, utilizing the requirements of SFAS No. 128 are as follows:

                                                                QUARTER ENDED
                                                             -------------------
                                                             APRIL 21, APRIL 20,
                                                               1996      1997
                                                             --------- ---------
      Basic earnings per share..............................   $0.26     $0.33
      Diluted earnings per share............................   $0.24     $0.31